    As filed with the Securities and Exchange Commission on November 18, 1998

                                                      Registration No. 333-66915
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                             COMMERCE BANCORP, INC.
             (Exact name of registrant as specified in its charter)



               New Jersey                                     6712                                       22-2433468
----------------------------------------     ---------------------------------------      ----------------------------------------
    (State or other jurisdiction of               (Primary Standard Industrial              (I.R.S. Employer Identification No.)
     incorporation or organization)                Classification Code Number)

                                 Commerce Atrium
                               1701 Route 70 East
                       Cherry Hill, New Jersey 08034-5400
                                 (609) 751-9000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                     Thomas J. Sukay, Senior Vice President
                                 Commerce Atrium
                               1701 Route 70 East
                       Cherry Hill, New Jersey 08034-5400
                                 (609) 751-9000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

  Lawrence R. Wiseman, Esquire                 Herbert H. Davis, III, Esquire
Blank Rome Comisky & McCauley LLP              Rothgerber Johnson & Lyons LLP
        One Logan Square                        Suite 3000, One Tabor Center
     Philadelphia, PA 19103                       1200 Seventeenth Street
         (215) 569-5500                         Denver, Colorado 80202-5839
                                                       (303) 623-9000
                              --------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                [PFC LETTERHEAD]

                               November [ ], 1998


Dear Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of Prestige Financial Corp. ("PFC"), to be held on December 29, 1998, at 5:30 p.m. (local time) at One Royal Road, Flemington, New Jersey 08822.

         In connection with the Meeting, holders of PFC Common Stock ("PFC Common Stock") are being asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization and a related Amended Agreement and Plan of Merger, each dated as of September 17, 1998 (collectively, the "Merger Agreement"), pursuant to which PFC will merge (the "Merger") with and into Commerce Bancorp, Inc. ("CBH"). CBH is a multi-bank holding company headquartered in Cherry Hill, New Jersey with $4.4 billion in total assets as of June 30, 1998.

         Upon consummation of the Merger, each outstanding share of PFC Common Stock ("PFC Common Stock") will be converted into a number of shares of CBH Common Stock ("CBH Common Stock") (the "Exchange Ratio"), with cash paid in lieu of fractional shares. The Exchange Ratio will be calculated by dividing $16.25 by the average of the closing sale prices for CBH Common Stock as quoted on the New York Stock Exchange for the five business day period ending on and excluding the second business day before the Merger is consummated (the "Average Price"). However, a minimum Exchange Ratio of .378 will apply if the Average Price is above $43.00, and a maximum Exchange Ratio of .439 will apply if the Average Price is below $37.00. Your Board of Directors will have the right to terminate the Merger Agreement if the Average Price is below $33.00.

         It is expected that the Merger generally will be tax free to PFC's shareholders for federal income tax purposes.

         Consummation of the Merger is subject to certain conditions, including obtaining the requisite approval of PFC's shareholders and by bank regulatory authorities.

         We urge you to read carefully the accompanying Proxy
Statement-Prospectus, including the Annexes thereto, which contain important information about the proposed Merger.

         Whether or not you personally attend the Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope, as soon as possible. This action will not limit your right to vote in person should you wish to attend the Meeting and vote in person.

         Your Board of Directors has unanimously approved the Merger Agreement and believes the Merger is fair to, and is in the best interests of, PFC's shareholders. Accordingly, we unanimously recommend that you vote "FOR" approval of the Merger Agreement.


                                                              Sincerely,


                                                              LOUIS R. DeFALCO
                                                              Chairman

                            PRESTIGE FINANCIAL CORP.
                                 One Royal Road
                                  P.O. Box 2480
                          Flemington, New Jersey 08822
               ---------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 29, 1998
               ---------------------------------------------------

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Prestige Financial Corp. ("PFC") will be held on December 29, 1998, at 5:30 p.m. (local time) at One Royal Road, Flemington, New Jersey 08822, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization and a related Amended Agreement and Plan of Merger, each dated as of September 17, 1998 (collectively, the "Merger Agreement"), between PFC and Commerce Bancorp, Inc. ("CBH"), pursuant to which (i) PFC would merge (the "Merger") with and into CBH and (ii) each outstanding share of PFC Common Stock ("PFC Common Stock") would be converted into a number of shares of CBH Common Stock ("CBH Common Stock") (the "Exchange Ratio"), with cash paid in lieu of fractional shares. The Exchange Ratio will be calculated by dividing $16.25 by the average of the closing sale prices for CBH Common Stock as quoted on the New York Stock Exchange for the five business day period ending on and excluding the second business day before the Merger is consummated (the "Average Price"). However, a minimum Exchange Ratio of .378 will apply if the Average Price is more than $43.00, and a maximum Exchange Ratio of .439 will apply if the Average Price is less than $37.00. Consummation of the Merger is subject to the terms and conditions contained in the Merger Agreement.

         2. To consider and vote upon such other business as may properly come before the Meeting or any adjournment thereof.

         A copy of the Merger Agreement is set forth in Annex A and Annex B to the accompanying Proxy Statement-Prospectus.

         Only holders of record of PFC Common Stock as of the close of business on November 25, 1998, are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

         The PFC Board of Directors has unanimously approved the Merger Agreement and believes the Merger is fair to, and is in the best interests of, its shareholders. Accordingly, the Board of Directors of PFC unanimously recommends that its shareholders vote "FOR" approval of the Merger Agreement.

                                           By Order of the Board of Directors
                                           PRESTIGE FINANCIAL CORP.


                                           LOUIS R. DeFALCO
                                           Chairman

--------------------------------------------------------------------------------
Whether or not you plan to attend the Meeting in person, you are urged to date, sign and return promptly the enclosed proxy in the accompanying envelope. You may revoke such proxy at any time prior to its exercise in the manner provided in the accompanying Proxy Statement-Prospectus.
--------------------------------------------------------------------------------

                                 Proxy Statement
                            PRESTIGE FINANCIAL CORP.

                                   Prospectus
                             COMMERCE BANCORP, INC.

                          1,925,000 Shares Common Stock

         The Board of Directors of Commerce Bancorp, Inc. and Prestige Financial Corp. have approved the acquisition of Prestige Financial Corp. through a merger.

         If the merger is completed, each share of Prestige Financial Corp. common stock will be converted into a number of shares of Commerce Bancorp, Inc. common stock (the "Exchange Ratio"), with cash being paid in lieu of any fractional share interest. The Exchange Ratio will be calculated by dividing $16.25 by the average of the closing sale prices for Commerce Bancorp, Inc. common stock as quoted on the New York Stock Exchange for the five business day period ending on and excluding the second business day before the merger is consummated, with a minimum Exchange Ratio of .378 and a maximum Exchange Ratio of .439.

         The merger cannot be completed unless the shareholders of Prestige Financial Corp. approve it. Prestige Financial Corp. has scheduled a special meeting of its shareholders to vote on the merger.

         Whether or not you plan to attend the special meeting of shareholders of Prestige Financial Corp., please vote by completing and mailing the enclosed proxy card.

         The date, time and place of the special meeting of shareholders of Prestige Financial Corp. is:

                               December 29, 1998
                                   5:30 p.m.
                  One Royal Road, Flemington, New Jersey 08822

         Commerce Bancorp, Inc. common stock trades on the New York Stock Exchange under the symbol "CBH". Prestige Financial Corp. trades on the Nasdaq National Market under the symbol "PRFN".

         Neither the securities of Commerce Bancorp, Inc. nor those of Prestige Financial Corp. are savings accounts, deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Proxy Statement-Prospectus. Any representation to the contrary is a criminal offense.

         This Proxy Statement-Prospectus is dated November __, 1998, and is first being mailed to Prestige Financial Corp. shareholders on November 30, 1998.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY...................................................................... 1
         Parties to the Merger............................................... 1
         The Merger.......................................................... 2
         PFC's Reasons for the Merger........................................ 3
         The Meeting......................................................... 3
         Approval of the Merger.............................................. 3
         Recommendation of the PFC Board of
            Directors to Shareholders........................................ 4
         Ownership of CBH Following the Merger............................... 4
         Effective Date...................................................... 4
         Opinion of Financial Advisor........................................ 4
         Interests of Certain Persons........................................ 4
         Certain Federal Income Tax Considerations........................... 5
         Regulatory Approvals................................................ 5
         Conditions to Consummation.......................................... 5
         Termination......................................................... 5
         Resale of CBH Common Stock.......................................... 6
         No Appraisal Rights................................................. 6
         Accounting Treatment................................................ 6
         Certain Differences in the Rights of PFC and
            CBH Shareholders................................................. 6
         Listing of CBH Common Stock......................................... 6

SUMMARY SELECTED HISTORICAL CONSOLIDATED
     FINANCIAL INFORMATION OF CBH............................................ 7
SUMMARY SELECTED HISTORICAL CONSOLIDATED
     FINANCIAL INFORMATION OF PFC............................................ 8
RECENT DEVELOPMENTS.......................................................... 9
COMPARATIVE PER SHARE DATA...................................................10

SPECIAL MEETING OF PFC SHAREHOLDERS..........................................12
         General.............................................................12
         Purposes............................................................12
         Voting Rights; Votes Required for Approval..........................12
         Voting and Revocation of Proxies....................................13
         Solicitation of Proxies.............................................13
         Other Matters.......................................................13
THE MERGER...................................................................14
         Certain Terms of the Merger Agreement...............................14
         Background of Merger................................................16
         Recommendation of the PFC Board;
            PFC's Reasons for the Merger.....................................17
         CBH's Reasons for the Merger........................................19
         Opinion of PFC's Financial Advisor..................................20
         Interests of Certain Persons........................................23
         Certain Federal Income Tax Consequences of
            the Merger.......................................................27
         Business Pending Consummation and Related
            Matters..........................................................27
         Commitments with Respect to Other Offers............................28

                                                                            Page
                                                                            ----
         Regulatory Approvals.................................................28
         Conditions to Consummation...........................................29
         Termination..........................................................29
         Resale of CBH Common Stock...........................................30
         No Dissenters' Appraisal Rights......................................30
         Accounting Treatment.................................................30
         Certain Effects of the Merger........................................31
         New York Stock Exchange Listing......................................31
         Waiver; Amendment....................................................31
COMPARATIVE PER SHARE MARKET PRICE
     AND DIVIDEND INFORMATION.................................................32
FORWARD-LOOKING STATEMENTS....................................................33
BUSINESS OF PFC...............................................................34
         General..............................................................34
         History and Business.................................................34
         BUSINESS OF CBH......................................................35
         General..............................................................35
         History and Business................................................ 35
DESCRIPTION OF CBH CAPITAL STOCK..............................................37
         Authorized Capital...................................................37
         CBH Common Stock.....................................................37
         CBH Preferred Stock..................................................37
         "Anti-Takeover" Provisions and Management
            Implications......................................................38
         Payment of Dividends.................................................40
CERTAIN DIFFERENCES IN THE RIGHTS OF PFC
  AND CBH SHAREHOLDERS........................................................41
         General..............................................................41
         Authorized Capital...................................................41
         PFC Common Stock.....................................................41
         CBH Common Stock.....................................................41
         Director Nominations.................................................42
LEGAL MATTERS.................................................................42
EXPERTS.......................................................................42
WHERE YOU CAN FIND MORE INFORMATION...........................................43

CONSOLIDATED FINANCIAL STATEMENTS OF
     PFC......................................................................45

ANNEX A  -- Agreement and Plan of Reorganization
     (excluding exhibits and schedules)......................................A-1
ANNEX B  -- Amended Agreement and Plan of Merger.............................B-1
ANNEX C  -- Opinion of Endicott Financial Advisors,
      L.L.C..................................................................C-1



                     HOW TO GET COPIES OF RELATED DOCUMENTS


         This Proxy Statement-Prospectus incorporates important business and financial information about Commerce Bancorp, Inc. and Prestige Financial Corp. that is not included in or delivered with this Proxy Statement-Prospectus. The information is available without charge to Prestige Financial Corp. shareholders, with respect to Commerce Bancorp, Inc., upon written or oral request to: Commerce Bancorp, Inc., 1701 Route 70 East, Cherry Hill, New Jersey 08034-5400, Attention: Thomas J. Sukay, Senior Vice President, (telephone number
(609) 751-9000), and with respect to Prestige Financial Corp., upon written or oral request to: Prestige Financial Corp., One Royal Road, P.O. Box 2480, Flemington, New Jersey 08822, Attention: Robert J. Jablonski, Chief Executive Officer. Responses to any request will be made within one business day by sending the requested documents by first class mail or equally prompt means. In order to ensure timely delivery of such documents, any request should be made by December 22, 1998.

                                     SUMMARY

         This summary highlights selected information from this Proxy Statement-Prospectus and may not contain all of the information that is important to you. To understand the Merger fully, and for more complete descriptions of the legal terms of the Merger, you should read carefully this entire Proxy Statement-Prospectus, the Annexes hereto and the documents we have referred you to. See "WHERE YOU CAN FIND MORE INFORMATION." As used in this Proxy Statement-Prospectus, the terms "CBH" and "PFC" refer to such organizations, respectively, and, unless the context otherwise requires, to their respective consolidated subsidiaries. All information contained in this Proxy Statement-Prospectus has been adjusted to reflect common stock dividends paid through November 25, 1998.

Parties to the Merger

         CBH


         Commerce Bancorp, Inc. ("CBH") is a multi-bank holding company headquartered in Cherry Hill, New Jersey which operates three nationally chartered bank subsidiaries: Commerce Bank, N.A., Cherry Hill, New Jersey ("Commerce NJ"), Commerce Bank/Pennsylvania, N.A., Devon, Pennsylvania ("Commerce PA"), Commerce Bank/Shore, N.A., Toms River, New Jersey ("Commerce Shore"), and one state chartered bank subsidiary, Commerce Bank/North, Ramsey, New Jersey ("Commerce North"). These four bank subsidiaries have 64 retail branch offices in New Jersey, and 17 retail branch offices in Metropolitan Philadelphia. CBH operates one nonbank subsidiary, Commerce Capital Markets, Inc., Philadelphia, Pennsylvania ("CCMI"), which engages in certain securities activities permitted to bank holding company subsidiaries under Section 20 of the Glass-Steagall Act. In addition, CBH, through Commerce National Insurance Services, Inc., a nonbank subsidiary of Commerce North ("Commerce National"), operates an insurance brokerage firm concentrating on commercial property, casualty and surety as well as personal lines of insurance for clients in multiple states, primarily Delaware, New Jersey and Pennsylvania. As of September 30, 1998, CBH, on a consolidated basis, had total assets of approximately $4.6 billion, total deposits of approximately $4.1 billion and total shareholders' equity of approximately $294.6 million.


         CBH, through its four bank subsidiaries, provides a full range of retail and commercial banking services for consumers and small and mid-sized companies. Lending services are focused on commercial real estate, commercial and consumer loans to local borrowers. CBH's lending and investment activities are funded principally by retail deposits gathered through its retail branch office network.

         CBH maintains its executive offices at 1701 Route 70 East, Cherry Hill, New Jersey, 08034-5400; telephone (609) 751-9000.


         See "COMPARATIVE PER SHARE DATA" and "SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CBH", "RECENT DEVELOPMENTS", "THE MERGER -- Business Pending Consummation and Related Matters" and "BUSINESS OF CBH -- History and Business."

         PFC

         Prestige Financial Corp. ("PFC") is a one-bank holding company headquartered in Raritan Township, New Jersey. As of September 30, 1998, on a consolidated basis, PFC had total assets of approximately $321.9 million, total deposits of approximately $298.4 million, and total shareholders' equity of approximately $21.8 million.

         PFC has one bank subsidiary, Prestige State Bank (the "Bank"), which is a New Jersey chartered commercial bank. PSB Investment Management, Inc., a New Jersey corporation and wholly-owned subsidiary of the Bank ("PSB Investment"), manages a portfolio of investments for its own account. In addition, PFC operates one nonbank subsidiary, PFC Financial Services, Inc., a New Jersey corporation ("PFC Financial"), which provides customers with financial planning and access to non-deposit investment products such as mutual funds, debt and equity securities, and fixed and variable annuities, through Financial Network Investment Corporation, a licensed broker/dealer, insurance agency and registered investment advisor.

         PFC, through the Bank, offers a broad range of lending, depository and related financial services to individual consumers, businesses and governmental units. Commercial lending services provided by the Bank include short and medium term loans, Small Business Administration ("SBA") loans, revolving credit arrangements, lines of credit, asset-based lending, real estate construction loans and mortgage loans. Consumer banking services include various types of deposit accounts, secured and unsecured loans, consumer installment loans, mortgage loans and mortgage and other consumer oriented services. The Bank currently accounts for substantially all of the total assets and the net income of PFC.

         PFC maintains its executive offices at 1 Royal Road, P.O. Box 2480, Flemington, New Jersey, 08822; telephone (908) 806-6200.


         See "COMPARATIVE PER SHARE DATA3" and "SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PFC", "THE MERGER -- Business Pending Consummation and Related Matters" and "BUSINESS OF PFC -- History and Business."


The Merger

         Under the terms of the Agreement and Plan of Reorganization and a related Amended Agreement and Plan of Merger each dated as of September 17, 1998 (collectively, the "Merger Agreement"), attached as Annex A and Annex B, PFC will merge (the "Merger") with and into CBH. As a result of the Merger, each share of PFC Common Stock ("PFC Common Stock") will be converted into a number of shares of CBH Common Stock ("CBH Common Stock") (the "Exchange Ratio"), with cash paid in lieu of fractional shares. The Exchange Ratio will be calculated by dividing $16.25 ("PFC Per Share Price") by the average of the closing sale prices for CBH Common Stock as quoted on the New York Stock Exchange ("NYSE") for the five business day period ending on and excluding the second business day before the Merger is consummated (the "Average Price"). However, a minimum Exchange Ratio of .378 will apply if the Average Price is more than $43.00, and a maximum Exchange Ratio of .439 will apply if the Average Price is less than $37.00. The Board of Directors of PFC (the "PFC Board") will have the right to terminate the Merger Agreement if the Average Price is below $33.00 (a "Termination Event"). The PFC Board has not made any determination whether they would elect to terminate the Merger Agreement if a Termination Event occurred, and you should not assume that the PFC Board would exercise such right if the Average Price is below $33.00.

         The effects of the above provisions on the Exchange Ratio may be illustrated as follows:


          Average Price of CBH Common Stock                           Exchange Ratio
-----------------------------------------------------   ------------------------------------------
Greater than $43.00..................................   0.378

Between $37.00 and $43.00............................   $16.25 divided by the Average Price

Less than $37.00.....................................   0.439

Less than $33.00.....................................   0.439; provided, however, that the PFC
                                                        Board will have the right to terminate
                                                        the Merger Agreement

         For illustrative purposes, if, hypothetically, the Average Price of CBH Common Stock were $39.20, the Exchange Ratio would be 0.415 ($16.25 divided by $39.20), and the holder of 100 shares of PFC Common Stock would receive 41 shares of CBH Common Stock and $19.60 (0.50 x $39.20) with respect to the fractional share interest.

         Upon the consummation of the Merger, CBH intends to convert the Bank into a nationally charted banking association under the name, Commerce Bank/Central, N.A.

PFC's Reasons For The Merger

         The PFC Board unanimously approved the Merger and believes that the Merger is in the best interests of the PFC shareholders. In reaching its determination that the Merger is fair to, and in the best interests of, PFC and its shareholders, the PFC Board considered a number of factors, including, but not limited to: the relative liquidity offered by CBH Common Stock; the historical financial results of CBH; the tax free nature of the transaction to the PFC shareholders and the compatibility of the respective business and management philosophies of CBH and PFC.

         See "THE MERGER -- Background of Merger" and "-- Recommendation of the PFC Board; PFC's Reasons for the Merger."

The Meeting

         The Special Meeting of Shareholders of PFC (the "Meeting") will be held on December 29, 1998, at 5:30 p.m. at One Royal Road, Flemington, New Jersey 08822. The purpose of the Meeting is to consider and vote upon a proposal to approve the Merger Agreement.

         Only holders of record of PFC Common Stock as of the close of business on November 25, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Meeting.

         See "SPECIAL MEETING OF PFC SHAREHOLDERS."

Approval of the Merger

         The affirmative vote, in person or by proxy, of a majority of the votes cast at the Meeting by the holders of shares of PFC Common Stock entitled to vote thereon is required to approve the Merger. For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting, only those votes cast "FOR" or "AGAINST" are included; abstentions will be counted solely for the purpose of determining whether a quorum is present.

Recommendation of the PFC Board of Directors to Shareholders

         The PFC Board believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the Merger Agreement.

Ownership of CBH Following the Merger

         CBH will issue approximately 1.9 million shares of CBH Common Stock to PFC shareholders in the Merger. Based on that number, the shares of CBH Common Stock issued to PFC shareholders in the Merger will constitute approximately 7.8% of the outstanding Common Stock of CBH after the Merger.

Effective Date

         The effective date of the Merger (the "Effective Date") will occur as soon as practicable after certain conditions to consummation of the Merger, relating to approval of the Merger Agreement by PFC shareholders, receipt of the requisite regulatory approvals and required consents of third parties to the Merger and the listing on the NYSE of the shares of CBH Common Stock have been satisfied or waived, or such other date as shall be mutually agreed upon by the parties to the Merger Agreement. Subject to the foregoing, we anticipate that the Effective Date will occur in January 1999.

Opinion of Financial Advisor


         In deciding to approve the Merger, PFC's Board considered the oral opinion rendered by its financial advisor, Endicott Financial Advisors, L.L.C. ("Endicott"), on September 16, 1998 (the "September Opinion") that the Exchange Ratio was fair, from a financial point of view, to the shareholders of PFC as of that date. That opinion was updated and rendered in written form as of November 18, 1998 (the "Proxy Opinion"), and is attached as Annex C to this Proxy Statement-Prospectus. We encourage you to read this opinion. See "THE MERGER -- Opinion of Financial Advisor" and Annex C.


Interests of Certain Persons

         In considering the PFC Board's recommendations that you vote in favor of the Merger, you should be aware that Arnold F. Horvath, President of PFC, and Robert J. Jablonski, Chief Executive Officer of PFC, (each of whom is a director) have employment agreements that provide them with interests in the Merger that are different from, or in addition to, yours. In addition, upon the consummation of the Merger, each of Messrs. Horvath and Jablonski will be entering into two-year employment agreements (with the option of CBH to extend each for three one-year periods) with CBH. Moreover, there are provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, and certain employee benefits that provide certain members of PFC's management and of the PFC Board with interests in the Merger that are different from, or in addition to, yours. See "THE MERGER -- Interests of Certain Persons" and "-- Resale of CBH Common Stock."

Certain Federal Income Tax Considerations

         The Merger has been structured so that neither CBH, PFC nor the shareholders will recognize any gain or loss for federal income tax purposes in the Merger, other than with respect to any cash received in lieu of fractional share interests. Each of CBH and PFC have conditioned the Merger on its receipt of an opinion of counsel that such is the case.

         As certain tax consequences may vary depending upon the particular circumstances of each of you as PFC shareholders, it is recommended that you consult your own tax advisor concerning the federal (and any state, local and foreign) tax consequences of the Merger in your particular circumstances.

         See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger."

Regulatory Approvals

         The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). In addition, the Merger requires approval of the New Jersey Department of Banking and Insurance and the conversion of the Bank into a nationally charted banking association under the name, Commerce Bank/Central, N.A., requires approval of the Office of the Comptroller of the Currency (the "OCC"). Applications have been filed with the Federal Reserve Board, the New Jersey Department of Banking and Insurance and the OCC. Approval by bank regulators does not constitute an endorsement of the Merger or a determination by such regulators that the terms of the Merger are fair to the PFC shareholders. We cannot assure you that any necessary regulatory approval will be obtained or as to the timing or conditions of such approvals. See "THE MERGER -- Regulatory Approvals."

Conditions to Consummation


         The completion of the Merger depends upon satisfaction of a number of conditions, including the continued accuracy of each party's representations and warranties, the performance by each party of its obligations under the Merger Agreement, and the absence of any events or changes with respect to either having, or which reasonably could be expected to have, an adverse effect on that party. Each of these conditions is subject to a "materiality" standard. In addition, the approval of the PFC shareholders and certain regulatory authorities as discussed elsewhere in this Proxy Statement-Prospectus is required in order to consummate the Merger. Certain of the conditions to the Merger may be waived by the company entitled to assert the condition.


Termination

         We can agree to terminate the Merger Agreement without completing the Merger, and either of us can terminate the Merger Agreement under various circumstances, including if (i) the Merger is not completed by March 31, 1999, for instance because the conditions summarized above are not met, or (ii) the required approval of either the PFC shareholders or the regulatory authorities (including the Federal Reserve Board) are not obtained. In addition, the PFC Board may terminate the Merger Agreement if the Average Price is below $33.00. See "THE MERGER -- Termination."

Resale of CBH Common Stock

         The shares of CBH Common Stock into which shares of PFC Common Stock are converted on the Effective Date, will be freely transferable by the holders of such shares, except for those shares held by those holders who may be deemed to be "affiliates" of PFC or CBH under applicable federal securities laws.

         In addition to the foregoing, consummation of the Merger is conditioned upon "affiliates" of PFC having agreed not to sell or otherwise dispose of any CBH Common Stock or PFC Common Stock beneficially owned by them during a period commencing 30 days prior to the Effective Date and ending upon publication by the CBH of combined financial statements covering at least 30 days of the combined entities' operations after the Merger and except as permitted by SEC Rule 145.

No Appraisal Rights

         Under the New Jersey Business Corporation Act, as amended (the "NJBCA"), PFC shareholders do not have the right to dissent from the Merger and receive the appraised value of their shares in cash in connection with the Merger.

Accounting Treatment

         CBH expects the Merger to qualify as a pooling of interests, which means that CBH will treat CBH and PFC as if they had always been combined for accounting and financial reporting purposes. See "THE MERGER -- Accounting Treatment."

Certain Differences in the Rights of PFC and CBH Shareholders

         The rights of shareholders of PFC currently are determined by reference to the NJBCA, PFC's Certificate of Incorporation (as amended, the "PFC Certificate") and PFC's Bylaws. On the Effective Date, shareholders of PFC will become shareholders of CBH, and their rights as shareholders of CBH will continue to be determined by the NJBCA and by CBH's Restated Certificate of Incorporation (as amended, the "CBH Certificate") and CBH's Bylaws. See "DESCRIPTION OF CBH CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF PFC AND CBH SHAREHOLDERS."

Listing of CBH Common Stock

         The shares of CBH Common Stock issued in connection with the Merger will be listed on the NYSE.

      SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CBH
                      (In thousands, except per share data)

         CBH is providing the following summary financial information with respect to CBH to aid you in your analysis of the financial aspects of the Merger. This information was derived from CBH's historical financial statements (and related notes) contained in the annual reports and other information that CBH has filed with the SEC and should be read in conjunction with that information. See "WHERE YOU CAN FIND MORE INFORMATION." The historical financial statements for the full years were audited; those for interim periods were not audited. The unaudited financial information reflects all adjustments (consisting only of normal recurring accruals) which are considered necessary to present fairly the financial information for such periods. The following historical financial information has been adjusted to reflect CBH's declaration of a five-for-four stock split in the form of a twenty-five percent stock dividend on its Common Stock paid on July 24, 1998 to CBH shareholders of record as of July 13, 1998. The results of operations for any interim period are not necessarily indicative of results for a full year, and historical results are not necessarily indicative of future results.


                                             Nine Months
                                          Ended September 30,                         Year Ended December 31,
                                        -----------------------   ----------------------------------------------------------------
                                           1998         1997          1997         1996         1995          1994         1993
                                        ----------  -----------   -----------  -----------  -----------  ------------  -----------
                                             (unaudited)
Income Statement Data:
    Net interest income.................$  127,178   $  108,500   $   147,140  $   125,413  $   109,899   $   102,997  $    81,432
    Provision for loan losses...........     4,448        4,094         4,668        4,857        2,774         5,224        8,616
    Non-interest income.................    64,013       41,899        57,374       32,776       23,623        19,591       20,677
    Non-interest expense................   131,399      100,034       137,929      109,031       89,316        82,734       68,785
    Income before income taxes..........    55,344       46,271        61,917       44,301       41,432        34,630       24,708
    Net income..........................    36,153       29,845        40,325       28,250       26,652        22,145       15,824

Balance Sheet Data:
    Total assets........................$4,579,894   $3,845,175   $ 3,938,967  $ 3,232,152  $ 2,738,587   $ 2,571,704  $ 2,291,545
    Loans (net)......................... 1,735,997    1,370,454     1,390,028    1,248,880    1,032,801       916,437      811,580
    Securities available for sale....... 1,216,686    1,221,645     1,315,120      767,487      571,553       126,437      191,881
    Securities held to maturity......... 1,138,265      900,961       874,032      837,512      772,999     1,257,551    1,001,040
    Trading securities..................    53,792        8,765         7,911       15,327        8,843            --           --
    Federal funds sold..................        --           --            --       26,975       42,370        18,300       23,675
    Deposits............................ 4,133,495    3,325,214     3,369,404    2,919,670    2,529,186     2,099,247    1,989,598
    Long-term debt......................    24,538       25,564        25,308       26,333       27,359        28,385       28,954
    Trust preferred securities..........    57,500       57,500        57,500           --           --            --           --
    Stockholders' equity................   294,587      236,826       250,760      203,964      179,695       126,582      112,810
Per Share Data:
    Net income-basic....................$     1.61   $     1.40   $      1.89  $      1.45  $      1.38   $      1.27  $      0.89
    Net income-diluted..................      1.53         1.32          1.78         1.33         1.30          1.18         0.87
    Cash dividends......................      0.56         0.46          0.60         0.50         0.44          0.41         0.31
    Book value .........................     12.92        10.96         11.47         9.68         9.36          7.29         6.15
    Average Shares Outstanding:
       Basic............................    22,405       20,988        21,055       18,875       18,511        16,215       15,313
       Diluted..........................    23,644       22,507        22,599       21,197       20,367        18,588       17,928

Selected Ratios (unaudited):

    Performance:
    Return on average assets............      1.13%        1.14%         1.13%        0.96%        1.01%         0.89%        0.79%
    Return on average equity............     17.61        18.51         18.18        15.43        16.57         18.54        15.55
    Net interest margin.................      4.40         4.58          4.55         4.72         4.58          4.51         4.50
    Liquidity and Capital:
    Average loans to average deposits...     41.37%       42.69%        42.42%       42.84%       41.92%        43.24%       44.23%
    Dividend payout ratio...............     34.59        32.85         31.89        34.57        32.19         32.15        34.64
    Stockholders' equity to total
      assets............................      6.43         6.16          6.37         6.31         6.56          4.92         4.92
    Risk-based capital:
      Tier 1............................     14.15%       15.47%        15.66        12.57        12.64         10.04         9.13
      Total.............................     15.97        17.82         17.73        15.09        15.49         13.08        12.20
    Leverage capital....................      7.56         7.72          7.81         6.46         6.43          4.93         4.59
    Asset Quality:
    Non-performing assets to total
      period-end assets.................      0.27%        0.50%         0.44%        0.60%        0.81%         1.05%        1.48%
    Net charge-offs to average loans
      outstanding.......................      0.08         0.11          0.10         0.25         0.14          0.35         1.19
    Non-performing loans to total
      period-end loans..................      0.39         0.89          0.82         0.89         0.97          1.64         1.44
    Allowance for loan losses to total
      period-end loans..................      1.40         1.50          1.51         1.42         1.53          1.58         1.52
    Allowance for loan losses to
      non-performing loans..............    357.09       169.20        183.46       159.88       156.72         96.26       105.53


      SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PFC
                      (In thousands, except per share data)

         PFC is providing the following summary financial information with respect to PFC to aid you in your analysis of the financial aspects of the Merger. This information was derived from PFC's audited historical financial statements (and related notes) for the years ended December 31, 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1997 and 1998. See "CONSOLIDATED FINANCIAL STATEMENTS OF PFC" and "WHERE YOU CAN FIND MORE INFORMATION." The unaudited financial information reflects all adjustments (consisting only of normal recurring accruals) which are considered necessary to present fairly the financial information for such periods. The following historical financial information has been restated to give retroactive effect to stock dividends and stock splits through November 25, 1998, and selected ratios for the nine months ended September 30, 1997 and 1998 have been annualized for comparability with year ended results. The results of operations for any interim period are not necessarily indicative of results for a full year, and historical results are not necessarily indicative of future results.


                                              Nine Months
                                         Ended September 30,                           Year Ended December 31,
                                       --------------------------  ---------------------------------------------------------------
                                          1998           1997         1997         1996         1995         1994         1993
                                       -----------    -----------  -----------  -----------  -----------  ----------- ------------
                                              (unaudited)
Income Statement Data:
  Net interest income..................$     8,725    $     7,936   $   10,603   $    8,471  $     6,545   $    4,862   $    3,949
  Provision for loan losses............        636            522          745          516          350          100          451
  Non-interest income..................      2,245          1,916        2,500        1,536          700          563          525
  Non-interest expense.................      6,737          6,029        8,457        6,222        4,898        4,124        3,276
  Income before income taxes...........      3,597          3,301        3,901        3,269        1,997        1,201          747
  Net income...........................      2,499          2,120        2,704        2,043        1,172          710          523

Balance Sheet Data:
  Total assets.........................$   321,907    $   268,510   $  283,587   $  229,517  $   176,382   $  132,572   $  109,636
  Loans (net)..........................    195,533        158,112      156,093      136,876      112,263       92,534       73,786
  Securities available for sale........     18,003             --           --           --           --           --           --
  Securities held to maturity..........     81,255         89,238       94,818       68,874       43,270       22,541       22,733
  Trading securities...................         --             --           --           --           --           --           --
  Federal funds sold...................      7,176            887       11,313        8,950       10,525        8,525        7,425
  Deposits.............................    298,443        248,826      263,156      212,596      163,517      122,439      100,112
  Long-term debt.......................         --             --           --           --           --           --           --
  Trust preferred securities...........         --             --          --           --           --           --           --
  Stockholders' equity.................     21,778         18,197       18,889       15,710       12,058        9,505        8,951
Per Share Data:
  Net income-basic.....................$      0.59    $      0.49   $     0.66   $     0.53  $      0.33   $     0.21   $     0.15
  Net income-diluted...................       0.55           0.49         0.62         0.50         0.32         0.21         0.15
  Cash dividends.......................       0.08           0.06         0.26         0.17         0.07         0.04         0.02
  Book value...........................       5.11           4.44         4.57         3.94         3.26         2.66         2.49
  Average Shares Outstanding:
      Basic............................  4,206,078      4,036,758    4,053,170    3,842,460    3,314,139    3,236,404    3,108,948
      Diluted..........................  4,520,683      4,321,281    4,348,061    4,051,904    3,439,741    3,236,404    3,108,948

Selected Ratios (unaudited):
  Performance:
  Return on average assets.............       1.12%          1.15%        1.06%        1.01%        0.79%        0.61%        0.55%
  Return on average equity.............      16.24          16.70        15.60        14.75        11.27         7.72         6.13
  Net interest margin..................       4.27           4.55         4.48         4.42         4.68         4.50         4.39
  Liquidity and Capital:
  Average loans to average deposits....      62.84%         63.86%       63.06%       66.50%       75.67%       76.29%       78.23%
  Dividend Payout Ratio................      37.82          32.45        37.57        30.35        20.84        17.74        13.46
  Stockholders' equity to total
    assets.............................       6.77           6.78         6.66         6.84         6.84         7.17         8.16
  Risk-based capital:
       Tier 1..........................       9.92%         10.81%       10.78%       11.69%       10.71%        9.09%        9.87%
       Total...........................      10.92          11.86        11.83        12.87        11.89        10.23        11.12
  Leverage capital.....................       6.89           6.97         6.75         7.01         6.81         6.45         7.18
  Asset Quality:
  Non-performing assets to total
    period-end assets..................       0.47%          0.44%        0.38%        0.35%        0.01%        0.48%        0.45%
  Net charge-offs to average loans
    outstanding........................       0.16           0.24         0.34         0.20         0.10         0.10         0.07
  Non-performing loans to total
    period-end loans...................       0.78           0.75         1.13         1.18         0.05         2.83         2.19
  Allowance for loan losses to total
    period-end loans...................       1.13           1.12         1.16         1.15         1.17         1.15         1.41
  Allowance for loan losses to
    non-performing loans...............     144.17         149.03       171.14       196.54      6022.73       169.07       212.88


                               RECENT DEVELOPMENTS



         On August 14, 1998, CBH completed the acquisition of J. A. Montgomery, Inc., Wilmington, Delaware ("Montgomery"), an insurance brokerage firm, and merged Montgomery with and into Commerce National. The acquisition was completed by the issuance of CBH Common Stock totaling approximately 191,905 shares. The transaction was accounted for as a pooling of interests. The financial statements of CBH for the periods prior to the acquisition have not been restated, as the changes would be immaterial.

         A new national banking association subsidiary of CBH, Commerce Bank/Delaware, N.A., is expected to open in the first quarter of 1999.

                           COMPARATIVE PER SHARE DATA

         The following unaudited information, adjusted for any past stock dividends and stock splits, sets forth certain comparative per share data related to book value, cash dividends paid, net income and market value: (i) on a historical basis for CBH and PFC; (ii) on a pro forma combined basis per share of CBH Common Stock reflecting consummation of the Merger; and (iii) on an equivalent pro forma basis per share PFC Common Stock reflecting consummation of the Merger. Such information has been prepared (i) assuming a .415 Exchange Ratio (assuming an Average Price of $39.20) and (ii) giving effect to the Merger on a pooling of interests accounting basis as if the Merger had been consummated at the beginning of the earliest period presented. See "THE MERGER -- Accounting Treatment."

         The information set forth below should be read in conjunction with, and is qualified in its entirety by, the Summary Selected Historical Consolidated Financial Information of CBH and PFC and the Consolidated Financial Statements of PFC, including notes thereto, appearing elsewhere in this Proxy Statement-Prospectus and the Consolidated Financial Statements of CBH included in documents incorporated by reference in this Proxy Statement-Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" and "CONSOLIDATED FINANCIAL STATEMENTS OF PFC."

Book Value per Share

                                                                        September 30, 1998       December 31, 1997
                                                                        -------------------     --------------------
Historical book value per share of:
  CBH Common Stock.................................................          $ 12.92                   $ 11.47
  PFC Common Stock.................................................             5.11                      4.57
Pro forma combined book value per share of CBH Common Stock (1)....            12.79                     11.56
Equivalent pro forma book value per share of PFC Common Stock (2)..             5.31                      4.80

------------------------
(1) The pro forma combined book value per share of CBH Common Stock amounts represent the sum of the pro forma combined common shareholders' equity amounts, divided by the pro forma combined period-end number of shares of common stock outstanding.

(2) The equivalent pro forma book value per share of PFC Common Stock amounts represent the pro forma combined book value per share of CBH Common Stock amounts, multiplied by a .415 Exchange Ratio.

Cash Dividends Paid per Share

                                                                Nine Months
                                                            Ended September 30,         Years Ended December 31,
                                                            -------------------    ---------------------------------
                                                                    1998             1997        1996        1995
                                                            -------------------    --------    ---------   ---------
Historical cash dividends paid per share of:
     CBH Common Stock.....................................        $ 0.56           $  0.60       $ 0.50     $ 0.44
     PFC Common Stock.....................................          0.22              0.26         0.17       0.07
Pro forma combined cash dividends paid per share of
CBH Common Stock (1):
     CBH and PFC..........................................          0.55              0.56         0.44       0.34
Equivalent pro forma cash dividends paid per share of PFC
Common Stock (2):
     CBH and PFC..........................................          0.23              0.23         0.18       0.14

------------------------
(1) The pro forma combined cash dividends paid per share of CBH Common Stock amounts represent the pro forma combined cash dividends paid on shares of CBH Common Stock outstanding, divided by the pro forma combined average number of shares of CBH Common Stock outstanding, rounded to the nearest cent.

(2) The equivalent pro forma cash dividends paid per share of PFC Common Stock amounts represent the pro forma combined dividends paid per share of CBH Common Stock amounts, multiplied by a .415 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share of CBH Common Stock, based upon the most recently declared quarterly dividend rate of $0.195 per share of CBH Common Stock payable on October 20, 1998, would be $0.78 (excluding the one-time special cash dividend of $0.20 per share declared on June 29, 1998). On an equivalent pro forma basis, such current annualized CBH dividend per share of PFC Common Stock would be $0.32, based on a .415 Exchange Ratio, rounded down to the nearest cent. No assurances can be given as to future dividend rates. Future CBH and PFC dividends will be dependent upon the respective earnings and financial conditions of CBH and PFC, as well as government regulations and policies and other factors.

Net Income per Share applicable to Common Shareholders


                                                        Nine Months
                                                    Ended September 30,          Years Ended December 31,
                                                    -------------------   -------------------------------------
                                                            1998             1997         1996         1995
                                                    -------------------   ----------   ----------   -----------
Historical net income per share of:
      CBH Common Stock (basic)....................         $ 1.61          $ 1.89         $ 1.45       $ 1.38
      CBH Common Stock (diluted)..................           1.53            1.78           1.33         1.30
      PFC Common Stock (basic)....................           0.59            0.66           0.53         0.33
      PFC Common Stock (diluted)..................           0.55            0.62           0.50         0.32
Pro forma net income per share of CBH Common Stock (1):
      CBH and PFC (basic).........................           1.59            1.85           1.42         1.31
      CBH and PFC (diluted).......................           1.51            1.75           1.31         1.24
Equivalent pro forma net income per share of
PFC Common Stock (2):
      CBH and PFC (basic).........................           0.66            0.77           0.59         0.54
      CBH and PFC (diluted).......................           0.63            0.73           0.54         0.51

------------------------
(1) The pro forma combined net income per share of CBH Common Stock amounts represent the pro forma combined net income applicable to holders of CBH Common Stock, divided by the pro forma combined average number of shares of CBH Common Stock outstanding.

(2) The equivalent pro forma net income per share of PFC Common Stock amounts represent the pro forma combined net income per share of CBH Common Stock amounts, multiplied by a .415 Exchange Ratio.

Market Value per Share

                                                                        September 16, 1998
                                                                      ----------------------
Historical market value per share of:
 CBH Common Stock.................................................            $ 39.94
 PFC Common Stock.................................................              13.00
Equivalent pro forma market value per share of
    PFC Common Stock (1)..........................................              16.50

------------------------
(1) The equivalent pro forma market values per share of PFC Common Stock represent the historical market values per share of CBH Common Stock, multiplied by a .415 Exchange Ratio, rounded down to the nearest one-sixteenth. The CBH and PFC historical market values per share represent the last reported sales price per share of CBH Common Stock on the NYSE and PFC Common Stock on the NASDAQ National Market, respectively, on September 16, 1998, the last trading day preceding public announcement of the execution of the Merger Agreement. See "COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION."

         Because the market price of CBH Common Stock is subject to fluctuation, the Exchange Ratio assumed herein may increase or decrease (subject, however, to the limitations placed on the Average Price and the resulting minimum and maximum Exchange Ratio as discussed elsewhere in this Proxy Statement-Prospectus) prior to, as well as after, the receipt of such shares following the Effective Date. PFC shareholders are urged to obtain current market quotations for CBH Common Stock and PFC Common Stock. We cannot assure you of the market prices of CBH Common Stock or PFC Common Stock at any time before the Effective Date or as to the market price of CBH Common Stock thereafter.

                       SPECIAL MEETING OF PFC SHAREHOLDERS

General

         We are sending you this Proxy Statement-Prospectus in order to provide you with important information regarding the Merger and to solicit your proxy for use at the Meeting (and any adjournments or postponements thereof). The Meeting is scheduled to be held at One Royal Road, Flemington, New Jersey 08822, and this document also serves as the official notice of such meeting. PFC has established November , 1998, as the Record Date for its meeting. Only shareholders of record of PFC Common Stock on the Record Date are entitled to attend and vote at the special meetings.

Purposes

         At the Meeting (and any adjournments or postponements thereof), the shareholders of PFC will be asked (a) to approve the Merger Agreement and (b) to consider such other business as may properly be presented at the Meeting.

         Each copy of this Proxy Statement-Prospectus that is being sent to shareholders is accompanied by an appropriate proxy card.

Voting Rights; Votes Required for Approval

         On the Record Date, there were approximately _____________ shares of PFC Common Stock outstanding and entitled to vote at the Meeting, held by approximately ________ shareholders of record. Each of these holders is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the Meeting. Pursuant to the NJBCA, abstentions and broker non-votes (which may occur if a beneficial owner of PFC Common Stock where shares are held in a brokerage or bank account fails to provide the broker or bank voting instructions as to such shares) will be counted solely for the purpose of determining whether a quorum is present. The affirmative vote, in person or by proxy, of a majority of the votes cast at the Meeting by the holders of shares of PFC Common Stock entitled to vote thereon is required to approve the Merger. For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting, only those votes cast "FOR" or "AGAINST" are included; abstentions will be counted solely for the purpose of determining whether a quorum is present.

         As of the Record Date, the directors and executive officers of PFC beneficially owned and have the right to vote, in the aggregate, [ ] shares of PFC Common Stock, representing approximately [ ] percent of the votes entitled to be cast at the Meeting by the holders of PFC Common Stock.

         As of the Record Date, each of the directors of PFC have agreed in writing to vote all shares of PFC Common Stock which they own or, subject to their fiduciary duties, are entitled to vote, representing [ ] shares in the aggregate, in favor of the Merger Agreement.

Voting and Revocation of Proxies

         All shares of PFC Common Stock represented at the Meeting by properly executed proxies will be voted in accordance with the instructions indicated in such proxies, except to the extent such proxies are revoked in advance of a vote. If a stockholder signs and returns a proxy without voting instructions, and the proxy is not revoked, the proxy will be voted for the approval of the Merger Agreement.


         A stockholder may revoke his or her proxy at any time in advance of a vote by delivering to the Secretary of PFC, a signed notice of revocation or a later-dated signed proxy or by attending the applicable special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of PFC proxies should be addressed to: Prestige Financial Corp., 1 Royal Road, P.O. Box 2480, Flemington, New Jersey 08822,
Attn: Corporate Secretary. Attendance at the Meeting will not, in and of itself, constitute the revocation of a proxy.


Solicitation of Proxies

         PFC will bear the expenses of soliciting proxies from the PFC shareholders for the Meeting. In addition to solicitation by use of the mails, PFC's directors, officers and employees may solicit proxies in person or by telephone, telegram or by any other means of communication. These individuals will not receive any special compensation for soliciting proxies, but they will be reimbursed for their out-of-pocket expenses.

Other Matters

         In the event that insufficient votes in favor of the Merger are received prior to the scheduled meeting date, PFC may decide to postpone or adjourn the Meeting, in which event the proxies that have been received that either have been voted for the Merger or contain no instructions will be voted for adjournment. PFC is not aware of any business to be brought before the Meeting other than that described herein. If, however, other matters are properly brought before the Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of PFC.

                                   THE MERGER

Certain Terms of the Merger Agreement

         The following is a brief summary of certain terms of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein and attached hereto as Annex A and Annex
B. You are urged to read the Merger Agreement in its entirety.

         Effect of the Merger

         On the Effective Date, PFC will merge with and into CBH. CBH will be the surviving corporation and PFC shareholders will automatically become shareholders of CBH. Upon consummation of the Merger, CBH intends to convert the Bank into a nationally charted banking association under the name, Commerce Bank/Central, N.A.

         Conversion of Shares

         As a result of the Merger, each share of PFC Common Stock will be converted into a number of shares of CBH Common Stock (the "Exchange Ratio"), with cash paid in lieu of fractional shares. The Exchange Ratio will be calculated by dividing $16.25 by the Average Price. However, a minimum Exchange Ratio of .378 will apply if the Average Price is above $43.00, and a maximum Exchange Ratio of .439 will apply if the Average Price is below $37.00. The PFC Board will have the right to terminate the Merger Agreement if the Average Price is below $33.00 (a "Termination Event"). The PFC Board has not made any determination whether they would elect to terminate the Merger Agreement if a Termination Event occurred, and you should not assume that the Board would exercise such right if the Average Price is below $33.00. See "-- Termination."

         The effects of the above provisions on the Exchange Ratio may be illustrated as follows:

         Average Price of CBH Common Stock                             Exchange Ratio
         ---------------------------------                             --------------
         Greater than $43.00.................................          0.378
         Between $37.00 and $43.00...........................          $16.25 divided by the Average Price
         Less than $37.00....................................          0.439
         Less than $33.00....................................          0.439; provided, however, that the PFC Board
                                                                       will have the right to terminate the Merger
                                                                       Agreement

         For illustrative purposes, if, hypothetically, the Average Price of CBH Common Stock were $39.20, the Exchange Ratio would be 0.415 ($16.25 divided by $39.20), and the holder of 100 shares of PFC Common Stock would receive 41 shares of CBH Common Stock and $19.60 (0.50 x $39.20) with respect to the fractional share interest.

         The calculation of the Exchange Ratio called for the by Merger Agreement was intended by CBH and PFC to result in shareholders of PFC receiving in the Merger CBH Common Stock with a value of $16.25 for each share of PFC Common Stock, provided that the Average price of CBH Common Stock is between $37.00 and $43.00. However, there can be no assurance that the Average

Price will fall between $37.00 and $43.00 or, even if it does, that the number of shares of CBH Common Stock issued in exchange per share of PFC Common Stock in the Merger will have a value of $16.25 on the Effective Time or on the day when certificates representing such shares of CBH Common Stock are issued or delivered to PFC shareholders.

         If, prior to the Effective Date, CBH Common Stock undergoes a stock split, stock dividend, recapitalization or similar transaction, the Average Price, and therefore the Exchange Ratio, will be proportionately adjusted.

         Effective Date

         The Effective Date will occur as soon as practicable after certain conditions to consummation of the Merger, relating to approval of the Merger Agreement by PFC shareholders, receipt of the requisite regulatory approvals and required consents of third parties to the Merger and the listing on the NYSE of the shares of CBH Common Stock to be issued in the Merger, have been satisfied or waived, or such other date as shall be mutually agreed upon by the parties to the Merger Agreement. Subject to the foregoing, we currently anticipate that the Effective Date will occur in January 1999.

         PFC Stock Certificates; Fractional Shares

         As promptly as practicable after the Effective Date, CBH will cause Chase/Mellon Shareholder Services, LLC (the "Exchange Agent") to send to each holder of record of PFC Common Stock on the Effective Date, transmittal materials for use in exchanging all of the holder's certificates representing PFC Common Stock for a certificate or certificates representing the CBH Common Stock to which the holder is entitled, and a check for the holder's fractional share interest, if any. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

         Holders of PFC Common Stock should not send in their certificates until they receive the letter of transmittal and instructions. Certificates should not be returned with proxy cards.

         Upon surrender of all of the certificates for PFC Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory of CBH and the Exchange Agent if any of such certificates are lost, stolen or destroyed), in accordance with the letter of transmittal, the Exchange Agent will mail to the holder a certificate or certificates representing the number of shares of CBH Common Stock to which the holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).

         All shares of CBH Common Stock into which shares of PFC Common Stock are converted on the Effective Date, will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of PFC Common Stock will be entitled to vote at any meeting of holders of CBH Common Stock the number of whole shares of CBH Common Stock into which their shares of PFC Common Stock have been converted, regardless of whether they have surrendered their PFC Common Stock certificates. CBH dividends having a record date on or after the Effective Date will include dividends on shares of CBH Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of shares of CBH Common Stock after 30 days after the Effective Date will be distributed to the holder of any CBH Common Stock certificates until such holder physically surrenders all of the certificates for such shares of PFC Common Stock as herein-described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder (in each case, without interest). As of the Effective Date, the stock transfer books of PFC will be closed, and there will be no transfers on the transfer books of PFC of the shares of PFC Common Stock that were outstanding immediately prior to the Effective Date.

         Treatment of PFC Stock Options

         On the Effective Date, PFC's obligations under its 1990 Long-Term Incentive Compensation Plan for Key Employees (the "1990 Plan"), 1994 Stock Option Plan for Key Employees (the "KEP"), 1994 Stock Option Plan for Senior Management and 1994 Stock Option Plan for Outside Directors (collectively, the "Plans") with respect to stock options granted thereunder (and to the extent vested with respect to stock options granted under the KEP) and not therefore exercised will be canceled and CBH shall deliver to the holders of PFC options the number of shares of CBH Common Stock equal to the product of (i) the number of shares of PFC Common Stock issuable upon the exercise of such holder's PFC options and (ii) the excess, if any, of the Exchange Ratio multiplied by the Average Price over the exercise price of such holder's PFC options; provided, however that the holder of PFC options shall receive cash in lieu of any fractional share of CBH Common Stock resulting from such multiplication in an amount equal to such fractional part of a share of CBH Common Stock multiplied by a number equal to the product of the Exchange Ratio and the Average Price.


         On the Effective Date, each outstanding unvested option to purchase shares of PFC Common Stock under the KEP will be converted into unvested options to purchase CBH Common Stock (each a "CBH Stock Option"). Each holder of PFC options under the KEP will receive an option to purchase the number of shares of CBH Common Stock equal to the product of (i) the number of shares of PFC Common Stock issuable upon the exercise of such holder's PFC options under the KEP and
(ii) the Exchange Ratio; provided, however that any fractional shares of CBH Common Stock resulting from such multiplication will be rounded down to the nearest whole share. The exercise price for the CBH Stock Options will be equal to (i) the exercise price of the PFC Stock Option for which the CBH Stock Option is being converted and issued in place thereof divided by (ii) the Exchange Ratio; provided, however, that such exercise price will be rounded down to the nearest whole cent. The duration and certain other terms of each CBH Stock Option shall be substantially the same as that of each PFC Stock Option exchanged therefor.


         CBH has reserved for issuance a sufficient number of shares of CBH Common Stock for delivery (i) to holders of PFC Options under the above-referenced Plans in exchange for such options in accordance with the Merger Agreement and (ii) upon exercise of the CBH Stock Options exchanged for unvested PFC Stock Options granted under the KEP in accordance with the Merger Agreement.

Background of Merger


         In the late spring of 1998, PFC's Board discussed the economic, business and competitive climate for banking and financial institutions in general and for PFC in particular. The PFC Board noted that PFC had, for nearly nine years, maintained a pace of asset and earnings growth virtually unmatched by any other financial institution of which they were aware. This growth was achieved through such things as de-novo branch openings, quality staff expansion and retention, SBA lending leadership, technological superiority, aggressive capital acquisition, high loan quality maintenance, creation of new divisions and formation of operating subsidiaries. These factors led to nearly constant improvement in the market value of PFC's stock and the PFC Board believed that investors had come to expect continuing growth at historical rates with trading values reflecting performance expectations at least 12-15 months out. The PFC Board concluded it would be very difficult to maintain the historical rates of earnings and asset growth which could continually increase the value of PFC's stock and that external factors beyond PFC's control posed additional risks. Therefore, the PFC Board concluded that it was in the best interest of shareholders to determine if there was a strategic merger candidate with greater resources and diversity which would allow continued growth in shareholder value as well as provide a merger premium with increased liquidity for existing shareholders.


         The PFC Board formed the Mergers and Acquisitions Committee (the "M&A Committee") consisting of Messrs. DeFalco, Horvath and Jablonski. Over the next few months the M&A Committee worked with Endicott, its investment bankers, to identify a merger candidate and met with several potential candidates. One such candidate was CBH. After CBH announced its plans in August 1998 to acquire Tinton Falls Bank located in Monmouth County, New Jersey, Endicott discussed with the M&A Committee that pursuant to CBH's strong de novo expansion strategy, CBH may be interest in expanding in other New Jersey counties. Endicott was then authorized by the M&A Committee to initiate conversations with CBH regarding PFC serving as a base for CBH's expansion in Hunterdon and Somerset Counties. Meetings with CBH's management led to CBH presenting an initial proposal to the M&A Committee in early September 1998 which was manifested by a definitive agreement prepared, reviewed and negotiated over several days by the M&A Committee and representatives of CBH.


         On September 16, 1998, the PFC Board met with legal counsel and representatives of Endicott to review and vote upon the Merger Agreement and the transactions contemplated thereby. The PFC Board unanimously approved the Merger Agreement and it was executed on behalf of PFC effective September 17, 1998.

Recommendation of the PFC Board; PFC's Reasons for the Merger

         The PFC Board unanimously approved the Merger and believes that the Merger is in the best interests of the shareholders of PFC.

         In reaching its determination that the Merger is fair to, and in the best interests of, PFC and its shareholders, the PFC Board considered a number of factors, both from a short-term and longer-term perspective, including, but not limited to, the following:

                  i) the historical trading prices for PFC Common Stock and CBH Common Stock, the relative liquidity offered by CBH Common Stock, which is traded on the NYSE, compared with PFC Common Stock, which is traded on the NASDAQ National Market, and the likelihood that the CBH Common Stock to be received by PFC shareholders in the Merger would constitute a favorable premium compared to expected future values of PFC Common Stock under a variety of circumstances and assumptions;

                  ii) the historical financial results of CBH, information furnished to the PFC Board regarding CBH's business, operations, financial condition and future prospects, and the results of the due diligence investigation conducted by PFC's management and financial advisors;

                  iii) the advice of Endicott, the detailed financial analyses, pro forma results and other information presented by Endicott to the PFC Board, including a comparison on the value of the consideration to be paid in the Merger to that paid in other comparable financial institution mergers, and Endicott's opinion that, as of September 16, 1998, the consideration to be received by the shareholders of PFC was fair from a financial point of view. See " -- Opinion of PFC's Financial Advisor";

                  iv) the tax free nature of the transaction to PFC shareholders;

                  v) the PFC Board's familiarity with and review of the business, financial condition, results of operations and future prospects of PFC, including the potential growth, development, productivity and profitability of PFC should PFC remain independent;


                  vi) the current and prospective environment in which PFC operates, including economic conditions, the competitive environment for banks and financial institutions generally, the trend toward consolidation in the financial services industry, and the likely effect of those factors on PFC's potential growth, development and profitability;

                  vii) the compatibility of the respective business and management philosophies of CBH and PFC, CBH's growing franchise in New Jersey, the likelihood that the combined company would be more likely than PFC alone to possess the financial and technological resources to compete more effectively in the rapidly changing marketplace for banking and financial services, and the expectation that CBH will continue to provide quality service to the communities and customers served by PFC;

                  viii) PFC's possible alternatives to the Merger, including the range of possible values of those alternatives and the timing and likelihood of success in soliciting, negotiating, and actually receiving those values;

                  ix) the review by the PFC Board with its legal and financial advisors of the provisions of the Merger Agreement;

                  x) the price protection afforded to PFC's shareholders in the Merger due to the method of calculation of the Exchange Ratio and the ability of the PFC Board to terminate the Merger Agreement if the Average Price of CBH Common Stock is less than $33.00 per share;

                  xi) the "fiduciary out" provisions in the Merger Agreement and the absence of any "lock-up" stock option;

                  xii) the impact the Merger would be likely to have on the various constituencies served by PFC, including its shareholders, employees, customers and community;

                  xiii) the provisions of the Merger Agreement on a variety of issues affecting PFC directors and officers, including covenants that CBH will terminate and pay out in full PFC's existing employment agreements with Arnold
F. Horvath and Robert J. Jablonski, that CBH will offer two year employment contracts to each of Messrs. Horvath and Jablonski (with the option of CBH to extend each for three one-year periods), and that CBH will appoint Louis R. DeFalco as Vice Chairman to the Board of Directors of Commerce Bank/Central, N.A.; and

                  xiv) the likelihood, based on CBH's prior acquisition history, the non-overlapping nature of PFC's and CBH's existing markets and discussions between the respective Chairman of CBH and PFC that CBH would be more inclined than many other potential acquirors of PFC to offer continued employment and, in some cases, enhanced employment opportunities, to a large number of current PFC employees.

         The foregoing does not purport to be a complete list of the matters considered by the PFC Board in approving the Merger. In approving the Merger, the PFC Board did not identify any one factor or group of factors as being more important or significant than any other factor in the decision making process.

         Because the PFC Board concluded that the long-term interests of PFC and the maximization of value for its shareholders would best be served by combining with CBH under the terms and conditions set forth in the Merger Agreement, PFC's Board did not give substantial consideration to any proposals other than the one made by CBH.

         For the reasons described above, the PFC Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and is in the best interest of, PFC and its shareholders. Accordingly, the PFC Board unanimously recommends that PFC shareholders vote "FOR" the adoption and approval of the Merger Agreement.

CBH's Reasons for the Merger

         In reaching its conclusion to approve the Merger, the CBH Board consulted with CBH's senior management, as well as with its legal advisors, and considered various factors, including the following:

         Consistency with CBH Strategy. The effectiveness of the Merger as a method of implementing and accelerating CBH's strategy for long-term growth and enhanced shareholder value. This included (a) increased revenue from the sale of CBH products and services to PFC customers, (b) the strong PFC banking franchise with a retail and middle-market focus in important markets in New Jersey, (c) a bank with similar approaches to customer services, credit quality, expense reduction, and growth and (d) opportunities to leverage capacity in technology over a larger asset and customer base and to realize other expense savings.

         Certain Financial Information. Certain financial information about the Merger, CBH and PFC. This information included, but was not limited to, information with regard to respective recent and historical stock performance, valuation analyses, pro forma analyses, comparative financial data, and comparable merger and acquisition transactions as presented by CBH's senior management. CBH senior management also commented on its due diligence review.

         Certain Nonfinancial Information. Certain nonfinancial terms and the structure of the Merger, including information about the terms of the Merger Agreement.

         Regulatory Approvals. The likelihood of the Merger being approved by the appropriate regulatory authorities. See "-- Regulatory Approvals."

         The foregoing discussion of the information and factors considered by the CBH Board is not intended to be exhaustive but includes all material factors considered by the CBH Board. In reaching its determination to approve the Merger, the CBH Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, and considering, among other things, the matters discussed above, the CBH Board unanimously approved the Merger Agreement and the transactions contemplated thereby, as being in the best interests of CBH and its shareholders.

Opinion of PFC's Financial Advisor

         Since March 12, 1996, Endicott has formally acted as financial advisor to PFC on a contractual basis. Endicott was initially retained, pursuant to a retainer agreement, to provide general financial advisory services to PFC, and such retainer agreement was supplemented with an agreement (the "Endicott Agreement") signed on July 20, 1998 which outlined more specifically the services Endicott would provide in the context of a potential merger transaction.

         The investment banking business of Endicott includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The PFC Board chose Endicott because of its expertise, experience and familiarity with the financial institutions industry.

         In connection with its acting as financial advisor PFC, at the September 16, 1998 meeting at which the PFC Board approved the Merger Agreement, Endicott delivered its oral opinion (the "September Opinion") to the PFC Board, that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of PFC Common Stock. Endicott has delivered to PFC a written opinion (the "Proxy Opinion") dated as of November 18, 1998 that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of PFC Common Stock.


         The full text of the Proxy Opinion is attached as Annex C to this Proxy Statement-Prospectus and is incorporated herein by reference. The description of the Proxy Opinion set forth herein is qualified in its entirety by reference to Annex C. PFC shareholders are urged to read the Proxy Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Endicott in connection herewith. The Proxy Opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any shareholder of PFC as to how such shareholder should vote at the Meeting.

         In connection with rendering its September and Proxy Opinions, Endicott reviewed and considered, among other things: (i) the Merger Agreement; (ii) audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations for PFC for the three fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 and the unaudited consolidated financial statements of PFC for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998; (iii) audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations for CBH for the three fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 and the unaudited consolidated financial statements of CBH for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998; (iv) financial analyses and forecasts for PFC and CBH prepared by and/or reviewed with the respective managements of PFC and CBH; (v) the views of senior management of PFC and CBH of their respective past and current business operations, results thereof, financial condition and future prospects; (vi) certain reported price and trading activity for PFC Common Stock and CBH Common Stock, including a comparison of certain financial and stock market information for PFC and CBH with similar information for certain other companies the securities of which are publicly traded; (vii) the financial terms of recent business combinations in the banking industry; (viii) the pro forma impact of the transaction on CBH;
(ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria with Endicott considered relevant.

         No limitations were imposed on Endicott by the PFC Board with respect to the investigation made or procedures followed by Endicott in rendering its September Opinion or its Proxy Opinion. In connection with rendering its September and Proxy Opinions to the PFC Board, Endicott performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Endicott, but does not purport to be a complete description of Endicott's analyses of presentation at the September 16, 1998 meeting of the PFC Board. Endicott believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying the fairness opinion of Endicott. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Endicott made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of PFC and CBH. Any estimates contained in Endicott's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may be sold.

         The following summary of selected analyses prepared by Endicott and presented to the PFC Board in connection with the September Opinion and analyzed by Endicott in connection with the September and Proxy Opinions. In connection with delivering the Proxy Opinion, Endicott updated certain analyses described below to reflect current market conditions and events occurring since the date of the September Opinion. Such reviews and updates led Endicott to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the September Opinion.


         Analysis of Publicly Traded Companies. In preparing its presentation, Endicott used publicly available information to compare selected financial and market information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy for CBH and other publicly traded regional commercial banks located in the Mid-Atlantic United States. This peer group consisted of institutions ranging in assets from $1 billion to $6 billion. Endicott used similar data for nationwide high-performance commercial banks in the same asset size range that had a return on equity for the last fiscal quarter of greater than 15% and a price-to-tangible book value greater than 150%. Endicott reviewed the historical financial information for CBH and the median value for each group since December 1993. Endicott calculated a range of stock market valuation of the selected peer groups based on their valuation multiples at December 31, 1997, June 30, 1998, and at September 10, 1998. The range for December 31, 1997 was $31.36 to $40.40, for June 30, 1998 was $33.12 to $41.63, and for September 10, 1998, was $27.24
to $35.92.

         Separately, Endicott performed a similar analysis for PFC and comparable publicly traded companies. The peers consisted of a group of commercial banks located in the Mid-Atlantic United States with assets ranging between $100 million to $500 million and nationwide high performing commercial banks within the same asset size range with return on equity greater than 15% and price-to-tangible book value greater than 150%. Endicott calculated a range of stock market valuation of the selected peer groups based on their valuation multiples at December 31, 1997, June 30, 1998, and at September 10, 1998. The range for December 31, 1997 was $9.60 to $13.70, for June 30, 1998 was $9.57 to $14.02, and for September 10, 1998, was $8.42 to $12.91.

         Analysis of Selected Merger Transactions. Endicott reviewed merger and acquisition transactions announced since January 1, 1990 involving public commercial banking institutions as acquirees and having a transaction value over $15 million (each a "Transaction"). Among those reviewed were: (i) Transactions announced between January 1, 1998 and September 14, 1998 (the "1998 Nationwide Transactions"); (ii) Transactions involving institutions with total assets of between $200 and $500 million announced between January 1, 1998 and September 14, 1998 (the "1998 Transactions"); and (iii) Transactions involving institutions located in the Mid-Atlantic States between January 1, 1998 and September 14, 1998 (the "1998 Regional Transactions"). Endicott reviewed the price to last twelve months earnings, price to book value, price to tangible book value, price to deposits, price to assets, and deposit premium paid in each such transaction and computed high, low, mean and median ratios and premiums for the respective groups of transactions. Endicott's computations yielded the following median mutiples for the 1998 Nationwide Transactions, 1998 Transactions, and the 1998 Regional Transactions, respectively, as compared with the following indicated multiples for the Merger: (i) price to last twelve months earnings multiples of 22.81x, 23.87x, and 29.84x, compared with 24.62x for the Merger; (ii) price to book value of 300.0%, 285.7%, and 293.3% as compared with 325.65% for the Merger; (iii) price to tangible book value of 313.8%, 307.1%, and 293.3% as compared to 325.65% for the Merger, and (iv) core deposit premiums of 26.6%, 24.0%, and 29.3% as compared with 21.09% for the Merger.


         In addition to the analysis of selected merger transactions, Endicott reviewed the stock market performance of the most active acquiring commercial banks in the country. Endicott considered the impact that the recent drop in the value of the stocks of such acquiring companies would have on merger and acquisition pricing in the near future.

         No company or transaction, however, used in this analysis is identical to PFC, CBH or the Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.


         Discounted Earnings, Dividend Stream and Terminal Value Analysis. Using a discount earnings and dividend stream and terminal value analysis, Endicott estimated the future stream of earnings flows that PFC could be expected to produce through 2004 under various operating assumptions. Terminal values were calculated utilizing a range of price to earnings multiples from ten to twenty-four times and price to tangible book value multiples from 160% to 300%. The net income streams and terminal values were then discounted to present values using discount rates between 9% and 12% chosen to reflect different assumptions regarding the required rates of return holders or prospective buyers of PFC Common Stock would expect. This analysis assumed that PFC continued its current cash dividend policy and indicated a reference range of between $9.38 and $23.61 per share.

         Pro Forma Merger Analysis. Endicott performed pro forma merger analyses that combined PFC's and CBH's current and projected income statements and balance sheets based on earnings forecasts of PFC and CBH management, respectively. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the transaction on both PFC and CBH. Endicott noted that, based on a $16.25 per share price for each share of Prestige Common Stock, the impact of the Merger on Commerce did not appear to be material based on such forecasts.

         Pursuant to the terms of the Endicott Agreement, PFC paid Endicott a fee of $50,000 (the "September Opinion Fee") for rendering its September Opinion. In addition, and pursuant to the terms of the Endicott Agreement, PFC will pay Endicott a transaction fee (the "Transaction Fee") equal to .80% of the value of the Merger (calculated at the Effective Date), of which approximately 25% was paid upon the signing of the Merger Agreement and the remaining portion is payable upon the consummation of the Merger. Pursuant to the Endicott Agreement, the September Opinion Fee will be credited against the Transaction Fee. Based upon the consummation of the Merger as contemplated in the Merger Agreement, Endicott will be paid a Transaction Fee of approximately $600,000 for its services in connection with the Merger. PFC has also agreed to reimburse Endicott for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Endicott and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expense and liabilities, including liabilities under securities laws.

Interests of Certain Persons

         In considering the recommendations of the PFC Board with respect to the Merger, shareholders of PFC should be aware that certain members of the PFC Board and management of PFC have certain interests in the Merger that may be in addition to or different from the interests of shareholders of PFC generally. The PFC Board was aware of these interests and considered them, among other factors, in approving the Merger. These interests are summarized below.

         Employment Agreements with PFC Senior Management. Two members of PFC's senior management, Arnold F. Horvath and Robert J. Jablonski, had employment agreements with PFC providing them with certain benefits in the event of a "Change in Control", as defined therein, of PFC. In general, these benefits included: (i) the right to receive a payment from PFC, upon a termination of employment in the event of a Change in Control, in an amount equal to 2.99 times the annual base salary and yearly average incentive compensation paid to such employee for the two fiscal years prior to such Change in Control; (ii) accelerated vesting of all granted but unvested Stock Appreciation Rights ("SARs") and all ungranted SARs under PFC's Long Term Incentive Compensation Plan for Senior Management upon a Change in Control; provided, however, that PFC shall cause such accelerated vesting of the SARs value to such employee to be in a manner so as to minimize any potential "excess parachute payment" as defined in Section 280G of the Code; and (iii) the right to receive a lump sum payment of $200,000, if such employee elects at any time within 24 months after a Change in Control to leave the employ of PFC.

         Given that the consummation of the Merger Agreement will constitute a Change in Control for purposes of each of the employment agreements with Messrs. Horvath and Jablonski, each such agreement will be terminated and paid out in full in an amount equal to $1,879,596 and $1,879,596, respectively, as a result of the Merger. In addition, upon the consummation of the Merger, each of Messrs. Horvath and Jablonski will receive retirement benefits pursuant to PFC's Executive Supplemental Retirement Income Agreement ("SERP"), described below, and will be entering into two-year employment agreements (with the option of CBH to extend each for three one-year periods) with CBH under which they will each receive an annual base salary of $145,000.


         Designation of Louis R. DeFalco, PFC's Chairman of the Board, Arnold F. Horvath and Robert J. Jablonski to the Board of Directors of Commerce Bank/Central, N.A. In the Merger Agreement, CBH has agreed to have Mr. DeFalco elected as Vice Chairman to the Board of Directors of Commerce Bank/Central, N.A. ("Commerce Bank/Central") effective upon completion of the Merger. CBH has also agreed to have Messrs. Horvath and Jablonski elected to the Board of Directors of Commerce Bank/Central.


         Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that CBH will indemnify the past and present directors, officers and employees of PFC against certain liabilities (and will advance certain expenses) following the Effective Date, to the fullest extent that such persons would have been entitled to indemnification (or to advancement of certain expenses) under the laws of the State of New Jersey and the PFC Certificate and Bylaws as in effect on the date of the Merger Agreement.

         Stock Options for Senior Management. PFC has granted stock options to each of Messrs. Horvath and Jablonski under the PFC 1994 Stock Option Plan for Senior Management (as amended, the "PFC Senior Management Stock Option Plan"). Options granted pursuant to the PFC Senior Management Stock Option Plan may be Incentive Stock Options or Non-Qualified Stock Options within the meaning of
Section 422 of the Code, and vest in not more than five years from the date of grant unless all or part are accelerated upon a "Change in Control", as defined in the PFC Senior Management Stock Option Plan. Unless terminated earlier by its terms, the options under the PFC Senior Management Stock Option Plan expire ten years after the date they are granted. Pursuant to the PFC Senior Management Stock Option Plan and as of the date of this Proxy Statement-Prospectus, each of Messrs Horvath and Jablonski held options to purchase 58,131 shares of PFC Common Stock exercisable by their terms. Pursuant to the terms of the PFC Senior Management Stock Option Plan, and the individual stock option agreements with each of Messrs. Horvath and Jablonski, options to purchase 28,624 shares of PFC Common Stock will become exercisable to each of Messrs. Horvath and Jablonski upon a Change in Control. The consummation of the Merger Agreement will constitute a Change in Control for purposes of the PFC Senior Management Stock Option Plan. Accordingly, currently unvested options issued pursuant to the PFC Senior Management Stock Option Plan will become vested and exercisable upon consummation of the Merger Agreement.

         The following table sets forth information relating to options granted under the PFC Senior Management Stock Option Plan with respect to each of Messrs. Horvath and Jablonski, including (i) the number of shares covered by options held by such persons, (ii) the number of shares covered by options held by such persons that are currently exercisable, (iii) the number of shares covered by options held by such persons that will become exercisable upon consummation of the Merger Agreement, (iv) the weighted average exercise price for such exercisable options held by such persons (assuming the consummation of the Merger), and (v) the aggregate value of such exercisable options based upon the per share value (i.e., the PFC Per Share Price less the option exercise price).


                                                                   Options        Weighted Average
                                                                 Exercisable     Exercise Price Per
                                                     Options   Upon Consummation    Share for        Aggregate Value
                                                    Currently      of the          Exercisable       of Exercisable
                                     Options Held  Exercisable     Merger            Options             Options
                                     ------------ ------------  -------------    ----------------     ---------------
Horvath, Arnold F.................      86,755       58,131        28,624            $ 6.99             $803,139
Jablonski, Robert J...............      86,755       58,131        28,624              6.99             $803,139




         Stock Options for Key Employees. PFC has granted stock options to certain key employees of PFC and the Bank including, without limitation, each of Messrs. Horvath and Jablonski, under the PFC 1994 Stock Option Plan for Key Employees (the "KEP"). Options granted pursuant to the KEP may be Incentive Stock Options or Non-Qualified Stock Options within the meaning of Section 422 of the Code, and vest in not more than five years from the date of grant. Unless terminated earlier by its terms, the options under the KEP expire ten years after the date they are granted. Pursuant to the KEP and as of the date of this Proxy Statement-Prospectus, options to purchase 276,150 shares of PFC Common Stock have been granted of which 87,813 options are exercisable by their terms and 1,562 are unvested and therefore unexercisable by each of Messrs. Horvath and

Jablonski. On the Effective Date, each outstanding vested option to purchase shares of PFC Common Stock under the KEP will be canceled and CBH will deliver to holders of such options a number of shares of CBH Common Stock reflecting the Exchange Ratio, with cash paid in lieu of fractional shares. Each unvested option to purchase shares of PFC Common Stock under the KEP will be converted, on the Effective Date, into unvested options to purchase CBH Common Stock. See "-- Treatment of PFC Stock Options"

         The following table sets forth information relating to options granted under the KEP with respect to each of Messrs. Horvath and Jablonski, including
(i) the number of shares covered by options held by such persons, (ii) the number of shares covered by options held by such persons whether currently exercisable, (iii) the weighted average exercise price for such exercisable options held by such persons, and (iv) the aggregate value of such exercisable options based upon the per share value (i.e., the PFC Per Share Price less the option exercise price).

                                                                       Weighted Average
                                                                      Exercise Price per
                                                        Options          Share for          Aggregate Value
                                                       Currently        Exercisable          of Exercisable
                                     Options Held     Exercisable         Options               Options
                                     ------------     ------------     ----------------     ----------------
Horvath, Arnold F.................      89,375          87,813            $ 6.14             $887,586
Jablonski, Robert J...............      89,375          87,813              6.14             $887,586

         Stock Options for Outside Directors. PFC has granted stock options to certain non-employee directors under the PFC 1994 Stock Option Plan for Outside Directors (the "PFC Outside Director Plan"). Options granted pursuant to the PFC Outside Director Plan are Non-Qualified Stock Options within the meaning of
Section 422 of the Code, and vest in two equal annual installments with the first installment vesting one year from the date of grant unless all or part are accelerated upon a "Change in Control", as defined in the PFC Outside Director Plan. Unless terminated earlier by the option's terms, the options under the PFC Outside Director Plan expire upon the earlier of ten years following the date of grant or one year following the date on which the optionee ceases to serve as a director. Pursuant to the PFC Outside Director Plan and as of the date of this Proxy Statement-Prospectus, options to purchase 111,373 shares of PFC Common Stock are exercisable by their terms. Pursuant to the terms of the individual stock option agreements with outside directors, options to purchase an additional 45,625 shares, in the aggregate, of PFC Common Stock will become exercisable upon a Change in Control. The consummation of the Merger Agreement will constitute a Change in Control for purposes of the PFC Outside Director Plan. Accordingly, the foregoing options issued pursuant to the PFC Outside Director Plan will become vested and exercisable upon consummation of the Merger Agreement.

         The following table sets forth information relating to options granted under the PFC Outside Director Plan with respect to the named outside directors therein and all outside directors as a group (collectively, the "Outside Director Group"), including (i) the number of shares covered by options held by such persons, (ii) the number of shares covered by options held by such persons that are currently exercisable, (iii) the number of shares covered by options held by such persons that will become exercisable upon consummation of the Merger Agreement, (iv) the weighted average exercise price for such exercisable options held by such persons (assuming the consummation of the Merger), and (v) the aggregate value of such exercisable options based upon the per share value (i.e., the PFC Per Share Price less the option exercise price).

                                                                      Options          Weighted Average
                                                                    Exercisable       Exercise Price Per
                                                      Options     Upon Consummation      Share for        Aggregate Value
                                                     Currently        of the            Exercisable        of Exercisable
                                     Options Held   Exercisable       Merger              Options             Options
                                     ------------   ------------   -------------       ----------------   ----------------
Boehm, Roland D...................      35,937         26,812          9,125              $ 7.84             $302,144
DeFalco, Louis R..................      35,937         26,812          9,125                7.84              302,144
Lustig, Gerald A..................      35,937         26,812          9,125                7.84              302,144
MacDonald, James W................      35,937         26,812          9,125                7.84              302,144
Stryker, Jr., Arthur..............      13,250          4,125          9,125               10.21               80,062
Outside Director Group,
    including the 5 directors
    named above (5 persons in
    total)........................     156,998        111,373         45,625              $ 8.04           $1,288,639

         Plan Share Awards for Outside Directors. Non-employee directors who had served as directors of PFC or the Bank for at least three years as of January 1, 1994 were eligible to receive shares of PFC

Common Stock held in trust by PFC ("Plan Share Awards") pursuant to PFC's Recognition and Retention Plan for Founding Outside Directors (the "PFC Recognition Plan"). Each of Messrs. Boehm, DeFalco, Lustig and MacDonald have been awarded 14,025 Plan Shares under the Recognition Plan, of which 3,509 Plan Shares are unearned by each such person as of the Record Date. Pursuant to the PFC Recognition Plan, all unearned Plan Shares will be deemed earned by such persons as of such person's last day of service as an outside director with PFC or the Bank upon a "Change in Control", as defined therein. The consummation of the Merger Agreement will constitute a Change in Control for purposes of the PFC Recognition Plan.

         Supplemental Executive Retirement Plan. PFC adopted a non-tax qualified retirement plan for certain of its executives ("SERP") to supplement the benefit such executives can receive under PFC's 401(k) Thrift Plan. The SERP is designed to provide a benefit (less the benefits estimated to be provided under the Thrift Plan) that is equal to 60 percent of the executive's final salary. The benefit is payable over the greater of 180 months or the executive's life. In the case of an executive's involuntary termination of employment for any reason (other than for cause) or voluntary termination of employment in connection with a "Change in Control", as defined in the SERP, the executive is entitled to a benefit equal to the greater of the annuitized present value of the accrued benefit of $75,000 per year, payable within 30 days of such termination. The consummation of the Merger Agreement will constitute a Change in Control for purposes of the SERP giving rise to PFC making a final lump sum contribution equal to the present value of all remaining contributions to the Retirement Income Trust Fund, as defined in the SERP; provided that such contribution shall be made in such a manner as to minimize any potential "excess parachute payment" as defined in Section 280G of the Code. As of the Record Date, Messrs. Horvath and Jablonski were the only participants in the SERP. Pursuant to the terms of the SERP, $1,092,132 and $1,098,677, respectively, will be paid to the trustee of the Retirement Income Trust Fund to fund the retirement plans for each of Messrs. Horvath and Jablonski.

         Retirement Benefits for Directors of the Bank. The Bank has adopted a non-tax qualified retirement plan for directors (the "PFC Directors Retirement Plan") that provides directors who serve on the Board of the Bank for at least ten years with an annual retirement benefit equal to a designated amount ("Level 1 Retirement Benefit"). In the event that a director continues to serve on the Board of the Bank to an age specified in such person's Directors Retirement Plan Joinder Agreement, as defined in the Directors Retirement Plan, the director is entitled to a Level 2 Retirement Benefit (in lieu of the Level 1 Retirement Benefit). Under the PFC Directors Retirement Plan, if a "Change in Control", as defined therein, occurs at the Bank or PFC, and thereafter a director's service is terminated (voluntarily or involuntarily), then such director will be entitled to receive his Level 2 Retirement Benefit commencing on the first day of the month following his termination of service and payable in monthly installments throughout the Level 2 Payout Period, as defined therein. The consummation of the Merger Agreement will constitute a Change in Control for purposes of the PFC Directors Retirement Plan. Pursuant to the terms of the PFC Directors Retirement Plan, $603,618, $380,297, $229,566, $696,626 and $257,201,
respectively, will be paid to the trustee to fund the Level 2 Retirement Benefits for Messrs. Boehm, MacDonald, Lustig, Stryker and DeFalco.


         As of the Record Date, Messrs. Boehm, MacDonald, Lustig, Defalco and Stryker beneficially owned, respectively, ____________, ____________, ____________, ____________, and ____________ shares of PFC Common Stock.

Certain Federal Income Tax Consequences of the Merger

         The following is a summary of the anticipated material federal income tax consequences of the Merger to CBH, PFC and the shareholders of PFC. The discussion is based on current provisions of the Code, applicable Treasury Regulations and the applicable judicial and administrative interpretations on the date hereof, any of which is subject to change at any time. It is based upon the parties' understanding of the federal income tax laws as currently interpreted and does not address issues of state or local taxation. The summary of the anticipated material federal income tax consequences of the Merger to the shareholders of PFC which follows is limited to those persons who hold shares of PFC Common Stock as "capital assets" (generally property held for investment) within the meaning of Section 1221 of the Code. The following discussion does not address all aspects of federal income taxation that may be important to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the federal income tax laws (including life insurance companies, foreign persons, tax-exempt entities, holders who acquired their common stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold, directly or indirectly, 10% or more of PFC Common Stock or any class of PFC Common Stock) and does not address any aspect of state, local or foreign taxation. No rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not alter the tax consequences set forth below.

         It is a condition to the Merger that CBH and PFC will receive an opinion of counsel, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         Tax Consequences to CBH and PFC. No gain or loss will be recognized by CBH or PFC as a result of the Merger.

         Receipt of CBH Common Stock in Exchange for PFC Common Stock. A PFC shareholder who receives shares of CBH Common Stock in exchange for shares of PFC Common Stock will not recognize federal gain or loss upon receipt of such shares of CBH Common Stock. The shareholder's tax basis in the stock received will be the same as the shareholder's tax basis in the shares exchanged in the Merger. The holding period of the CBH Common Stock received by the shareholders of PFC in the Merger will include the period during which the shares of PFC Common Stock was held as a capital asset as of the completion of the Merger.

         Receipt of Cash in Lieu of CBH Fractional Shares. The receipt of cash by PFC shareholders in lieu of fractional shares will generally be treated as a taxable distribution in redemption of their fractional interests. This payment of cash in lieu of fractional shares will generally be treated as a sale or exchange by a PFC shareholder of such fractional shares provided that the cash payment is being made solely for the purpose of avoiding the administrative inconvenience related to issuing and transferring fractional share interests and is not separately bargained-for consideration. In that case, a PFC shareholder will generally recognize gain or loss, if any, for federal income tax purposes in an amount equal to the difference between the cash received and the shareholder's tax basis in the fractional shares (which basis will include a proportionate amount of a PFC shareholder's tax basis in the PFC Common Stock relinquished in the Merger); such gain or loss will generally be long-term capital gain or loss to the extent that the PFC shareholder held such shares as a capital asset for more than one year as of the date of the Merger.

         This federal income tax discussion is for general information only and may not apply to all holders of PFC Common Stock. Such holders are urged to consult their tax advisors as to the specific tax consequences to them of the Merger.

Business Pending Consummation and Related Matters

         Pursuant to the Merger Agreement, each of PFC and CBH has made certain covenants, with respect to itself and its subsidiaries, relating to the conduct of business pending consummation of the

Merger. Among other things, PFC agreed (except as otherwise contemplated by the Merger Agreement or with the written consent of CBH) not to: (i) conduct its business other than in the ordinary and usual course; (ii) pay dividends above certain specified levels (i.e., $0.32 per share on an annualized basis) or redeem or otherwise acquire shares of its capital stock, issue additional shares of its capital stock (except upon the exercise of currently outstanding stock options) or give any person the right to acquire any such shares; (iii) increase any salaries or employee benefits or enter into or modify any employee benefit plans, except for certain increases in the ordinary course of business and certain changes required by law or to satisfy pre-existing contractual obligations; or (iv) dispose of any of its material assets, business or property or acquire any material business or property of any other entities.

Commitments with Respect to Other Offers

         Under the Merger Agreement, PFC has agreed that it will not, without the prior written consent of CBH and subject to the fiduciary duties of its board of directors, solicit or encourage inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, or have any discussions with, any third party relating to the acquisition of a substantial equity interest in, or a substantial portion of the assets of, PFC.

Regulatory Approvals

         The Merger is subject to prior approval by the Federal Reserve Board under the BHCA. Under the BHCA, the Federal Reserve Board considers the financial and managerial resources of the companies involved and whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. In addition, the Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

         The Merger is also subject to the approval of the New Jersey state bank regulatory authority. In addition, the conversion of the Bank into a nationally charted banking association under the name, Commerce Bank/Central, N.A., requires approval of the OCC.

         Applications have been filed by CBH with the Federal Reserve Board, the New Jersey Department of Banking and Insurance and the OCC.

         We cannot assure you that such regulatory approvals will be obtained or as to the dates of any of such approvals, and we cannot consummate the Merger in the absence of such regulatory approvals. Furthermore, we cannot assure you that such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions contained in the Merger Agreement. See "-- Conditions to Consummation." Likewise we cannot assure you that the United States Department of Justice will not challenge the Merger, or, if such challenge is made, as to the result thereof.

Conditions to Consummation


         Under the Merger Agreement, various conditions are required to be satisfied before the parties are obligated to complete the Merger. For the most part these conditions are customary and include such items as the receipt of stockholder, regulatory, and NYSE listing approval, the receipt of corporate and tax legal opinions. In addition, the obligations of the parties are subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Merger Agreement, and the absence of any events or changes with respect to the other party having, or which reasonably could be expected to have, an adverse effect on the other party. Each of these three conditions is subject to a "materiality" standard. The approval of the PFC shareholders and certain regulatory authorities as discussed elsewhere in this Proxy Statement-Prospectus is also required in order to consummate the Merger. Certain of the conditions to the Merger may be waived by the company entitled to assert the condition.


Termination

         The Merger Agreement may be terminated by mutual agreement of the PFC Board and the CBH Board. The Merger Agreement may also be terminated by either the PFC Board or the CBH Board (i) if the Merger does not occur on or before March 31, 1999 or (ii) if the requisite approval of the PFC shareholders or the Federal Reserve Board are not obtained.

         In addition, the Merger Agreement may be terminated by the PFC Board, at its sole option, if the Average Price is below $33.00 (a "Termination Event").

         It is not possible to know whether a Termination Event will occur until after the determination of the Average Price. The PFC Board has not made any determination as to whether it would exercise its right to terminate the Merger Agreement if there is a Termination Event, and you should not assume that the PFC Board would exercise such right if the Average Price is below $33.00. In considering whether to exercise its termination right in such situation, the PFC Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the shareholders of PFC at the Meeting will confer on the PFC Board the power, consistent with its fiduciary duties, to elect either to terminate the Merger or to consummate the Merger in the event of a Termination Event and without any further action by, or resolicitation of, the shareholders of PFC. If the PFC Board elects to exercise its termination right, PFC must give CBH prompt notice of that decision.

         The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Annex A and Annex B to this Proxy Statement-Prospectus) relating to a possible Termination Event.

         PFC shareholders should be aware that the market price of CBH Common Stock between the determination of the Average Price and the Effective Date, as well as on the date certificates representing shares of CBH Common Stock are delivered in exchange for shares of PFC Common Stock following consummation of the Merger, will fluctuate and possibly decline and the value of the CBH Common Stock actually received by holders of PFC Common Stock may be more or less than

(i) the Average Price, or (ii) the value of the CBH Common Stock on the Effective Date resulting from the Exchange Ratio.

Resale of CBH Common Stock

         The CBH Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any PFC stockholder who is considered to be an "affiliate" of CBH or PFC for purposes of Rule 145 under the Securities Act or of CBH for purposes of Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally encompasses directors, senior officers, 10% shareholders and any other person with the power to direct the management and policies of the issuer in question.

         Shareholders who are affiliates of CBH or PFC may not sell shares of CBH Common Stock received in the Merger except (a) pursuant to an effective registration under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 of the Securities Act. Generally, those rules permit resales of stock received in a registered offering by an affiliate of CBH or PFC as long as CBH has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions set forth in Rule 144 and Rule l45.


         In addition, the terms and conditions of the Merger Agreement require that all of the affiliates of CBH and PFC agree not to sell any CBH or PFC securities until the date on which financial results of the combined operations of PFC and CBH covering at least 30 days after the completion of the Merger have been published (within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies) by CBH in an effective registration statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the SEC, or any publicly disclosed quarterly earnings report or press release or other authorized public disclosure by CBH that includes the combined results of operation of PFC and CBH. These restrictions are intended to fulfill one of the requirements for pooling accounting treatment for the Merger.


No Dissenters' Appraisal Rights

         Under the NJBCA, PFC shareholders do not have any right to dissent from the Merger and receive the appraised value of their shares in cash in connection with the Merger.

Accounting Treatment


         It is expected that the Merger, if consummated, will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under Opinion No. 16, Business Combinations, of the Accounting Principles Board of the American Institute of Certified Public Accountants. Under this accounting method, the assets and liabilities of PFC will be carried forward to CBH at their historical recorded bases. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for CBH.

Certain Effects of the Merger

         The purpose of the Merger is to combine CBH and PFC. This is being done through the merger of PFC with CBH. As a result of the Merger, the former holders of PFC Common Stock will receive CBH Common Stock and no longer have any direct interest in PFC or be able to vote with respect to the future affairs of PFC. Although former holders of PFC Common Stock will no longer enjoy the possibility of a direct interest in any future appreciation in their equity interest in PFC, after the Merger such former holders will enjoy the possibility of future appreciation in their equity interest in CBH.

         The current Certificate and Bylaws of CBH will continue as its certificate and bylaws after the completion of the Merger and will govern the CBH Common Stock and management of CBH thereafter. See "DESCRIPTION OF CBH CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF PFC AND CBH SHAREHOLDERS."

         Following completion of the Merger, the PFC Common Stock will be removed from trading on the NASDAQ National Market. PFC expects that the PFC Common Stock will continue to be listed and traded on the NASDAQ National Market until the consummation of the Merger.

New York Stock Exchange Listing

         The Merger Agreement requires CBH to file an application with the NYSE for approval to list the shares of CBH Common Stock issued in the Merger on the New York Stock Exchange, subject to official notice of issuance.

Waiver; Amendment

         Prior to the Effective Date, any provision of the Merger Agreement may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time by an agreement in writing among the parties thereto, approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that, after approval by the shareholders of PFC, such amendment, modification or waiver does not result in the reduction in the Exchange Ratio or result in a materially adverse tax or other effect to the holders of PFC Common Stock.

           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

         CBH Common Stock is listed on the NYSE (and prior to September 26, 1996, on the NASDAQ National Market) under the ticker symbol of "CBH". PFC Common Stock is listed on the NASDAQ National Market under the symbol "PRFN".

         The tables below set forth, for the calendar quarters indicated, the reported high and low sale prices of CBH Common Stock and PFC Common Stock as reported on the NYSE and NASDAQ National Market, respectively, and in each case based on published financial sources, and the dividends declared on such stock.

                                                     CBH Common Stock                  PFC Common Stock
                                            --------------------------------- ---------------------------------
                                                 Market Price         Cash         Market Price         Cash
                                            ---------------------- Dividends  ----------------------  Dividends
                                               High        Low      Declared     High        Low      Declared
                                            ----------- ---------- ---------- ----------  ---------- ----------

1996
First quarter..............................  $ 16.59     $ 14.61    $ 0.12    $  9.86     $  7.46     $ 0.03
Second quarter.............................    17.95       14.69      0.12      10.50        8.58       0.03
Third quarter..............................    20.31       15.23      0.13       9.17        7.50       0.03
Fourth quarter.............................    24.03       18.69      0.13       9.58        7.42       0.07

1997
First quarter..............................  $ 24.38     $ 20.95    $ 0.15    $ 11.83     $  8.66       0.05
Second quarter.............................    29.53       21.05      0.15      12.50       10.92       0.06
Third quarter..............................    30.91       27.42      0.15      13.60       11.20       0.06
Fourth quarter.............................    39.23       28.63      0.15      14.40       11.20       0.08

1998
First quarter..............................  $ 44.05     $ 34.45    $ 0.18    $ 13.60     $ 11.90     $ 0.06
Second quarter.............................    48.70       42.59      0.19      15.00       12.75       0.08
Third quarter..............................    47.45       35.13      0.19(1)   15.75       10.75       0.08
Fourth quarter (through November ___, 1998)     [ ]         [ ]       [ ]        [ ]         [ ]        0.08

------------------------
(1) Excludes the one time special cash dividend of $0.20 per share declared on June 29, 1998 and paid on July 24, 1998 to shareholders of record as of July 13, 1998.

         On September 16, 1998, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of CBH Common Stock on the NYSE and PFC Common Stock on the NASDAQ National Market were $ 39.94 and $13.00, respectively. On November [ ], 1998, the last practicable trading day prior to the mailing of this Proxy Statement-Prospectus, such prices were $[ ] and $[ ], respectively.

         PFC and CBH shareholders are urged to obtain current market quotations for CBH Common Stock and PFC Common Stock prior to mailing any decision with respect to the Merger. We cannot assure you of the market prices of CBH Common Stock or PFC Common Stock at any time before the Effective Date or as to the market price of CBH Common Stock thereafter.

                  The Merger Agreement provides for the filing of a listing application with the NYSE covering the shares of CBH Common Stock to be issued in the Merger. It is a condition to consummation of the Merger that such shares be authorized for listing on the NYSE, subject to official notice of issuance.

                           FORWARD-LOOKING STATEMENTS


         This Proxy Statement-Prospectus contains statements that may be "forward-looking". In particular, some of the statements in "RECENT DEVELOPMENTS", "THE MERGER -- CBH's Reasons for the Merger", "-- Recommendation of the PFC Board; PFC's Reasons for the Merger", "-- Opinion of PFC's Financial Advisor" and in the summaries of these sections, may be forward-looking. We want to caution you that given the recent developments in the banking industry, it is difficult, if not impossible, to predict accurately what will happen to CBH's and PFC's businesses in the future. Some of these developments are discussed or referred to in "RECENT DEVELOPMENTS", and we urge you to read that information carefully. As a consequence of these uncertainties, it could be that some of the assumptions that we made in approving and recommending the Merger -- particularly with regard to how CBH and PFC are likely to perform relative to each other in the future -- could be wrong and our actual results could differ materially. Errors in our assumptions could mean that the Exchange Ratio was too high or too low, or possibly even that the Merger was inadvisable.


         While this certainly is not our expectation, as a result of our advising you of this uncertainty the new "safe harbor" section of the Private Securities Litigation Reform Act of 1995 provides certain protection for each of CBH and PFC, as reporting companies under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), for any forward-looking statements that ultimately are proven inaccurate.

                                 BUSINESS OF PFC

General


         Financial and other information relating to PFC is set forth in PFC's Consolidated Financial Statements which are included in this Proxy Statement-Prospectus and in PFC's 1997 Annual Report on Form 10-K (which incorporated certain portions of PFC's 1998 Annual Meeting Proxy Statement) and PFC's 1998 First and Second Quarter Reports on Form 10-Q, which are incorporated by reference herein, copies of which may be obtained from PFC as indicated in "WHERE YOU CAN FIND MORE INFORMATION." See "CONSOLIDATED FINANCIAL STATEMENTS OF PFC."


History and Business

         Prestige Financial Corp. ("PFC") is a one-bank holding company headquartered in Raritan Township, New Jersey. PFC has one bank subsidiary, Prestige State Bank (the "Bank"), which is a New Jersey chartered commercial bank. The Bank currently accounts for substantially all of the total assets and the net income of PFC. PSB Investment Management, Inc., a New Jersey corporation and wholly-owned subsidiary of the Bank ("PSB Investment"), manages a portfolio of investments for its own account. In addition, PFC operates one nonbank subsidiary, PFC Financial Services, Inc., a New Jersey corporation ("PFC Financial"), which provides customers with financial planning and access to non-deposit investment products such as mutual funds, debt and equity securities, fixed and variable annuities, through Financial Network Investment Corporation, a licensed broker/dealer, insurance agency and registered investment advisor.

         PFC, through the Bank, offers a broad range of lending, depository and related financial services to individual consumers, businesses and governmental units. Commercial lending services provided by the Bank include short and medium term loans, SBA loans, revolving credit arrangements, lines of credit, asset-based lending, real estate construction loans and mortgage loans. Consumer banking services include various types of deposit accounts, secured and unsecured loans, consumer installment loans, mortgage loans and mortgage and other consumer oriented services.

         PFC was incorporated in the State of New Jersey in February 1993. On July 31, 1993, the Bank consummated its reorganization into a holding company structure pursuant to a Plan of Acquisition whereby the Bank became a wholly-owned subsidiary of PFC. The reorganization was accounted for under the pooling of interests method of accounting for financial reporting purposes.

         PFC operates chiefly in its approximately 228 square mile primary trade area surrounding its headquarters facility in Raritan Township, New Jersey. The primary trade area consists of all of Hunterdon County; four southwestern townships of Warren that border on Hunterdon County; and four western townships of Somerset bordering on Hunterdon County.

         As of September 30, 1998, on a consolidated basis, PFC had total assets of approximately $321.9 million, total deposits of approximately $298.4 million, and total shareholders' equity of approximately $21.8 million.

         PFC maintains its executive offices at 1 Royal Road, P.O. Box 2480, Flemington, New Jersey, 08822; telephone (908) 806-6200.


Year 2000 Compliance

         The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations. The Year 2000 issue extends beyond individual companies to include the effect on other companies with which they do business or by which they may be affected. PFC has conducted a comprehensive review of its computer systems and third-party vendors to identify the processes that could be affected by the Year 2000 issue and is devoting the necessary internal and external resources to implement a plan to address Year 2000 issues. Because PFC's primary operating software is obtained and maintained by external software providers under maintenance agreements or is already Year 2000 compliant, PFC has not invested any material amounts to convert critical mainframe and PC-based operating systems and software to Year 2000 compliant hardware and software. Management anticipates that all remaining operations affected by Year 2000 issues will be tested and compliant in advance of Year 2000 and will meet all regulatory milestones. Related expenditures in future years to complete systems projects and ensure Year 2000 compliance are not expected by management to have a material impact on PFC's financial position, results of operations or cash flow.


         For additional information regarding PFC's business, see "CONSOLIDATED FINANCIAL STATEMENTS OF PFC" and "WHERE YOU CAN FIND MORE INFORMATION."

                                 BUSINESS OF CBH

General

         Financial and other information relating to CBH, including information relating to CBH's directors and executive officers, is set forth in CBH's 1997 Annual Report on Form 10-K, as amended (which incorporated certain portions of CBH's 1998 Annual Meeting Proxy Statement), and CBH's 1998 First and Second Quarter Reports on Form 10-Q, which are incorporated by reference herein, copies of which may be obtained from CBH as indicated in "WHERE YOU CAN FIND INFORMATION."

History and Business

         Commerce Bancorp, Inc. ("CBH") is a multi-bank holding company headquartered in Cherry Hill, New Jersey which operates three nationally chartered bank subsidiaries: Commerce Bank, N.A., Cherry Hill, New Jersey ("Commerce NJ"), Commerce Bank/Pennsylvania, N.A., Devon, Pennsylvania ("Commerce PA"), Commerce Bank/Shore, N.A., Toms River, New Jersey ("Commerce Shore"), and one state chartered bank subsidiary, Commerce Bank/North, Ramsey, New Jersey ("Commerce North"). These four bank subsidiaries have 64 retail branch offices in New Jersey, and 17 retail branch offices in Metropolitan Philadelphia. Average deposits per branch as of September 30, 1998 (excluding branches open less than two years) were approximately $61.8 million.


         CBH, through its four bank subsidiaries, provides a full range of retail and commercial services to individuals and businesses. These services include free checking accounts for customers maintaining certain minimum balances, savings programs, money market accounts, negotiable orders of withdrawal ("NOW") accounts, certificates of deposit, safe deposit facilities, consumer loan programs, home equity and Visa Gold(TM) card revolving lines of credit, overdraft checking, automated teller facilities and expanded banking hours. Lending services include commercial, residential, construction, real estate, term and installment loans. Corporate trust services are offered by Commerce NJ and Commerce PA.

         CBH operates one nonbank subsidiary, Commerce Capital Markets, Inc., Philadelphia, Pennsylvania ("CCMI"), which engages in certain securities activities permitted to bank holding company subsidiaries under Section 20 of the Glass-Steagall Act.

         In addition, CBH, through Commerce National Insurance Services, Inc., a nonbank subsidiary of Commerce North ("Commerce National"), operates an insurance brokerage firm concentrating on commercial property, casualty and surety as well as personal lines. Commerce National also offers a line of employee benefit programs including both group as well as individual medical, life, disability and pension. Commerce National places insurance for clients in multiple states, primarily Delaware, New Jersey and Pennsylvania.

         CBH, a New Jersey business corporation, which was incorporated on December 9, 1982, became a registered bank holding company under the BHCA on June 30, 1983, by acquiring Commerce NJ. Commerce PA was acquired by CBH on January 2, 1987. Commerce Shore was acquired by CBH on December 31, 1988. Commerce North was acquired by CBH on January 21, 1997. CCMI was acquired by CBH on March 27, 1998.

         As of September 30, 1998, CBH, on a consolidated basis, had total assets of approximately $4.6 billion, total deposits of approximately $4.1 billion and total shareholders' equity of approximately $294.6 million.

         CBH's principal executive offices are located at Commerce Atrium, 1701 Route 70 East, Cherry Hill, New Jersey, 08034-5400, and its telephone number is
(609) 751-9000.

         For additional information regarding CBH's business, see "WHERE YOU CAN FIND MORE INFORMATION."

                        DESCRIPTION OF CBH CAPITAL STOCK

         The following statements are summaries of certain provisions of CBH's capital stock and are qualified in their entirety by reference to the complete text of the CBH Certificate, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement-Prospectus is a part.

Authorized Capital

         The authorized capital stock of CBH consists of 50,000,000 shares of Common Stock, par value $1.5625 per share, and 10,000,000 shares of Preferred Stock, without par value.

         Under CBH's Certificate, the CBH Board is authorized, without further shareholder action, to provide for the issuance of the Preferred Stock in one or more series, with such designations, number of shares, relative rights, preferences and limitations as shall be set forth in resolutions providing for the issuance thereof adopted by the CBH Board.

CBH Common Stock

         Based on the number of shares of CBH Common Stock and PFC Common Stock outstanding as of the Record Date and giving effect to the issuance of the approximately 1.9 million shares of CBH Common Stock that will be issued to the shareholders of PFC in the Merger, there will be approximately 26.2 million shares of CBH Common Stock outstanding upon completion of the Merger. Based on the number of shareholders of record of CBH and PFC as of the Record Date, and assuming no duplication, CBH is expected to have approximately 17,000 holders of record upon completion of the Merger.

         The shares of CBH Common Stock, when issued to holders of outstanding shares of PFC Common Stock in connection with the Merger, will be validly issued, fully paid and non-assessable.

         The rights, preferences and privileges of holders of CBH Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which CBH may designate and issue in the future.

         Voting Rights. Holders of CBH Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

         Dividends. Holders of CBH Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the CBH Board out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock.

         Liquidation. Upon the liquidation, dissolution or winding up of CBH, the holders of CBH Common Stock are entitled to receive ratably the net assets of CBH available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

         Preemptive Rights. Holders of CBH Common Stock have no preemptive, subscription, redemption or conversion rights.

         Transfer Agent and Registrar. The transfer agent and registrar for the CBH's Common Stock is Chase/Mellon Shareholder Services, LLC.

CBH Preferred Stock

         CBH preferred stock ("CBH Preferred Stock") may be issued with such preferences, voting rights and conversion rights as the CBH Board, without further approval by the shareholders, may determine by duly adopted resolution. The issuance of preferred stock may have the effect of delaying, deferring or preventing a Change in Control of CBH. As of the Record Date, there were no shares of CBH Preferred Stock issued and outstanding. CBH has no present plans to issue any shares of preferred stock.

"Anti-Takeover" Provisions and Management Implications

         The CBH Certificate requires the affirmative vote of the holders of at least 80% of the outstanding capital stock of CBH entitled to vote thereon in order to permit the consummation of any of the following transactions: (i) any merger or consolidation of CBH with or into any other corporation; or (ii) any sale, lease, exchange or other disposition of all of the assets of CBH to or with any other corporation, person or other entity. The 80% voting requirement would not, however, apply to any transaction approved by the CBH Board prior to the consummation thereof. The CBH Certificate also provides for the issuance of up to 10,000,000 shares of preferred stock, the rights, preferences and limitations of which may be determined by the Board of Directors of CBH.

         The provisions in the CBH Certificate relating to the 80% voting requirements and issuance of preferred stock may have the effect not only of discouraging tender offers or other stock acquisitions but also of deterring existing shareholders from making management changes. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to secure a majority of outstanding voting stock. Similarly, absent the 80% voting requirement provision relating to mergers and dispositions of assets, the transactions described above could be consummated upon the favorable vote of the holders of a majority of the votes cast by holders of shares entitled to vote thereon.

         These provisions may enhance the possibility that a potential bidder for control of CBH will be required to act through arms-length negotiation with respect to such major transactions as a merger, consolidation or purchase of substantially all of the assets of CBH. Such provisions may also have the effect of discouraging tender offers or other stock acquisitions, giving management of CBH power to reject certain transactions which might be desired by the owners of a majority of CBH's voting securities. These provisions could also be deemed to benefit incumbent management to the extent they deter such offers by persons who would wish to make changes in management or exercise control over management. The CBH Board does not presently know of a third party that plans to make an offer to acquire CBH through a tender offer, merger or purchase of substantially all the assets of CBH.

         The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless that Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as CBH, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

         In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of CBH Common Stock, or otherwise obtaining "control" over CBH. Under the BHCA, "control" generally means (i) the ownership, control or power to vote 25 percent or more of any class of voting securities of the banking holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company. See "THE MERGER -- Regulatory Approvals" for a description of the standards applicable to the Merger under the BHCA.

         In addition, in certain instances the issuance of authorized but unissued shares of CBH Common Stock or CBH Preferred Stock may have an anti-takeover effect. The authority of the CBH Board to issue CBH Preferred Stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the CBH Board to prevent a change of control despite a shift in ownership of CBH Common Stock. In addition, the CBH Board's authority to issue additional shares of CBH Common Stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

         The NJBCA provides that no publicly held corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "resident domestic corporation") may engage in any "business combination" (as defined in the NJBCA) with any "interested shareholder" (generally, a ten percent or greater beneficial owner of 10% or more of the voting power) of such corporation for a period of five years following such interested shareholder's stock acquisition unless such business combination is approved by the board of directors of such corporation prior to the "interested shareholder's" stock acquisition. A resident domestic corporation, such as CBH, cannot opt out of the foregoing provisions of the NJBCA.

         In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholders of such corporation other than: (i) a business combination approved by the board of directors of such corporation prior to the "interested shareholder's" stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that interested shareholder at a meeting called for such purpose; or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by that interested shareholder. The business combination statute will not be applicable to the Merger because the Merger was approved by the PFC Board prior to CBH becoming an "interested shareholder."

         Under the NJBCA, the director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, any of the following (in addition to the efforts of any action on shareholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers; (ii) the effects of the action on the community in which the corporation operates; and (iii) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interest may best be served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any obstacles to, or refrain from impeding, such proposal or offer.

         The existence of the foregoing provisions could (i) result in CBH being less attractive to a potential acquiror, and (ii) result in CBH shareholders receiving less for their shares of CBH Common Stock than otherwise might be available in the event of a takeover attempt.

Payment of Dividends

         CBH is a legal entity separate and distinct from its banking and other subsidiaries. Under the NJBCA, a corporation may pay dividends or purchase, redeem or otherwise acquire its own share unless, after giving effect thereto,
(i) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (ii) its assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of shareholders whose preferential rights are superior to those receiving the distribution.

         A major portion of the revenues of CBH result from amounts paid as dividends to CBH by its national bank subsidiaries. CBH's banking subsidiaries are subject to legal limitations on the amount of dividends they can pay. The prior approval of the Comptroller of the Currency (the "Comptroller") is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for the year and its retained net profits for the preceding two calendar years, less any required transfer to surplus. Federal law also prohibits national banks from paying dividends which would be greater than the bank's undivided profits after deducting statutory bad debt in excess of the bank's allowance from loan losses.

         Under the foregoing dividend restrictions, as of June 30, 1998, CBH's national bank subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $66.1 million to CBH during the remainder of 1998. During the first two quarters of 1998, CBH's subsidiaries paid $7.0 million in cash dividends to CBH.

         In addition, both CBH and its national bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends that deplete a national banks' capital base to an inadequate level would be an unsound and unsafe banking practice. The Comptroller and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of certain operating earnings.

          CERTAIN DIFFERENCES IN THE RIGHTS OF PFC AND CBH SHAREHOLDERS

General

         The rights of shareholders of a corporation are governed by the laws of the state in which the corporation is incorporated, as well as the governing instruments of the corporation itself--that is, its certificate (or articles) of incorporation and bylaws. Each of CBH and PFC is incorporated under the laws of the State of New Jersey and the rights of the holders of CBH Common Stock and PFC Common Stock are therefore governed by the NJBCA, the CBH Certificate and the CBH Bylaws, with respect to CBH, and the PFC Certificate and the PFC Bylaws, with respect to PFC. Upon consummation of the Merger, the rights of the PFC shareholders will be governed by the CBH Certificate and the CBH Bylaws and continue to be governed by the NJBCA. The following is a summary of certain material differences between the CBH Certificate and CBH Bylaws and the PFC Certificate and the PFC Bylaws.

         The following summary does not reflect any rules of the NYSE that may apply to CBH or the NASDAQ National Market with respect to PFC in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the NJBCA, and the constituent documents of each corporation.

Authorized Capital

         PFC. The authorized capital stock of PFC consists of 5,000,000 shares of PFC Common Stock, par value $0.01 per share. As of the Record Date, PFC had outstanding [ ] shares of PFC Common Stock.

         CBH. CBH's authorized capital is set forth under "DESCRIPTION OF CBH CAPITAL STOCK."

PFC Common Stock

         Voting Rights. Holders of PFC Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

         Dividends. Holders of PFC Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the PFC Board out of funds legally available therefor.

          Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of PFC, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of PFC, the holders of the outstanding PFC Common Stock shall be entitled to receive and share ratably with any distribution of assets to be made by PFC.


CBH Common Stock

         CBH's Common Stock is set forth under "DESCRIPTION OF CBH CAPITAL
STOCK."

Director Nominations


         PFC. PFC's Bylaws do not provide for any formal process with respect to the nomination of directors. Similar to CBH, all of PFC's directors are elected annually.

         CBH. CBH's Bylaws provide that nominations for directors to be elected at an annual meeting of the shareholders must be in writing and submitted to the Secretary of CBH not later than the close of business on the fifth business day immediately preceding the date of the meeting, with all late nominations being rejected.


                                  LEGAL MATTERS

         An opinion will be delivered by Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania and Cherry Hill, New Jersey, to the effect that the shares of CBH Common Stock to be issued in the Merger will, when issued as contemplated by the Merger Agreement, be validly issued, fully paid and non-assessable. Jack R Bershad, a partner in Blank Rome Comisky & McCauley LLP, is a director of CBH, Commerce NJ and Commerce PA. Mr. Bershad and certain other partners of Blank Rome Comisky & McCauley LLP are shareholders of CBH. Certain legal matters relating to PFC will be passed upon by Rothgerger Johnson & Lyons LLP, Denver, Colorado.

                                     EXPERTS


         The consolidated financial statements of CBH as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in CBH's Annual Report on Form 10-K for the year-ended December 31, 1997, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of PFC as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, appearing in PFC's Annual Report on Form 10-K for the year ended December 31, 1997, have been included herein and in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         CBH and PFC are subject to the informational requirements of the Exchange Act, and accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, proxy statements and other information CBH and/or PFC files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, you may read any reports, proxy statements and other information CBH files at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, and any reports, proxy statements and other information PFC files at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. CBH's and PFC's SEC filings are also available on the SEC's Internet site at http://www.sec.gov.

         CBH filed a Registration Statement on Form S-4 (No. 333-66915) (the "Registration Statement") to register with the SEC the CBH Common Stock ("CBH Common Stock") to be issued to PFC shareholders in the Merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of CBH in addition to being a proxy statement of PFC for the Meeting. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

         Some of the information that you may want to consider in deciding how to vote with respect to the Merger is not physically included in this Proxy Statement-Prospectus, but rather is "incorporated by reference" to documents that have been filed by CBH and PFC with the SEC. The information that is incorporated by reference consists of:


         Documents Filed by CBH (SEC File No. 0-12874):
                  * Annual Report on Form 10-K for the year-ended December 31, 1997, as amended; and
                  * Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

         Documents Filed by PFC (SEC File No. 0-22186):
                  * Annual Report on Form 10-K for the year-ended December 31, 1997; and
                  * Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

         All documents filed by CBH pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the Meeting also are incorporated by reference into this Proxy Statement-Prospectus and will be deemed to be a part hereof from the date of filing of such documents.

         Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained herein (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

         We may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from CBH and/or PFC without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus. PFC shareholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus, with respect to CBH, by requesting them in writing or by telephone from: Commerce Bancorp, Inc., 1701 Route 70 East, Cherry Hill, New Jersey 08034-5400, Attention: Thomas J. Sukay, Senior Vice President, (telephone number (609) 751-9000), and with respect to PFC, by requesting them in writing or by telephone from: Prestige Financial Corp., One Royal Road, P.O. Box 2480, Flemington, New Jersey 08822,
Attention: Robert J. Jablonski, Chief Executive Officer (telephone number (908) 806-6200). Responses to any request will be made within one business day by sending the requested documents by first class mail or equally prompt means. In order to ensure timely delivery of such documents, any request should be made by December 22, 1998.


         All information contained or incorporated by reference in this Proxy Statement-Prospectus relating to CBH and its subsidiaries has been supplied by CBH. All information contained or incorporated by reference in this Proxy Statement-Prospectus relating to PFC and its subsidiaries has been supplied by PFC.

         Copies of PFC's 1997 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 are delivered together with this Proxy Statement-Prospectus.

         You should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated November __, 1998. You should not assume that the information contained in the Proxy Statement-Prospectus is accurate as of any other date or that there had been no change in the affairs of CBH or PFC since that date, and neither in the delivery of this Proxy Statement-Prospectus to PFC shareholders nor the issuance of CBH Common Stock in the Merger shall create any implication to the contrary. This Proxy Statement-Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a Proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.

                            PRESTIGE FINANCIAL CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                Page
                                                                                                                ----
Audited Consolidated Financial Statements:

         Independent Auditors' Report...........................................................................F-1

         Consolidated Statements of Financial Condition as of December 31, 1997 and
         December 31, 1996......................................................................................F-2

         Consolidated Statements of Income for the years ended December 31, 1997,
         December 31, 1996 and December 31, 1995................................................................F-3

         Consolidated Statements of Changes in Stockholders' Equity for the years ended
         December 31, 1997, December 31, 1996 and December 31, 1995.............................................F-4

         Consolidated Statements of Cash Flows for the years ended December 31, 1997,
         December 31, 1996 and December 31, 1995................................................................F-5

         Notes to Audited Consolidated Financial Statements.....................................................F-6







                          INDEPENDENT AUDITORS' REPORT





The Stockholders and Board of Directors
Prestige Financial Corp.:


         We have audited the accompanying consolidated statements of financial condition of Prestige Financial Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corp.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prestige Financial Corp. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.




/s/ KPMG Peat Marwick LLP
Short Hills, New Jersey
January 20, 1998 except as to Note 1(M), which
is as of April 17, 1998

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                               December 31,
                                                                                     --------------------------------
                                                                                         1997                1996
                                                                                     ------------        ------------

Assets:
     Cash and due from banks..................................................       $ 10,297,330        $  9,579,368
     Federal funds sold and short-term investments............................         11,312,578           8,950,028
                                                                                     ------------        ------------
                   Total cash and cash equivalents............................         21,609,908          18,529,396
                                                                                     ------------        ------------
     Loans held for sale, net.................................................         16,284,462          15,013,245
     Investment securities, net (estimated market value of $95,360,123
          and $68,680,887 in 1997 and 1996, respectively).....................         94,818,190         68,874, 149
     Loans, net...............................................................        141,646,514         123,454,671
     Less:  Allowance for loan losses.........................................          1,838,207           1,592,078
                                                                                     ------------        ------------
     Net loans................................................................        139,808,307         121,862,593
                                                                                     ------------        ------------
     Accrued interest receivable..............................................          2,009,120           1,537,994
     Premises and equipment, net..............................................          3,427,564           2,490,059
     Other assets.............................................................          5,629,122           1,210,011
                                                                                     ------------        ------------
                   Total assets...............................................       $283,586,673        $229,517,447
                                                                                     ============        ============
Liabilities and Stockholders' Equity:
     Liabilities:
          Deposits:
              Non-interest bearing............................................      $  47,595,244        $ 35,318,480
              Interest bearing................................................        215,560,598         177,277,801
                                                                                    -------------        ------------
                   Total deposits                                                     263,155,842         212,596,281
          Accrued interest payable............................................            426,111             308,082
          Accrued expenses and other liabilities..............................          1,115,879             903,162
                                                                                    -------------        ------------
                   Total liabilities..........................................        264,697,832         213,807,525
                                                                                    -------------        ------------
     Stockholders' equity:
          Common stock, par value $.01; 5,000,00 shares authorized; 3,308,624 shares and 2,661,331 shares issued and
              outstanding at December 31, 1997 and 1996, respectively.........             33,086              26,613
          Paid-in capital.....................................................         15,071,131          13,581,186
          Retained earnings...................................................          3,784,624           2,102,123
                                                                                     ------------        ------------
                   Total stockholders' equity.................................         18,888,841          15,709,922
     Commitments and contingencies (note 10)..................................
                                                                                    -------------        ------------
                   Total liabilities and stockholders' equity.................      $ 283,586,673        $229,517,447
                                                                                    =============        ============

       See accompanying notes to audited consolidated financial statements

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                  Years ended December 31,
                                                                        ----------------------------------------------
                                                                            1997             1996             1995
                                                                        ------------     ------------     ------------
Interest income:
     Loans.........................................................     $ 14,032,350     $ 11,920,839     $ 10,048,068
     Investment securities.........................................
          Taxable..................................................        5,041,347        3,590,295        1,624,625
          Exempt from Federal income tax...........................          201,937          100,244          138,744
     Federal funds sold and short-term investments.................          446,435          427,861          443,000
                                                                        ------------     ------------     ------------
          Total interest income....................................       19,722,069       16,039,239       12,254,437
                                                                        ------------     ------------     ------------
Interest expense:
     Deposits......................................................        9,117,481        7,565,484        5,708,330
     Short-term borrowings.........................................            1,872            2,901              408
                                                                        ------------     ------------     ------------
          Total interest expense...................................        9,119,353        7,568,385        5,708,738
                                                                        ------------     ------------     ------------
          Net interest income......................................       10,602,716        8,470,854        6,545,699
Provision for loan losses..........................................          744,500          515,600          350,000
                                                                        ------------     ------------     ------------
          Net interest income after provision for loan losses......        9,858,216        7,955,254        6,195,699
                                                                        ------------     ------------     ------------
Non-interest income:
     Service charges on deposit accounts...........................          384,687          266,719          153,419
     Gain on sale of loans held for sale...........................        1,764,750        1,180,301          571,837
     Loss on sale of securities....................................               --               --         (76,125)
     Other income..................................................          350,166           89,116           51,060
                                                                        ------------     ------------     ------------
          Total non-interest income................................        2,499,603        1,536,136          700,191
                                                                        ------------     ------------     ------------
Non-interest expense:
     Salaries and employee benefits................................        3,918,682        3,149,948        2,257,405
     Net occupancy expense.........................................        1,848,310        1,268,291        1,033,182
     Data processing...............................................          408,917          308,680          203,002
     Advertising and business development..........................          374,436          244,382          187,008
     Directors' compensation.......................................          326,971          162,980          124,219
     Federal deposit insurance.....................................           26,480            2,000          139,781
     Other operating expenses......................................        1,553,676        1,086,050          953,706
                                                                        ------------     ------------     ------------
          Total non-interest expense...............................        8,457,472        6,222,331        4,898,303
                                                                        ------------     ------------     ------------
          Income before provision for income taxes.................        3,900,347        3,269,059        1,997,587
Provision for income taxes.........................................        1,196,863        1,226,341          825,322
                                                                        ------------     ------------     ------------
     Net income....................................................     $  2,703,484     $  2,042,718     $  1,172,265
                                                                        ============     ============     ============
Net income per common share:
     Basic ........................................................     $        .66     $        .53     $        .33
     Diluted.......................................................     $        .62     $        .50     $        .32
                                                                        ============     ============     ============
Weighted average shares outstanding:
     Basic.........................................................        4,053,170        3,842,460        3,314,139
     Diluted.......................................................        4,348,061        4,051,904        3,439,741
                                                                        ============     ============     ============


       See accompanying notes to audited consolidated financial statements

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                       Total
                                                           Preferred       Common        Paid-in       Retained    stockholders'
                                                             stock          stock        capital       earnings        equity
                                                           ---------      --------    ----------     -----------   -------------
Balance, December 31, 1994                                  900,000         15,709     7,804,087        785,551      9,505,347
Exercise of options (26,118 shares)................              --            261       116,446             --        116,707
Common stock grants (6,800 shares).................              --             68        59,432             --         59,500
Private placement (176,000 shares).................              --          1,760     1,978,240             --      1,980,000
Dividend reinvestment and stock purchase plan
     (34,326 shares)...............................              --            343       426,074             --        426,417
Common stock cash dividend ($.125 per share).......              --             --            --       (228,739)      (228,739)
10% Common stock dividend (158,351 shares).........              --          1,584       969,842       (971,426)            --
Preferred stock cash dividend......................              --             --            --        (73,024)       (73,024)
Redemption of preferred stock......................        (900,000)            --            --             --       (900,000)
Net income.........................................              --             --            --      1,172,265      1,172,265
                                                          ---------        -------   -----------    -----------    -----------
Balance, December 31, 1995.........................              --         19,725    11,354,121        684,627     12,058,473
Exercise of warrants (6,600 shares)................              --             66        50,952             --         51,018
Exercise of options (5,673 shares).................              --             57        35,065             --         35,122
Common stock grants (7,480 shares).................              --             75        59,425             --         59,500
Dividend reinvestment and stock purchase plan
     (161,895 shares)..............................              --          1,619     2,042,741             --      2,044,360
401(k) plan (3,029 shares).........................              --             30        38,882             --         38,912
Five-for-four common stock split (504,115 shares)..              --          5,041            --         (5,041)            --
Common stock cash dividend ($.25 per share)........              --             --            --       (620,181)      (620,181)
Net income.........................................              --             --            --      2,042,718      2,042,718
                                                         ----------       --------   -----------    -----------   ------------
Balance, December 31, 1996.........................              --         26,613    13,581,186      2,102,123     15,709,922
Exercise of warrants (3,737 shares)................              --             37        38,029             --         38,066
Exercise of options (7,619 shares).................              --             77        49,572             --         49,649
Common stock grants (9,348 shares).................              --             93        59,407             --         59,500
Dividend reinvestment and stock purchase
     plan (81,714 shares)..........................              --            817     1,247,298             --      1,248,115
401(k) plan (6,452 shares).........................              --             65        95,639             --         95,704
Six-for-five common stock split (538,423 shares)...              --          5,384            --         (5,384)            --
Common stock cash dividend ($.325 per share).......              --             --            --     (1,015,599)    (1,015,599)
Net income.........................................              --             --            --      2,703,484      2,703,484
                                                         ----------        -------  ------------    -----------   ------------
Balance, December 31, 1997.........................              --         33,086  $ 15,071,131    $ 3,784,624   $ 18,888,841
                                                         ==========        =======  ============    ===========   ============



       See accompanying notes to audited consolidated financial statements

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Years ended December 31,
                                                                               --------------------------------------------
                                                                                   1997            1996            1995
                                                                              -------------    ------------   -------------
Cash flows from operating activities:
     Net income.............................................................   $ 2,703,484     $ 2,042,718     $ 1,172,265
     Adjustments to reconcile net income to net cash used in
        operating activities:
          Provision for loan losses.........................................       744,500         515,600         350,000
          Depreciation......................................................       489,815         367,961         297,842
          Amortization (accretion) of investment securities
              premiums and discounts, net...................................       600,575         479,182        (329,627)
          Amortization of organizational costs..............................        14,137          14,137          18,131
          Increase in accrued interest receivable...........................      (471,126)       (579,629)       (492,072)
          (Increase) decrease in other assets...............................      (627,248)        680,010        (971,344)
          Loss on sale of securities........................................            --              --          76,125
          Gain on sale of loans held for sale...............................    (1,764,750)     (1,180,301)       (571,837)
          Proceeds from sale of loans held for sale.........................    38,710,090      24,076,664       9,423,281
          Loss on sale of other real estate owned...........................            --              --          25,000
          Net increase in loans held for sale...............................   (38,216,557)    (27,668,627)    (18,060,531)
          Increase in accrued interest payable..............................       118,029          59,069         111,960
          Increase in accrued expenses and other liabilities................       212,717         345,804          67,250
          Increase (decrease) in deferred loan fees and
              unearned discounts............................................        51,116        (273,507)        265,924
          Common stock grants...............................................        59,500          59,500          59,500
                                                                               -----------    ------------     -----------
              Net cash provided by (used in) operating activities...........     2,624,282      (1,061,419)     (8,558,133)
                                                                               -----------    ------------     -----------
Cash flows from investing activities:
     Proceeds from sale of securities available for sale....................            --              --       3,630,250
     Proceeds from maturities of investment securities......................    31,074,402      32,379,423      15,933,625
     Principal paydowns on mortgage-backed securities.......................     7,336,561       4,915,156       1,079,558
     Purchases of investment and mortgage-backed securities.................   (64,955,579)    (63,377,775)    (41,119,376)
     Net increase in loans..................................................   (18,741,330)    (19,472,380)    (11,510,847)
     Loan participations purchased..........................................            --        (610,750)             --
     Purchase of corporate owned life insurance.............................    (3,806,000)             --              --
     Capital expenditures...................................................    (1,427,320)       (927,263)       (215,615)
     Proceeds from sale of other real estate owned..........................            --              --         350,000
                                                                               -----------    ------------     -----------
              Net cash used in investing activities.........................   (50,519,266)    (47,093,589)    (31,852,405)
                                                                               -----------    ------------     -----------
Cash flows from financing activities:
     Net increase in demand deposits, money market,
          NOW accounts and savings accounts.................................    33,271,174      34,014,121      11,636,393
     Net increase in certificates of deposit................................    17,288,387      15,065,274      29,441,226
     Proceeds from issuance of common stock, net............................     1,431,534       2,169,412       2,523,124
     Dividends paid.........................................................    (1,015,599)       (620,181)       (301,763)
     Redemption of preferred stock..........................................            --              --        (900,000)
                                                                               -----------    ------------     -----------
              Net cash provided by financing activities.....................    50,975,496      50,628,626      42,398,980
                                                                               -----------    ------------     -----------
              Increase in cash and cash equivalents.........................     3,080,512       2,473,618       1,988,442
Cash and cash equivalents at beginning of year..............................    18,529,396      16,055,778      14,067,336
                                                                               -----------    ------------     -----------
Cash and cash equivalents at end of year....................................   $21,609,908     $18,529,396     $16,055,778
                                                                               ===========    ============     ===========
Supplemental disclosures:
     Cash paid for interest.................................................   $ 9,001,324    $  7,509,316     $ 5,596,778
     Cash paid for income taxes.............................................     1,906,000       1,251,008         800,078
     Loans transferred to other real estate owned...........................       417,893              --         375,000
     Investment securities transferred to securities available for sale.....            --              --       3,706,375
                                                                               ===========     ===========     ===========


       See accompanying notes to audited consolidated financial statements

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


(1)      Summary of Significant Accounting Policies

         (A)      Business

         Prestige Financial Corp. provides a full range of banking services to individual and corporate customers through its subsidiary, Prestige State Bank (the Bank), with branches located in Hunterdon and Somerset counties, New Jersey. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain Federal and state agencies, and undergoes periodic examinations by those regulatory authorities.

         (B)      Basis of Consolidated Financial Statement Presentation

         The consolidated financial statements of Prestige Financial Corp. and Subsidiary (the Corp.) have been prepared in conformity with generally accepted accounting principles and reporting practices applied in the banking industry. The consolidated financial statements include the accounts of Prestige Financial Corp. and its wholly-owned subsidiary, Prestige State Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as contingent assets and liabilities, as of the dates of the consolidated statements of financial condition and revenues and expenses for the years then ended. Actual results could differ significantly from those estimates and assumptions.

         Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.

         (C)      Cash and Cash Equivalents

         Cash and cash equivalents, for purposes of the consolidated statements of cash flows, consist of cash on hand and in banks, Federal funds sold, and short-term investments with a maturity of three months or less.

         (D)      Investment Securities

         Investment Securities are carried at cost, adjusted for amortization of premiums and accretion of discounts over estimated lives of the securities using a method which approximates the level-yield method. Investment Securities are carried at amortized cost because it is management's intention, and the Corp. has the ability, to hold them to maturity. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Corp. has the ability at the time of purchase to hold securities until maturity, they are classified as Investment Securities and carried at amortized historical cost.

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


         Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as Available for Sale and carried at estimated fair value. Unrealized holding gains and losses are excluded from earnings and reported net of taxes as a separate component of stockholders' equity. Securities Available for Sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant changes in prepayment risk, and other factors related to interest rate risk and resultant prepayment risk.

         Gains or losses on the sale of securities are based on identifiable certificate cost and are accounted for on a trade date basis.

         (E)      Loans

         Loans are stated at the principal amount outstanding, net of deferred loan origination fees, costs and unearned discounts, and the allowance for loan losses. Loans held for sale are carried at the lower of aggregate cost or market value. Interest on loans is accrued and credited to income as earned. Loan origination fees and certain direct loan origination costs are deferred and amortized, using the level yield method, into interest income over the estimated life of the loan as an adjustment to the loan's yield.

         A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows, or, as a practical expedient, at the loan's observable market price, or the fair value of the underlying collateral if the loan is collateral dependent. Conforming residential mortgage loans, home equity and second mortgage loans, and consumer loans are excluded from the definition of impaired loans as they are characterized as smaller balance, homogeneous loans and therefore are collectively evaluated for impairment.

         The accrual of income on loans, including impaired loans, is generally discontinued when a loan becomes more than 90 days delinquent and is not considered well secured and in the process of collection or when certain factors indicate reasonable doubt as to the ability of the borrower to meet contractual principal and/or interest obligations. Loans on which the accrual of income has been discontinued are designated as nonaccrual loans. All previously accrued interest is reversed and income is recognized subsequently only in the period received, provided the remaining principal balance is deemed collectible. A nonaccrual loan is not returned to an accrual status until principal and interest payments are brought current and factors indicating doubtful collection no longer exist.

         (F)      Allowance for Loan Losses

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, industry experience, collateral value and current economic conditions that may affect the borrower's ability to pay. Management believes that the allowance for loan losses is adequate. While management

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corp.'s allowance for loan losses. Such agencies may require the Corp. to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         (G)      Loan Sales

         The Bank originates Small Business Administration (SBA) guaranteed loans which have maturities of up to 25 years. The loans are guaranteed up to 90% by the Federal government. From time to time, the Corp. may sell the guaranteed portion of such loans and retain the unguaranteed portion as well as the rights to service the loans. Gains recorded on sales are calculated on the basis of a pro rata allocation of the carrying value of the loan, which approximates a fair value pro rata allocation considering premiums, servicing fees and costs to service.

         (H)      Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or leases. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or the estimated useful lives of the improvements.

         Repair and maintenance items are expensed and improvements are capitalized. Leasehold improvements are depreciated over periods not exceeding twenty years, while furniture and equipment is depreciated over periods not exceeding seven years.

         (I)      Stock-based Employee Compensation

         Compensation expense under the Corp.'s fixed stock option plans and restricted stock plans is measured by the excess, if any, of the market price of the underlying stock over the exercise price. Compensation expense is measured at grant date and recognized ratably over the vesting period.

         (J)      Income Taxes

         Income taxes are accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment.

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS



         (K)      Net Income Per Common Share


         Effective December 31, 1997, the Corp. adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." All prior period share amounts have been restated to conform with the provisions of this Statement.

         Basic net income per common share is calculated by dividing net income less preferred stock dividends, if any, by weighted average shares outstanding.


         Diluted net income per common share is calculated by dividing net income less preferred stock dividends, if any, by weighted average shares outstanding (as adjusted for the assumed exercise of potential common stock, using the treasury stock method). Potential common stock resulting from stock option agreements totaled 294,891 shares, 209,444 shares and 125,602 shares in 1997, 1996 and 1995, respectively.

         Preferred stock dividends totaled $73,024 in 1995. All outstanding preferred stock was redeemed in 1995.


         (L)      Reclassifications

         Certain amounts relating to 1996 and 1995 have been reclassified to conform with the 1997 presentation.


         (M)      Stock Split

         All share and related per share amounts have been adjusted to reflect the five-for-four stock split effective on April 17, 1998.



(2)      Cash and Due from Banks

         The Corp.'s banking subsidiary is required to maintain reserve balances with the Federal Reserve Bank. Such balances amounted to $2,770,000 and $1,190,000 at December 31, 1997 and 1996, respectively.

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


(3)      Investment Securities, Net

         The amortized cost, gross unrealized gains and losses and estimated market values of Investment Securities at December 31, 1997 and 1996 are summarized as follows:

                                                                          Gross            Gross         Estimated
                                                        Amortized       Unrealized       Unrealized        Market
                       1997                                Cost           Gains            Losses          Value
--------------------------------------------------     ------------     -----------      -----------    ------------
U.S. Government Federal agencies..................     $ 41,379,452     $   252,165      $    73,412    $ 41,558,205
Other securities..................................        7,002,628          99,725           14,336       7,088,017
Mortgage-backed securities........................       46,436,110         349,371           71,580      46,713,901
                                                       ------------     -----------      -----------    ------------
         Total investment securities..............     $ 94,818,190     $   701,261      $   159,328    $ 95,360,123
                                                       ============     ===========      ===========    ============


                                                                          Gross            Gross         Estimated
                                                        Amortized       Unrealized       Unrealized        Market
                       1996                                Cost           Gains            Losses          Value
--------------------------------------------------     ------------     -----------      -----------    ------------
U.S. Government Federal agencies..................     $ 36,226,852     $    58,934      $   255,060    $ 36,030,726
Other securities..................................        4,216,489           5,263               --       4,221,752
Mortgage-backed securities........................       28,430,808         146,901          149,300      28,428,409
                                                       ------------     -----------      -----------    ------------
         Total investment securities..............     $ 68,874,149     $   211,098      $   404,360    $ 68,680,887
                                                       ============     ===========      ===========    ============

         There were no sales of investment securities during 1997 or 1996. In December 1995, pursuant to the provisions of Special Report No. 155-B, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities--Questions and Answers" issued by the Financial Accounting Standards Board, the Corp. made a one time transfer of Investment Securities with an amortized cost of $3,706,375 and an unrealized loss of $76,125 to Securities Available for Sale. These securities were sold in 1995 resulting in gross realized losses of $76,125 with no realized gains.

         At December 31, 1997, securities having a book value of approximately $19,000,000 were pledged to secure certain public fund deposits and for other purposes required by law.

         The amortized cost and estimated market values of investment debt securities at December 31, 1997 are shown by contractual maturity in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call obligations. The contractual maturities of mortgage-backed securities and SBA guaranteed loan pool certificates generally exceed 10 years; however, the effective lives are expected to be less due to anticipated prepayments.

                                                                                                   Estimated
                                                                          Amortized Cost          Market Value
                                                                          --------------         -------------
Due in one year or less..........................................         $   6,967,243          $   6,952,955
Due after one year through five years............................            16,394,432             16,426,866
Due after five years through ten years...........................             5,270,115              5,283,910
Due after ten years..............................................             1,884,478              1,960,995
Mortgage-backed securities.......................................            46,436,110             46,713,901
SBA guaranteed loan pool certificates............................            17,865,812             18,021,496
                                                                          -------------          -------------
         Total...................................................         $  94,818,190          $  95,360,123
                                                                          =============          =============

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS



(4)      Loans

         A summary of loans at December 31, 1997 and 1996 is as follows:

                                                              1997              1996
                                                          -----------       ------------
Real estate mortgages:
     Residential...................................       $ 10,112,982      $  9,964,053
     Construction and land development.............          7,835,831         7,950,569
     Commercial....................................         50,400,048        37,909,538
Commercial loans...................................         57,586,106        55,758,733
Home equity and second mortgages...................         11,900,094         7,069,592
Consumer...........................................         22,855,600        22,524,000
                                                          ------------      ------------
                                                           160,690,661       141,176,485
Less:
     Allowance for loan losses.....................          1,838,207         1,592,078
     Deferred loan fees and discounts..............          2,759,685         2,708,569
     Loans held for sale...........................         16,284,462        15,013,245
                                                          ------------      ------------
     Net loans.....................................       $139,808,307      $121,862,593
                                                          ============      ============

         Loans in the amount of $920,433 and $454,135 were on a nonaccrual status and considered impaired at December 31, 1997 and 1996, respectively. If these loans had continued to realize interest in accordance with their contractual terms, approximately $73,000 and $37,000 of interest income would have been realized in 1997 and 1996, respectively. Actual interest income recognized on these loans was nominal. No specific reserves were required for impaired loans at December 31, 1997 or 1996. The average recorded investments in impaired loans during 1997 and 1996 were approximately $424,000 and $330,000, respectively. Loans which were past due 90 days or more and still accruing totaled $153,744 and $355,865 at December 31, 1997 and 1996, respectively.

         At December 31, 1997 and 1996, loans to directors, executive officers and their affiliated interests amounted to $3,966,911 and $2,568,098, respectively, which were current as to principal and interest. During 1997, new extensions of credit to directors, executive officers and their affiliated interests totaled $1,975,000 and repayments by such persons were $576,187.

         An analysis of the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                            1997             1996             1995
                                                         ----------      -----------       -----------
Balance at beginning of year.......................      $1,592,078       $1,324,626       $1,077,026
Provision charged to operations....................         744,500          515,600          350,000
Loans charged off, net.............................        (498,371)        (248,148)        (102,400)
                                                         ----------       ----------       ----------
Balance at end of year.............................      $1,838,207       $1,592,078       $1,324,626
                                                         ==========       ==========       ==========

(5)      Accrued Interest Receivable

         A summary of accrued interest receivable at December 31, 1997 and 1996 is as follows:

                                                                             1997               1996
                                                                         -----------        -----------
Loans............................................................        $   852,362        $   689,347
Investment securities and other interest-earning assets..........          1,156,758            848,647
                                                                         -----------        -----------
                                                                         $ 2,009,120        $ 1,537,994
                                                                         ===========        ===========

(6)      Premises and Equipment

         Premises and equipment consists of the following at December 31, 1997 and 1996:

                                                                             1997              1996
                                                                         -----------        -----------
Premises and improvements........................................        $ 3,055,137        $ 2,067,628
Furniture and equipment..........................................          2,281,121          1,841,310
                                                                         -----------        -----------
         Total...................................................          5,336,258          3,908,938


Accumulated depreciation.........................................         (1,908,694)        (1,418,879)
                                                                         -----------        -----------
                                                                         $ 3,427,564        $ 2,490,059
                                                                         ===========        ===========



(7)      Deposits

         A summary of deposit balances at December 31, 1997 and 1996 is as follows:

                                                                            1997              1996
                                                                       ------------       ------------
Regular checking.............................................          $ 47,595,244       $ 35,318,480
NOW accounts.................................................            19,746,360         14,121,069
Money market accounts........................................            30,804,508         20,362,771
Regular savings accounts.....................................            43,317,475         38,390,093
Certificates of deposit:
    $100,000 and over........................................            29,328,715         21,462,600
    Less than $100,000.......................................            92,363,540         82,941,268
                                                                       ------------       ------------
                                                                       $263,155,842       $212,596,281
                                                                       ============       ============

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


         Certificates of deposit with remaining terms exceeding one year are scheduled to mature as follows:

                                                                 1997
                                                             ------------
1999...............................................          $ 14,542,539
2000...............................................             6,643,264
2001...............................................             1,727,508
2002...............................................               310,979
Thereafter.........................................                30,911

         Interest expense includes interest on certificates of deposit greater than $100,000 of $1,408,966, $1,059,333 and $1,047,725 for the years ended
December 31, 1997, 1996 and 1995, respectively.

(8)      Income Taxes

         Total income tax expense in the consolidated statements of income is summarized as follows:

                                                           1997            1996             1995
                                                       -----------       ----------       -----------
Year ended December 31, 1997:
      U.S. Federal.................................    $ 1,264,861       $ (150,000)      $ 1,114,861
      State and local..............................        127,002          (45,000)           82,002
                                                       -----------       ----------       -----------
                                                       $ 1,391,863       $ (195,000)      $ 1,196,863
                                                       ===========       ==========       ===========

Year ended December 31, 1996:
      U.S. Federal.................................    $ 1,127,066       $ (147,563)      $   979,503
      State and local..............................        286,894          (40,056)          246,838
                                                       -----------       ----------       -----------
                                                       $ 1,413,960       $ (187,619)      $ 1,226,341
                                                       ===========       ==========       ===========

Year ended December 31, 1995:
      U.S. Federal.................................    $   628,806       $     (387)     $    628,419
      State and local..............................        196,974              (71)          196,903
                                                       -----------       ----------      ------------
                                                       $   825,780       $     (458)     $    825,322
                                                       ===========       ==========      ============

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


         A reconciliation of "expected" income tax expense at December 31, 1997, 1996 and 1995, computed at the Federal statutory rate, to reported income tax expense is as follows:

                                                           1997             1996              1995
                                                       -----------      -----------      ------------
Provision computed at statutory tax rate...........    $ 1,326,118      $ 1,111,480      $    679,180
State and local taxes, net of Federal benefit......         54,121          162,913           129,956
Tax exempt income..................................       (192,998)         (42,837)          (57,568)
Change in valuation allowance......................             --           (7,554)               --
Other, net.........................................          9,622            2,339            73,754
                                                       -----------      -----------      ------------
                                                       $ 1,196,863      $ 1,226,341      $    825,322
                                                       ===========      ===========      ============


         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows:

                                                                        1997                 1996
                                                                    -----------          -----------
Deferred tax assets:
      Deferred fee income.................................          $     2,095          $    17,917
      Non-qualified stock options.........................              104,424               54,352
      Allowance for loan losses...........................              637,975              585,034
      Net operating loss carryforward.....................               46,053                   --
      Other...............................................               51,035               23,621
                                                                    -----------          -----------
             Total gross deferred tax assets..............              841,582              680,924
Deferred tax liabilities:
      Differences in depreciation methods.................               27,954               62,296
             Total gross deferred tax liabilities.........               27,954               62,296
                                                                     ----------          -----------
             Net deferred tax asset.......................           $  813,628          $   618,628
                                                                     ==========          ===========


         Except for the effects of the reversal of net deductible temporary differences, the Corp. is not currently aware of any factors which would cause any significant differences between taxable income and pretax book income in future years. However, there can be no assurances that there will be no significant differences in the future between taxable income and pretax book income if circumstances change (such as, for example, changes in tax laws or the Corp.'s financial condition or performance). Management has determined that based upon its assessment of recoverable taxes, realization of the net deferred tax asset is more likely than not.

(9)      Regulatory Capital Requirements Matters

         The Federal Reserve Board in the case of bank holding companies such as the Corp. and the Federal Deposit Insurance Corporation (FDIC) in the case of state banks such as the Bank have adopted risk-based capital guidelines which require a minimum ratio of 8% of total risk-based capital to assets, as defined in the guidelines. At least one half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles (Tier 1 capital).

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


         In addition, the Federal Reserve Board and the FDIC supplemented the risk-based capital guidelines with an additional capital ratio referred to as the leverage ratio or core capital ratio. The regulations require a financial institution to maintain a minimum leverage ratio of 4% to 5%, depending upon the condition of the institution.

         Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage ratio of at least 5.0%; a Tier 1 capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

         The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are subject to qualitative judgments by the regulatory authorities about capital components, risk weightings and other factors.

         Management believes that, as of December 31, 1997, the Corp. and the Bank meet all capital adequacy requirements to which they are subject. Further, the most recent FDIC notification characterized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


         The following is a summary of the Corp.'s and the Bank's actual capital amounts and ratios as of December 31, 1997 and 1996, compared to the regulatory authorities minimum capital adequacy requirements and requirements for classification as a well capitalized institution (dollars in thousands):

                                                                                    Regulatory Requirements
                                                                      ----------------------------------------------------
                                                                           Minimum Capital          For Classification
                                                     Actual                   Adequacy              as Well Capitalized
                                            ------------------------  -------------------------  -------------------------
                                              Amount        Ratio        Amount        Ratio       Amount         Ratio
                                            -----------  -----------  ------------  -----------  -----------   -----------
Corp.:   December 31, 1997
-----------------------------------------
Leverage (Tier 1) capital................      $ 18,880        6.75%  $ 11,191       4.00%        $ 13,989       5.00%
Risk-based capital:
     Tier 1..............................        18,880       10.78%     7,007       4.00%          10,510       6.00%
     Total...............................        20,718       11.83%    14,013       8.00%          17,517      10.00%
         December 31, 1996
-----------------------------------------
Leverage (Tier 1) capital................        15,686        7.01%     8,954       4.00%          11,193       5.00%
Risk-based capital:
     Tier 1..............................        15,686       11.69%     5,369       4.00%           8,054       6.00%
     Total...............................      $ 17,278       12.87%  $ 10,738       8.00%        $ 13,423      10.00%
                                            -----------   -----------  -----------  -----------  -----------   ---------
Bank:    December 31, 1997
-----------------------------------------
Leverage (Tier 1) capital................      $ 17,224        6.26%  $ 10,998       4.00%        $ 13,748       5.00%
Risk-based capital:
     Tier 1..............................      $ 17,224        9.85%     6,991       4.00%          10,487       6.00%
     Total...............................        19,062       10.91%    13,982       8.00%          17,478      10.00%
         December 31, 1996
-----------------------------------------
Leverage (Tier 1) capital................        14,584        6.55%     8,902       4.00%          11,177       5.00%
Risk-based capital:
     Tier 1..............................        14,584       10.89%     5,358       4.00%           8,037       6.00%
     Total...............................      $ 16,176       12.08%  $ 10,715       8.00%        $ 13,394      10.00%
                                            -----------   -----------  ----------- -----------  -----------    ---------

(10)     Commitments, Contingencies and Concentrations of Credit Risk

         The Corp. is party to financial instruments and commitments with off-balance-sheet credit risk in the normal course of business. These financial instruments and commitments include unused home equity lines of credit, commitments to extend credit, and commitments to purchase securities. These commitments and instruments involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements.

         The Corp.'s maximum exposure to credit losses in the event of nonperformance by the other party to these financial instruments and commitments is represented by the contractual amount. The Corp. uses the same credit policies in granting commitments and conditional obligations as it does for financial instruments recorded in the consolidated statements of financial condition.

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


         At December 31, 1997 and 1996, financial instruments and commitments whose contractual amounts represent off-balance-sheet credit risk are as follows:

                                                                                     1997                 1996
                                                                                -------------        -------------
   Unused portions of commercial lines of credit, letters of credit and undisbursed portion of construction loans:
          Fixed-rate......................................................      $   1,656,301        $     270,000
          Variable-rate...................................................         18,353,874           17,650,314
   Unused home equity lines of credit (primarily floating rate)...........          8,777,758            5,583,328
   Unused portion of consumer lines of credit.............................          1,261,206              841,999
   Commitments to extend credit:
          Fixed-rate......................................................         10,961,850            1,819,000
          Variable-rate...................................................         18,293,455           11,872,000
                                                                                -------------        -------------
                                                                                $  59,304,444        $  38,036,641
                                                                                =============        =============

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corp. evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corp. upon extension of credit, is based on management's credit evaluation of the customer. Fixed-rate commitments had interest rates ranging from 7.50% to 9.75% at December 31,1997.

         Letters of credit are conditional commitments issued by the Bank to guarantee the performance of an act of a customer to a third party.

         The Corp. leases land and buildings for its banking facilities under operating leases which expire at various dates through 2007 but which contain certain renewal options. Included in these leases is an obligation of the Corp. to Prestige Quarters LP, a partnership whose controlling general partner is a director of the Corp., for a 20-year lease which commenced in 1993. Also included in these leases are obligations of the Corp. to Prestige Realty Group LLC and Prestige Clinton Realty LLC, limited liability companies owned by certain directors of the Corp., for ten-year leases which commenced in 1994 and 1996. As of December 31, 1997, future minimum rental payments, excluding the renewal options under these leases, are as follows:


1998...................................       $   570,109
1999...................................           571,150
2000...................................           553,025
2001...................................           533,234
2002...................................           514,459
Thereafter.............................       $ 3,580,396

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


         The above amounts represent minimum rentals not adjusted for possible future increases due to escalation provisions. Rental expense, primarily related to the above described lease obligations, aggregated $625,283, $427,650 and $318,537 for the years ended December 31, 1997, 1996 and 1995, respectively, which is included in net occupancy expense in the consolidated statements of income.

Contingencies

         The Corp. may, in the ordinary course of business, be a party to litigation involving collection matters, contract claims and other legal proceedings relating to the conduct of its business. In management's judgment, the financial position or results of operation of the Corp. will not be affected materially by the final outcome of any current legal proceedings or other contingent liabilities and commitments.

Concentrations of Credit Risk

         The Corp. extends credit in the normal course of business to its customers, the majority of whom operate or reside within the New Jersey, eastern Pennsylvania, and southern New York business areas. The ability of its customers to meet contractual obligations is, to some extent, dependent upon the economic conditions existing in this region.

(11)     Stockholders' Equity

         The payment of dividends by the Bank is restricted. Under the New Jersey Banking Act of 1948, as amended, the Bank may pay dividends only out of retained earnings and out of paid-in capital to the extent that paid-in capital exceeds 50% of stated capital.

Stock Compensation and Other Benefit Plans

         At December 31, 1997 the Corp. has four stock-based compensation plans, which are described below. The Corp. has elected to continue to account for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees" and to provide pro forma disclosures of net income and earnings per share as if the Corp. had adopted the fair value based method of accounting in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The compensation cost that has been charged against income for option plans where the exercise price is less than the market value of the underlying stock at the date of grant was $132,646, $117,944 and $18,799 in 1997, 1996 and 1995,
respectively. Had compensation cost for the Corp.'s stock option plans been determined consistent with SFAS No. 123, the Corp.'s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                                                    1997                 1996               1995
                                                                 -----------         -----------         -----------
Net income                          As Reported                  $ 2,703,484         $ 2,042,718         $ 1,172,265
                                    Pro forma                      2,488,673           1,918,311           1,157,534
Basic earnings per share            As Reported                  $       .66         $       .53         $       .33
                                    Pro forma                    $       .62         $       .50         $       .33
Diluted earnings per share          As Reported                  $       .62         $       .50         $       .32
                                    Pro forma                    $       .58         $       .47         $       .31


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995: dividend yield of 2%; expected volatility of 20%; risk-free interest rates equal to the five year CMT on the date of each option grant; and expected lives of five years.

         Pursuant to the 1990 Long-term Incentive Compensation Plan for Key Employees (the 1990 Plan), 4,950 shares of Corp. stock remain reserved for issuance to eligible employees of the Corp. upon the exercise of options granted under the 1990 Plan. Under the 1994 Stock Option Plan for Key Employees (the
KEP), the Corp. may grant options to its key employees for up to 310,875 shares of common stock. Under the 1990 Plan and the KEP, the exercise price of each option granted equals 85% of the market price of the Corp.'s stock on the date of grant. Under the 1994 Stock Option Plan for Senior Management (the SMP), the Corp. may grant option to its senior management personnel for up to 130,125 shares of common stock. Under the 1994 Stock Option Plan for Outside Directors (the ODP), the Corp. may grant options to its outside directors for up to 132,000 shares of common stock. Under the SMP and the ODP, the exercise price of each option equals the market price of the Corp.'s stock on the date of grant.

         Options granted in accordance with the above plans vest over a period not to exceed five years and have a maximum term of ten years.

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


         A summary of the status of the Corp.'s stock option plans as of December 31, 1997 and 1996 and changes during the years ended on those dates is presented below:

                                                                       1997                                1996
                                                         --------------------------------    --------------------------------
                                                                              Weighted                            Weighted
                                                                              Average                             Average
                                                                              Exercise                            Exercise
                                                             Shares            Price             Shares            Price
                                                         --------------    --------------    --------------    --------------
Outstanding at beginning of year.....................      480,871             $5.55            240,727            $4.02
Granted..............................................       92,875              9.16            251,675             6.90
Exercised............................................       (9,523)             4.43             (8,550)            3.50
Forfeited............................................       (1,775)             7.96             (2,981)            5.67
Outstanding at end of year...........................      562,448              6.16            480,871             5.55
Options exercisable at year-end......................      346,235              5.07            194,186             4.06
Weighted average fair value of options granted
     during the year.................................   $     2.54                            $    2.23

         The following table summarizes information about stock options outstanding at December 31, 1997.

                                                Options Outstanding                           Options Exercisable
                               ----------------------------------------------------    --------------------------------
                                                     Weighted
                                                      Average           Weighted                            Weighted
                                                     Remaining          Average                             Average
                                   Number           Contractual         Exercise           Number           Exercise
  Range of Exercise Price        Outstanding           Life              Price          Exercisable          Price
---------------------------    ---------------    ---------------    --------------    -------------     --------------
     $3.42 -- 4.25                 223,648           79 months           $4.06            223,648            $4.06
     $6.35 -- 9.00                 314,175          101 months           $7.38            122,587            $6.94
     $9.60 -- 9.63                  24,625          118 months           $9.60               --              $ --


         The Corp. established a stock grant plan for founding outside directors in 1994. The plan provides for the issuance of 70,125 shares of Corp. common stock. At December 31, 1997, 42,075 shares have been issued under this plan.

         In addition, the Corp. provides a 401(k) deferred compensation plan to all eligible employees. Under this plan, the employer matches employee contributions up to 7% of base salary. Employer matching contributions totaled $124,000, $97,000 and $75,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


         The Corp. established a supplemental retirement plan for certain officers and directors in 1997. The compensation cost recognized in 1997 totaled $203,000.

(12)     Fair Value of Financial Instruments

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of fair value of the Corp.'s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The following fair value estimates were made as of December 31, 1997 and 1996 based on pertinent market data and relevant information on each financial instrument. These estimates do not include any premium or discount that could result from an offer to sell the Corp.'s entire holdings of a particular financial instrument or category thereof at one time. Since no market exists for a substantial portion of the Corp.'s financial instruments, fair value estimates were necessarily based on judgments with respect to future loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates. Since these fair value approximations were made solely for financial instruments at December 31, 1997 and 1996, no attempt was made to estimate the value of anticipated future business or the value of nonfinancial assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the Corp.'s existing core deposit base, premises and equipment, and goodwill. Furthermore, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

         The following methods and assumptions were used by the Corp. in estimating the fair value of its financial instruments:

         Cash and due from banks: Fair value equals the carrying value of such assets.

         Federal funds sold and short-term investments: Due to the short-term nature of these assets, the carrying values of these assets approximate their fair values.

         Loans held for sale: Fair values are based upon quoted market prices for comparable loans as to interest rate, credit risk and term.

         Investment Securities: Fair values are based on quoted market prices.

         Loans: All fixed rate loans were valued using discounted cash flows. The discount rate used to determine the present value of these loans was based on interest rates currently being charged by the Bank on comparable loans as to credit risk and term. Fair values for variable rate loans are considered to approximate carrying values.

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


         Commitments to extend credit and letters of credit: The majority of the Corp.'s commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Corp. or the borrower, they only have value to the Corp. and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

         Deposits: The fair values of deposits without stated maturities are equal to the carrying value of such deposits.

         Deposits without stated maturities include noninterest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. Discounted cash flows have been used to value certificates of deposit. The discount rate used is based on interest rates currently being offered by the Bank on comparable deposits as to amount and term.

         The carrying amounts and estimated fair values of the Corp.'s financial instruments are as follows at December 31, 1997 and 1996:

                                                                      Carrying              Estimated
                                                                       Amount               Fair Value
                                                                  ---------------        ---------------

December 31, 1997
Financial Assets:
    Cash and due from banks...............................        $   10,297,330          $  10,297,330
    Federal funds sold and short-term investments.........            11,312,578             11,312,578
    Loans held for sale, net..............................            16,284,462             17,098,685
    Investment Securities, net............................            94,818,190             95,360,123
    Loans, net............................................           141,646,514            141,968,078
    Less:   Allowance for loan losses.....................             1,838,207              1,838,207
    Net loans.............................................           139,808,307             140,129871
Financial liabilities:
    Deposits with no stated maturities....................           141,463,587            141,463,587
    Certificates of deposit...............................         $ 121,692,255          $ 121,766,173
December 31, 1996
  Financial Assets:
    Cash and due from banks...............................         $   9,579,368          $   9,579,368
    Federal funds sold and short-term investments.........             8,950,028              8,950,028
    Loans held for sale, net..............................            15,013,245             15,763,907
    Investment Securities, net ...........................            68,874,149             68,680,887
    Loans, net............................................           123,454,671            124,137,000
    Less:   Allowance for loan losses.....................             1,592,078              1,592,078
    Net loans.............................................           121,862,593            122,544,922
Financial liabilities:
    Deposits with no stated maturities....................           108,192,413            108,192,413
    Certificates of deposit...............................         $ 104,403,868          $ 104,587,000

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


(13)     Condensed Financial Information of Parent Company

         The condensed financial statements of Prestige Financial Corp. are as follows:





Parent Only Statements of Financial Condition                               1997              1996
                                                                        -----------       ------------
Assets:
     Cash and due from banks....................................        $   277,263       $    185,303
     Investment securities, net (estimated market value
          $1,679,711 and $1,099,957 in December 31, 1997                  1,679,711          1,099,957
          and 1996, respectively)...............................
     Investment in subsidiary...................................         17,224,411         14,584,185
     Other assets...............................................             15,599             28,868
                                                                        -----------       ------------
          Total assets..........................................        $19,196,984       $ 15,898,313
                                                                        ===========       ============
Liabilities and stockholders' equity:
     Other liabilities..........................................            308,143            188,391
     Stockholders' equity.......................................         18,888,841         15,709,922
                                                                        -----------       ------------
Total liabilities and stockholders' equity:                             $19,196,984       $ 15,898,313
                                                                        ===========       ============
Parent Only Statements of Income
Interest income.................................................        $    78,967       $     50,912
Operating expenses..............................................            (14,137)           (14,137)
Income tax provision............................................             (1,572)            (5,000)
Equity in undistributed income of subsidiary....................          2,640,226          2,010,943
                                                                        -----------       ------------
Net income available to common stockholders.....................        $ 2,703,484       $  2,042,718
                                                                        ===========       ============
Parent Only Statements of Cash Flows
Cash flows from operating activities:
     Net income available to common stockholders................        $ 2,703,484       $  2,042,718
     Less equity in undistributed income of subsidiary..........         (2,640,226)        (2,010,943)
     Adjustments to reconcile net income to
          net cash provided by operating activities:
              Amortization of organizational costs..............             14,137             14,137
              (Increase) decrease in other assets...............               (868)             1,609
              Increase in other liabilities.....................            119,752             114972
              Common stock grants...............................             59,500             59,500
                                                                        -----------       ------------
                   Net cash provided by operating activities....            255,779            221,993
                                                                        -----------       ------------

                     PRESTIGE FINANCIAL CORP. AND SUBSIDIARY
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


                                                                           1997               1996
                                                                       ------------     --------------
Cash flows from investing activities:
     Proceeds from maturities of investment securities..........          9,601,902          9,185,575
     Purchases of investment securities.........................        (10,181,656)        (9,785,532)
     Increase in investment in subsidiary.......................                 --         (1,500,000)
                   Net cash used in investing activities........           (579,754)        (2,099,957)
Cash flows from financing activities:
     Proceeds from issuance of common stock, net................          1,431,534          2,169,412
     Cash dividends paid........................................         (1,015,599)          (620,181)
                                                                       ------------     --------------
                   Net cash provided by financing activities....            415,935          1,549,231
                                                                       ------------     --------------
                   Increase (decrease) in cash and cash
                       equivalents..............................             91,960           (328,733)
Cash and cash equivalents at beginning of year..................            185,303            514,036
                                                                       ------------     --------------
Cash and cash equivalents at end of year........................       $    277,263     $    185,303
                                                                       ============     ==============


(14)      Merger Agreement (unaudited)


         On September 17, 1998, the Corp. announced that it had entered into an Agreement and Plan of Reorganization and related Agreement and Plan of Merger with Commerce Bancorp, Inc. whereby the Corp. would be merged with and into Commerce Bancorp, Inc. in a stock-for-stock exchange which is expected to close during the first quarter of 1999.

                                     ANNEX A

                                  AGREEMENT AND
                             PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION dated September 17, 1998 by and between COMMERCE BANCORP, INC. ("CBH"), a New Jersey business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Holding Company Act"), and PRESTIGE FINANCIAL CORP. ("PFC"), a New Jersey business corporation registered as a bank holding company under the Holding Company Act.

                                   BACKGROUND

         The Board of Directors of CBH has determined to merge PFC with and into CBH (hereinafter referred to as the "Merger") in accordance with the provisions of the New Jersey Business Corporation Act, as amended ("BCA"), and the terms and conditions of the Amended Agreement and Plan of Merger of even date herewith between PFC and CBH (the "Merger Agreement") in the form of Exhibit "A" attached hereto.

         The Board of Directors of PFC has determined that PFC be merged with and into CBH in accordance with the provisions of the BCA and the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions contained herein and subject to the satisfaction of the terms and conditions set forth herein and the Merger Agreement, intending to be legally bound hereby, CBH and PFC agree as follows:

         1.       THE MERGERS

                  (a) Subject to the provisions of this Agreement and the Merger Agreement, PFC will be merged with and into CBH. CBH agrees to issue shares of CBH's common stock, par value $1.5625 per share, to the shareholders of PFC, on the Effective Date (as hereinafter defined) of the Merger, in exchange for the outstanding shares of PFC's common stock, par value $.01 per share, as provided in this Agreement and in the Merger Agreement and to abide and comply with all of the other terms and conditions set forth in the Merger Agreement.

                  (b) Upon consummation of the Merger, CBH shall cause Prestige State Bank ("Prestige State Bank"), PFC's wholly-owned bank subsidiary, to be converted into a nationally chartered banking association under the name, Commerce Bank/Central, N.A.

         2.       EFFECTIVE DATE

                  The "Effective Date" shall be the date and time at which an executed Certificate of Merger is duly filed with the New Jersey Secretary of State in accordance with Chapter 10 of the BCA.

         3.       REPRESENTATIONS AND WARRANTIES OF PFC

                  PFC represents and warrants to CBH and agrees as follows:

                  3.1 PFC is a corporation duly organized under the BCA and is validly existing and in good standing under the laws of the State of New Jersey. Prestige State Bank is a banking corporation duly organized under the New Jersey Banking Act of 1948, as amended and is validly existing and in good standing under the laws of the State of New Jersey. Except as set forth in Schedule 3.1 to this Agreement, PFC has no subsidiaries except Prestige State Bank and neither Prestige State Bank nor any other subsidiary of PFC has any subsidiaries. All references to "PFC" hereinafter contained in Section 3 of this Agreement shall be deemed to include PFC, Prestige State Bank and all of the subsidiaries of either. The deposits of Prestige State Bank are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law.

                  3.2 The authorized capital stock of PFC consists of 5,000,000 shares of common stock, par value $.01 per share ("PFC Common Stock"), 4,260,392 shares of which have been validly issued and are outstanding, fully paid and non-assessable as of the date hereof and no shares are held in treasury. PFC owns all of the shares of the issued and outstanding capital stock of Prestige State Bank, free and clear of any lien or other encumbrance. As of the date hereof, no shares of PFC capital stock were reserved for issuance, except that
(a) 607,805 shares of PFC Common Stock were reserved for issuance in connection with PFC's stock option plans, (b) certain shares of PFC Common Stock were reserved for issuance pursuant to PFC's Dividend Reinvestment and Common Stock Purchase Plan ("PFC Drip"), (c) 14,036 shares of PFC Common Stock were reserved for issuance in connection with PFC's Retention Plan for Founding Outside Directors, and (d) certain shares of PFC Common Stock were reserved for issuance in connection with PFC's Employees' Savings and Profit Sharing Plan. If all stock options heretofore granted pursuant to PFC's stock option plans were exercised, 607,805 shares of PFC Common Stock would be issued pursuant thereto. There are no outstanding subscriptions, Rights, options, warrants, calls, commitments or agreements to which PFC or any of its subsidiaries is a party or by which any of them may be bound, which relate to the issuance or sale by any of them of shares of their capital stock except as set forth above. The number of issued and outstanding shares of PFC's capital stock will be the same on the Effective Date as on the date hereof except for additional shares of PFC Common Stock issued pursuant to the exercise of currently outstanding stock options granted pursuant to PFC's stock option plans or granted pursuant to PFC's Retention Plan for Founding Outside Directors as set forth above. None of the shares of PFC's capital stock has been issued in violation of the preemptive rights of any person. PFC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as set forth in Schedule 3.1 to this Agreement.

                  3.3 There have been delivered to CBH (a) the audited consolidated balance sheets of PFC and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997 and 1996 together with the notes related thereto and (b) the unaudited consolidated balance sheet of PFC and its subsidiaries as of June 30, 1998, and the related consolidated statement of income for the six month period ended June 30, 1998. Such financial statements (i) are in accordance with the books and records of PFC and its subsidiaries, (ii) are true and correct in all material respects and present fairly PFC's and its subsidiaries' consolidated financial condition as of December 31, 1997 and 1996 and the results of their operations for the years then ended and as of June 30, 1998 and the result of their operations for the six month period ended June 30, 1998, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied. The audited financial statements (with related notes) referred to in the first sentence of this subsection have been examined and reported upon by KPMG Peat Marwick LLP, independent certified public accountants. KPMG Peat Marwick LLP is "independent" with respect to PFC under the criteria established and applied by the Securities and Exchange Commission.

                  3.4 Except as set forth in Schedule 3.4 to this Agreement, (a) PFC and its subsidiaries have filed all federal, state, city, county and local tax returns which are required to be filed by them, and such returns are true and correct in all material respects; (b) PFC and its subsidiaries have paid all taxes required to be paid prior to the date of this Agreement or have established adequate reserves therefor; (c) there are no deficiencies of tax, interest or penalties which have been assessed against PFC or any of its subsidiaries which have not been paid in full; (d) no extensions of time with respect to any date on which any tax return was or is to be filed by PFC or any of its subsidiaries is in force and no waiver or agreement by PFC or any of its subsidiaries is in force for the extension of time for the assessment or payment of any tax; and (e) the statute of limitations with respect to any tax year still open has not been waived. Except as set forth in Schedule 3.4, copies of which agreements PFC has delivered to CBH, neither the transactions contemplated hereby nor the termination of the employment of any employees of PFC or any PFC subsidiary prior to or following consummation of the transactions contemplated hereby could result in PFC or any PFC subsidiary making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code (as hereinafter defined).

                  3.5 PFC and its subsidiaries have good and marketable title to all their respective assets free and clear of all liens or other encumbrances other than (a) the liens or other encumbrances described in Schedule 3.5 to this Agreement, or (b) such liens or other encumbrances, as the case may be, shown in the financial statements or the notes thereto, or (c) encumbrances and restrictions imposed by law, ordinances or regulations incidental to the usual and normal conduct of business or other imperfections of title, or restrictions or encumbrances, all of which, in the aggregate, do not materially adversely interfere with the present use of such property in PFC's and any of its subsidiaries' business and with respect to any real estate which do not result in the inability to procure title insurance thereon at regular rates. With the foregoing exceptions, no person owns any interest in any of the assets of PFC or any of its subsidiaries except as incidental to banking transactions entered into in the ordinary course of business consistent with past practices.

                  3.6 Since June 30, 1998, there has been no change in the consolidated condition, financial or otherwise, of PFC and its subsidiaries, other than changes occurring in the ordinary course of business consistent with past practices, which changes have not materially adversely changed or affected their business or condition, financial or otherwise. Except as set forth in
Schedule 3.6 to this Agreement, from June 30, 1998 to the date of this Agreement, neither PFC nor any of its subsidiaries has (i) incurred any indebtedness, liabilities (whether current, long term, fixed, contingent, liquidated, unliquidated, or otherwise) or obligations other than in the ordinary course of business consistent with past practices; (ii) excluding transfers among PFC and its subsidiaries, declared or paid any dividends or made any distribution of any of its assets in kind or redeemed or repurchased any shares of its capital stock; (iii) sold or transferred any of its assets, except in the ordinary course of business consistent with past practices; or (iv) acquired the assets or capital stock of any other entity other than in the ordinary course of business consistent with past practices.

                  3.7 Since June 30, 1998, there has been no damage, destruction or loss, whether covered by insurance or not materially adversely affecting the assets or business of PFC or any of its subsidiaries, or any other event or condition of any character materially adversely affecting the assets or business of PFC or any of its subsidiaries (other than external market conditions affecting banks generally).

                  3.8 PFC has delivered to CBH a list of all insurance policies and binders maintained by PFC or any of its subsidiaries. Such policies and binders are in full force and effect and will continue to be in full force and effect to the Effective Date.

                  3.9 Except as set forth in Schedule 3.9 to this Agreement, neither PFC nor any of its subsidiaries is a party to, nor have any obligation under, any written or oral (a) contracts and other agreements with any current or former director, officer, employee, shareholder, consultant or agent (except those terminable on ninety days' or less notice without premium or penalty or which do not involve more than $10,000 per year), (b) contracts and other agreements with any labor union (whether in effect or expired), (c) bonus, severance, hospitalization, vacation, deferred compensation, pension or profit sharing, retirement, payroll savings, stock option, group life or medical insurance, death benefit, welfare, or other employee benefit plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") (hereinafter collectively the "Employee Benefit Plans"), (d) material leases for real or personal property, or (e) other material contracts and agreements of any other nature with any person other than contracts and other agreements made in the ordinary course of business consistent with past practices. A true and correct copy of each of such contracts and other agreements and branch leases has been made available to CBH or, if oral, have been described in Schedule 3.9. All of the material contracts and agreements (whether or not set forth in Schedule 3.9) to which PFC or any of its subsidiaries is a party are in full force and effect; PFC or any of its subsidiaries is not in material default under any of them nor to the best of PFC's knowledge is any other party to any such contract or other agreement in material default thereunder. Except as set forth in Schedule 3.9 or as contemplated by Sections 7. 15, 7.16, 6.10 and/or 6.11 hereof, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or acceleration of, or constitute (or with notice or lapse of time or both would constitute) a default under any such contract or other agreement or any branch lease. To the best of PFC's knowledge, no employee of PFC or any of its subsidiaries is represented by a labor union with respect to his or her employment by PFC or any of its subsidiaries and no attempt has been or is currently being made by any person to have the employees of PFC or any of its subsidiaries represented by a labor union.

                  3.10 The Employee Benefit Plans of PFC and its subsidiaries comply in all material respects with all applicable laws including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended ("Code"). In respect of the Employee Benefit Plans identified on Schedule 3.9, PFC and its subsidiaries each have made all contributions required to be made by them and have or will have accrued as of the Effective Date all payments due and payable as of the Effective Date. The employee pension benefit plans (as defined in Section 3(2) of ERISA) of PFC and its subsidiaries have received determination letters from the Internal Revenue Service that such plans are qualified plans pursuant to Section 401(a) of the Code. To the best of PFC's knowledge, there has been no "reportable event" (as defined in the Code or ERISA), no event described in Section 4062(e) of ERISA, no violation of Section 404 of ERISA, no "prohibited transaction" (as defined in the Code or ERISA) and, except as contemplated by this Agreement, no termination or partial termination of any Employee Benefit Plan maintained or established by PFC or any of its subsidiaries or to which PFC or any of its subsidiaries contributes. There would be no liability of PFC under Title IV of ERISA if any of the Employee Benefit Plans of PFC were terminated as of the Closing Date. There is no material issue relating to Prestige State Bank's employee pension benefit plan, or its related trust, currently pending before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation and neither PFC nor its subsidiaries have any knowledge of any fact or circumstances which adversely affects the status of any Employee Benefit Plan listed in Schedule 3.9. Except as disclosed in Schedule 3.9, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from PFC under any of the Employee Benefit Plans, of PFC, (ii) increase any benefits otherwise payable under any of the Employee Benefit Plans of PFC, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent. Except as disclosed in Schedule 3.9, no event has occurred or will occur which will result in liability to PFC in connection with any Employee Benefit Plan established, maintained, contributed to or to which there has been an obligation to contribute (currently or previously) by PFC or by any other entity which, together with PFC, constitute elements of either (a) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (b) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (c) an affiliated service group (within the meaning of Section 414(m) of the Code), or (d) another arrangement covered by Section 414(o) of the Code.

                  3.11 Schedule 3.11 to this Agreement sets forth a list of all actions, suits, investigations (formal or informal) or proceedings pending against PFC or any of its subsidiaries in any court or before any governmental agency or arbitration tribunal other than those actions, suits, investigations or proceedings in which the liability of PFC or any of its subsidiaries is reasonably anticipated to be less than $10,000 per action, suit, investigation or proceeding provided that the liability of PFC and its subsidiaries under all such omitted actions, suits, investigations or proceedings is reasonably anticipated to be less than $100,000. Schedule 3.11 may, at the option of PFC, list actions, suits, investigations or proceedings in which the liability of PFC or any of its subsidiaries is reasonably anticipated to be less than $10,000 and any listing in such Schedule shall not be deemed an admission of liability. There are no actions, suits, investigations (formal or informal) or proceedings pending or to the knowledge of PFC or any of its subsidiaries, threatened against PFC or any of its subsidiaries in any court or before any governmental agency or arbitration tribunal which (either individually or in the aggregate) are reasonably anticipated to have a material adverse effect on the consolidated net worth of PFC. Neither PFC nor any of its subsidiaries is subject to or bound by any judgment, order, writ, injunction or decree of any such court, agency or tribunal, except in the ordinary course of Prestige State Bank's business consistent with past practices.

                  3.12 Except as disclosed on Schedule 3.12, there are no pending actions, suits or proceedings which have been brought by, or on behalf of PFC or any of its subsidiaries in any court or before any governmental agency or arbitration tribunal, except such actions, suits and proceedings in the ordinary course of Prestige State Bank's business consistent with past practices.

                  3.13 On and after the date hereof, to and including the Effective Date, neither PFC nor any of its subsidiaries will, without the prior written consent of CBH, do any of the following:

                           (a) except as specifically permitted herein, make any
changes in (and to the terms of) its authorized, issued or outstanding capital stock or any security convertible into capital stock;

                           (b) declare or pay any dividends (in cash, stock or
in kind) on shares of its capital stock except (i) dividends paid by Prestige State Bank or any other subsidiary of PFC to PFC, and (ii) quarterly cash dividends by PFC to its shareholders (including a pro rata cash dividend for the calendar quarter in which the Effective Date occurs) not to exceed $0.[ ] per share on an annualized basis;

                           (c) effect any recapitalization, reclassification,
stock dividend, stock split or like change in its capital or grant any Rights (including any additional options under any existing PFC stock option plan);

                           (d) make any other distribution of its assets or
properties to its shareholders except as permitted in clause (b) above;

                           (e) acquire any shares of PFC's or any of its
subsidiaries' capital stock;

                           (f) enter into or commit to enter into any new
employment contract or amend any existing employment contract or grant any salary increase, bonus, or other form of compensation payable to any officer, employee or agent, except for salary increases and bonuses consistent with the past practice of PFC and its subsidiaries, provided, however, that nothing contained herein shall be deemed to restrict PFC's ability to hire, as an employee at will, any person who would not be deemed an executive officer of PFC and provided further that PFC and CBH shall mutually agree on a mechanism for calculating and paying prior to closing bonuses designed to provide PFC and Prestige State Bank officers and employees with a proportional level of bonuses equal to that they would have received had closing hereunder not occurred.

                           (g) amend the Articles of Incorporation or the Bylaws
of PFC or any of its subsidiaries except where required by applicable law;

                           (h) except in the ordinary course of business
consistent with past practices, incur any indebtedness, liabilities (whether current, long term, fixed, contingent, liquidated, unliquidated or otherwise) or obligations;

                           (i) except in the ordinary course of business
consistent with past practices, purchase or otherwise acquire, or sell or otherwise dispose of, any equity security, debt security or asset;

                           (j) change the criteria with respect to risk, or
overall quality, of Prestige State Bank's investment portfolio or loan portfolio;

                           (k) make capital expenditures other than in the
ordinary course of Prestige State Bank's business consistent with past practices;

                           (l) create any new Employee Benefit Plan or make any
contributions to any Employee Benefit Plan or other plan relating to its officers, employees and agents except as may be required by the terms of any existing Employee Benefit Plan or by applicable law; or

                           (m) file any application with any state or federal
agency having jurisdiction over the affairs of PFC and its subsidiaries or conduct its business in any manner other than in accordance with generally accepted methods and procedures for conducting a banking business;

and neither PFC nor any of its subsidiaries has done any of the things described in clauses (a) through (m) of this Section 3.13 since June 30, 1998 except as set forth in Schedule 3.13.

                  3.14 PFC and each of its subsidiaries will (and have done so since June 30, 1998) continue to conduct their businesses in the usual, regular and ordinary manner consistent with past practices. CBH hereby consents to the incurring and payment, prior to the Effective Date, of all reasonable expenses of PFC and its subsidiaries in connection with the transactions contemplated by this Agreement and the Merger Agreement, including the printing of PFC's proxy material and reasonable legal, investment advisory and accounting fees.

                  3.15 PFC and its subsidiaries each have the corporate power and authority to own, lease and operate their properties and to conduct their businesses as now conducted. PFC and its subsidiaries each have complied and are in compliance in all material respects with all federal, state and local laws, regulations, ordinances, rules or orders affecting or regulating the conduct and operations of their respective businesses except for such non-compliance as would not have a material adverse effect upon the financial condition or results of operations of PFC, and neither PFC nor any PFC subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operation. Neither PFC nor any PFC subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment and none of them has received any communication requesting that they enter into any of the foregoing. PFC and its subsidiaries have all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. Schedule 3.15 to this Agreement sets forth a list, brief description of the purpose of and the current status of, any notice, application or similar filing made by PFC or any of its subsidiaries within the last two years with any state or federal agency having jurisdiction over the affairs of PFC and its subsidiaries.

                  3.16 PFC has the legal power and authority to enter into this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, subject to the approval thereof by the shareholders of PFC under applicable law and subject to the approval of the Department of Banking of the State of New Jersey, the Office of the Comptroller of the Currency and the Federal Reserve Board. This Agreement and the Merger Agreement constitute legal, valid and binding obligations of PFC enforceable against it in accordance with their respective terms. Except as may otherwise be required in order to comply with their fiduciary duties, the Board of Directors of PFC will recommend to its shareholders that they approve the Merger and all other acts and transactions contemplated by the Merger and all other acts and transactions contemplated by this Agreement and the Merger Agreement, and after the receipt of such shareholder approval in the manner required by law, such shareholder approval shall not be revokable. Approval of this Agreement and the Merger Agreement by the PFC shareholders shall also be deemed to authorize the PFC Board of Directors to amend, supplement or waive any of the provisions of this Agreement and the Merger Agreement as provided in Section 16.6.

                  3.17 The Board of Directors of PFC has authorized the execution and delivery of this Agreement and Merger Agreement, and the transactions contemplated hereby and thereby and neither the execution and delivery of this Agreement or the Merger Agreement, nor, subject to the approval of PFC's shareholders and subject to the approval of the Department of Banking of the State of New Jersey, the Office of the Comptroller of the Currency and the Federal Reserve Board, the consummation of the transactions contemplated hereby or the fulfillment of, or the compliance with, the terms, conditions, and provisions of this Agreement and the Merger Agreement will conflict with, or result in a breach of, any of the terms, conditions or provisions of the Articles of Incorporation or the Bylaws of PFC or any of its subsidiaries or of any contract or other agreement to which PFC or any of its subsidiaries is a party or by which any of them may be bound, or constitute (with or without the giving of notice or the passage of time, or both) a default under any such contract or other agreement or cause the acceleration of the maturity of any obligation of PFC or of any of its subsidiaries other than with regard to such contracts or other agreements a default under which would not have a material adverse effect upon the financial condition or results of operations of PFC. Other than as set forth herein, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by PFC on or prior to the Effective Date in connection with the execution, delivery and performance of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby.

                  3.18 All documents and other papers delivered by or on behalf of PFC in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby are true and, subject to Section 3.22 hereof, complete in all material respects. The information furnished by or on behalf of PFC to CBH in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact and, subject to Section 3.22 hereof, do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. Except for facts affecting the banking industry in general, subject to Section 3.22 hereof, there is no fact which PFC has not disclosed to CBH in writing which materially adversely affects the business or condition (financial or other) of PFC or any of its subsidiaries.

                  3.19 Each loan reflected as an asset on the books and records of PFC (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except as such enforcement may be affected by bankruptcy or other statutes or regulatory provisions effecting creditors rights generally.

                  3.20 Neither PFC nor any PFC subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of PFC and the PFC subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on PFC or any PFC subsidiary, of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither PFC nor any PFC subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  3.21 To the best of PFC's knowledge, Schedule 3.21 to this Agreement is a true and correct list of the Affiliates of PFC as the term "Affiliates" is used in Rule 145 promulgated under the Securities Act of 1933, as amended.

                  3.22 To the extent the Schedules delivered to CBH on or prior to the date hereof are incomplete in any respect, PFC shall cause revised complete Schedules referred to in this Section 3 to be delivered to CBH within ten business days of the date hereof and such revised complete Schedules shall supercede the previously delivered Schedules.

                  3.23 Assuming the condition set forth in Section 7.15 hereof is met, as of the date of this Agreement, PFC knows of no reason relating to it or any of its subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

         4.       REPRESENTATIONS AND WARRANTIES OF CBH

                  CBH represents and warrants to PFC and agrees as follows:

                  4.1 CBH is a corporation duly organized under the BCA and is validly existing and in good standing under the laws of the State of New Jersey. CBH is registered as a bank holding company under the Holding Company Act. Commerce Bank, N.A., Commerce Bank/Pennsylvania, N.A., Commerce Bank/North and Commerce Bank/Shore, N.A. are each banking organizations duly organized under the laws of the United States and/or New Jersey, as the case may be, and are each validly existing and in good standing under the laws of the United States. Except as set forth in the CBH Annual Report on Form 10-K for the fiscal year ended December 31, 1997 ("CBH Form 10-K"), CBH has no material active subsidiaries except Commerce Bank, N.A., Commerce Bank/Pennsylvania, N.A., Commerce Bank/North and Commerce Bank/Shore, N.A., and neither Commerce Bank, N.A., Commerce Bank/Pennsylvania, N.A., Commerce Bank/North and Commerce Bank/Shore, N.A. nor any other material subsidiary of CBH has any material active subsidiaries.
                  4.2 The authorized capital stock of CBH consists of (i) 10,000,000 shares of preferred stock, no par value per share (the "CBH Preferred Stock") of which no series is issued and outstanding and (ii) 50,000,000 shares of common stock, par value $1.5625 per share ("CBH Common Stock") 22,806,455 shares of which have been validly issued and are outstanding, fully paid and non-assessable as of the date hereof and 100,159 shares are held in treasury. CBH owns all of the shares of the issued and outstanding capital stock of the Commerce Bank, N.A., Commerce Bank/Pennsylvania, N.A., Commerce Bank/North and Commerce Bank/Shore, N.A. free and clear of any lien or other encumbrance. As of the date hereof, there are no outstanding subscriptions, Rights, options, warrants, calls, commitments or agreements to which either CBH or any of its subsidiaries is a party or by which any of them may be bound, which relate to the issuance or sale by any of them of shares of their capital stock except as set forth below. As of the date hereof, no shares of CBH Preferred Stock or CBH Common Stock were reserved for issuance, except (i) those shares which relate to the issuance of CBH Common Stock in connection with the acquisition of insurance agencies, (ii) those contemplated by the Merger Agreement, (iii) 94,000 shares of CBH Common Stock were reserved for issuance pursuant to CBH's dividend reinvestment and stock purchase plans, and (iv) 5,500,000 shares of CBH Common Stock were reserved for issuance pursuant to CBH stock option plans, and provided however, that the foregoing shall not be construed as preventing CBH or any of its subsidiaries from proceeding with other mergers or acquisitions using CBH's capital stock as the consideration whether or not such mergers or acquisitions are completed prior to the Effective Date. The shares of CBH common stock to be issued and delivered to the shareholders of PFC pursuant to the Merger Agreement are presently authorized but unissued and will, upon issuance and delivery pursuant to the Merger Agreement, be validly issued and outstanding, fully paid and non-assessable and no shareholder of CBH will have any preemptive rights of subscription or purchase in respect thereto.

                  4.3 There has been delivered to PFC (a) the audited consolidated balance sheet of CBH and its subsidiaries as of December 31, 1997 and December 31, 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997 and December 31, 1996 together with the notes related thereto and (b) the unaudited consolidated balance sheet of CBH and its subsidiaries as of June 30, 1998 and the related consolidated statement of income for the six month period ended June 30, 1998. Such financial statements (i) are in accordance with the books and records of CBH and its subsidiaries, (ii) are true and correct in all material respects and present fairly CBH's and its subsidiaries' consolidated financial condition as of December 31, 1997 and 1996 and the results of their operations for the years then ended and as of June 30, 1998 and the results of their operations for the six-month period ended June 30, 1998, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied. The audited financial statements (with related notes) referred to in the first sentence of this subsection have been examined and reported upon by Ernst & Young LLP, independent certified public accountants. Ernst & Young LLP is "independent" with respect to CBH under the criteria established and applied by the Securities and Exchange Commission.

                  4.4 Since June 30, 1998, there has been no material change in the consolidated condition, financial or otherwise, of CBH and its subsidiaries, other than changes occurring in the ordinary course of business consistent with past practices, which changes have not materially adversely changed or affected their business or condition, financial or otherwise. Since June 30, 1998, neither CBH nor any of its subsidiaries has (i) incurred any indebtedness, liabilities (whether current, long term, fixed, contingent, liquidated, unliquidated, or otherwise) or obligations other than in the ordinary course of business consistent with past practices; (ii) excluding transfers among CBH and its subsidiaries, declared or paid any dividends (other than its regular quarterly cash dividends and annual stock dividend, and a special 25% stock dividend and a special $0.25 per share cash dividend) or made any distribution of any of its assets in kind or redeemed or repurchased any shares of its capital stock; (iii) sold or transferred any of its assets, except in the ordinary course of business consistent with past practices; or (iv) acquired the assets or capital stock of any other entity other than in the ordinary course of business consistent with past practices.

                  4.5 Since June 30, 1998, there has been no damage, destruction or loss, whether covered by insurance or not, materially adversely affecting the assets or business of CBH or any of its subsidiaries, or any other event or condition of any character materially adversely affecting the assets or business of CBH or any of its subsidiaries (other than external market conditions affecting banks generally).

                  4.6 CBH has the legal power and authority to enter into this Agreement and the Merger Agreement, and to consummate the transactions contemplated hereby and thereby subject to the approval of the Department of Banking of the State of New Jersey, the Office of the Comptroller of the Currency and the Federal Reserve Board. This Agreement and the Merger Agreement constitute the legal, valid and binding obligation of CBH enforceable against CBH in accordance with their respective terms.

                  4.7 The execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of CBH; and subject to the approval of the Department of Banking of the State of New Jersey, the Office of the Comptroller of the Currency and the Federal Reserve Board, neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in the breach of, the terms, conditions or provisions of the Articles of Incorporation or the Bylaws of CBH or any of its subsidiaries, or of any contract or other agreement to which CBH or any of its subsidiaries is a party or by which any of them may be bound or constitute (with or without the giving of notice or passage of time, or both) a default under any such instrument or cause the acceleration of the maturity of any obligation of CBH or any of its subsidiaries. Other than as set forth herein, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by CBH on or prior to the Effective Date in connection with the execution, delivery and performance of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby.

                  4.8 All documents and other papers delivered by or on behalf of CBH in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby are true and complete in all material respects. The information furnished by or on behalf of CBH to PFC in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. Except for facts affecting the banking industry in general, there is no fact which CBH has not disclosed to PFC in writing which materially adversely affects the business or condition (financial or other) of CBH or any of its subsidiaries.

                  4.9 As of the date of this Agreement, CBH knows of no reason relating to it or any of its subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

                  4.10 There are no actions, suits, investigations (formal or informal) or proceedings pending or to the knowledge of CBH or any of its subsidiaries, threatened against CBH or any of its subsidiaries in any court or before any governmental agency or arbitration tribunal which (either individually or in the aggregate) are reasonably anticipated to have a material adverse effect on the consolidated net worth of CBH. Neither CBH nor any of its subsidiaries is subject to or bound by any judgment, order, writ, injunction or decree of any such court, agency or tribunal, except in the ordinary course of CBH's and its subsidiaries business consistent with past practices.

                  4.11 There are no pending actions, suits or proceedings which have been brought by, or on behalf of CBH or any of its subsidiaries in any court or before any governmental agency or arbitration tribunal, except such actions, suits and proceeding in the ordinary course of CBH's and its subsidiaries business consistent with past practices.

                  4.12 CBH and its subsidiaries each have the corporate power and authority to own, lease, operate their properties and to conduct their businesses as now conducted. CBH and its subsidiaries each have complied and are in compliance in all material respects with all federal, state and local laws, regulations, ordinances, rules or orders affecting or regulating the conduct and operations of their respective businesses except for such non-compliance as would not have a material adverse effect upon the financial condition or results of operations of CBH, and neither CBH nor any CBH subsidiary has received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation, (ii) restricting or in any way limiting its operation. Neither CBH nor any CBH subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment and none of them has received any communication requesting that they enter into any of the foregoing. CBH and its subsidiaries have all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

                  4.13 Neither CBH nor any CBH subsidiary has received any written notice of any legal, administration, arbitral or other proceeding, claim or action and, to the knowledge of CBH and the CBH subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on CBH or any CBH subsidiary, of any material liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such material liability; and neither CBH nor any CBH subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such material liability.

         5.       APPROVAL OF PFC'S SHAREHOLDERS AND SECURITIES ACT OF 1933

                  5.1 As promptly as practicable after the "Registration Statement" referred to below becomes effective with the Securities and Exchange Commission ("SEC" or "Commission"), PFC will duly hold a meeting of its shareholders for the purpose of authorizing the transactions contemplated by this Agreement and the Merger Agreement insofar as they relate to PFC. PFC will, in accordance and full compliance with the Securities Exchange Act of 1934, as amended ("1934 Act") and the rules and regulations promulgated thereunder, and to the extent permitted consistent with the Board's exercise of its fiduciary duty, solicit proxies from its shareholders, for use at the meeting of PFC shareholders referred to above, in favor of the transactions contemplated by this Agreement and the Merger Agreement. Except with the prior written consent of CBH, PFC will not distribute any materials to its shareholders in connection with such solicitation of proxies other than materials contained in the Registration Statement (as defined in Section 5.2 hereof) after such Registration Statement shall have become effective.

                  5.2 CBH and PFC acknowledge that the transactions contemplated hereby are subject to the provisions of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 145 promulgated thereunder. CBH agrees to prepare at its cost and expense promptly (with the assistance and cooperation of PFC) and file a "Registration Statement" pursuant to the provisions of the 1933 Act for the purposes of registering the shares of CBH common stock to be issued in connection with the transactions contemplated hereby. PFC agrees to provide promptly to CBH information concerning the business and financial condition and affairs of PFC and its subsidiaries as may be required or appropriate for inclusion in the Registration Statement and to cause its counsel and auditors to cooperate with CBH's counsel and auditors in the preparation and filing of such Registration Statement. CBH and PFC agree to use their respective best efforts to have such Registration Statement declared effective under the 1933 Act as soon as may be practicable and to distribute the prospectus contained in such Registration Statement ("Prospectus") to the shareholders of PFC in accordance with applicable law. Except to the extent permitted by Rule 145(b) or with the prior consent of the other, CBH and PFC agree not to publish any communication, other than the Registration Statement or notice and proxy material accompanied by the Prospectus, in respect of this Agreement, the Merger Agreement, or the transactions contemplated hereby. CBH shall not be required to maintain the effectiveness of the Registration Statement or the Prospectus for the purpose of resale by the affiliates of PFC, as such term is used in Rule 145. CBH shall promptly take all actions necessary to register or qualify the shares of CBH Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws, and shall maintain such registrations or qualifications in effect for all purposes hereof. CBH shall furnish PFC with copies of all such filings and keep PFC advised of the status thereof. CBH shall cause the shares of CBH Common Stock to be issued in the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Date.

                  5.3 Each party warrants, represents and covenants to the other that when the Registration Statement shall become effective, and at all times subsequent to effectiveness, up to and including the date of the PFC shareholders meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto will, with respect to the information furnished by each party or its representatives to the other party or its representatives, (i) comply in all material respects with the applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Each party warrants, represents and covenants to the other that all information furnished to each other for use in the regulatory filings described in or contemplated by this Agreement and the Merger Agreement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Each party hereby agrees to fully indemnify and hold harmless the other party, and its directors, officers and representatives, from and against any and all losses, claims, liabilities, damages and expenses (including reasonable attorneys fees and costs of litigation) that arise out of or are based upon a breach of this warranty, representation and covenant.

         6.       PRIOR TO CLOSING

                  6.1 From and after the date hereof, CBH or PFC, as the case may be, will provide to the officers and accredited representatives of the other, their (including subsidiaries') books and records at such times as either shall reasonably request in order that CBH or PFC, as the case may be, may have full opportunity to make such investigation as either shall desire to make of the business and affairs of the other and its subsidiaries, provided that such investigation shall not unduly interfere with the normal conduct by the other and its subsidiaries of their business. CBH and PFC, as the case may be, shall each furnish to the other such information about its business and affairs as the other may reasonably request in order to consummate the transactions herein contemplated. All non-public materials and information furnished by the parties hereto shall be held strictly confidential and may not be used by the receiving party for their own benefit whatsoever if the closing contemplated hereunder does not occur. In such event, any party receiving such non-public materials and information shall return such materials and information to the party providing such materials and information. The obligations of the parties pursuant to the preceding sentence shall survive any termination of this Agreement for any reason whatsoever.

                  6.2 CBH and PFC will use their respective best efforts and cooperate with each other in promptly obtaining all government, regulatory and shareholder consents and approvals necessary for the consummation of the transactions contemplated by this Agreement and the Merger Agreement. CBH and PFC shall cooperate with each other and shall promptly furnish and make available to each other any and all information, data and facts which may be required to obtain all government, regulatory and shareholder consents and approvals and to comply with all rules in obtaining PFC's shareholders consent to the Merger. CBH and PFC shall promptly furnish each other with copies of written communications received by them from, or delivered by them to, any governmental body relating to the Merger.

                  6.3 No party hereto shall take or fail to take, or cause or permit its subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement and the Merger Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code.

                  6.4 CBH and PFC shall agree with each other as to the form and substance of any press release related to the Merger and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other, from making any disclosure which is required by applicable law or the rules of the NYSE and/or the NASDAQ National Market.

                  6.5 PFC shall not authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal except to the extent required for the discharge of the fiduciary duties of its Board of Directors; provided, however, that PFC may communicate information about any such takeover proposal to its stockholders if, in the judgment of its Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. PFC will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. PFC will notify CBH immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, PFC, and PFC will promptly inform CBH in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PFC or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, PFC or any of its subsidiaries other than the transactions contemplated or permitted by this Agreement and the Merger Agreement.

                  6.6 (a) CBH and PFC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of CBH or PFC within the meaning of Rule 145 promulgated by the Commission under the Securities Act and for purposes of qualifying the "Merger" for "pooling of interests" accounting treatment. PFC and CBH shall use its respective best efforts to cause each person so identified to deliver to CBH, no later than 30 days prior to the Effective Date, a written agreement in form and substance satisfactory to CBH with respect to the resale of CBH Common Stock. Shares of CBH Common Stock issued to such PFC and CBH affiliates in exchange for PFC Common Stock or previously owned by them shall not be transferable until such time as financial results covering at least 30 days of combined operations of CBH and PFC have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section.

                           (b) CBH shall use its best efforts to publish no
later than ninety (90) days after the end of the first month after the Effective Date in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Date occurs), combined revenues and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                  6.7 After the date of this Agreement, each of PFC and CBH shall coordinate with the other the declaration of any dividends in respect of PFC Common Stock and CBH Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of PFC Common Stock or CBH Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of PFC Common Stock and/or CBH Common Stock and any shares of CBH Common Stock any such holder receives in exchange therefor in the Merger.

                  6.8 (a) CBH agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of PFC and its subsidiaries as provided in their respective charters or Bylaws or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Date of the Merger shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the BCA, such indemnification shall be mandatory rather than permissive and CBH shall advance expenses in connection with such indemnification.

                           (b) In additional to the rights provided for in
Section (a) hereof, and not in limitation thereof, CBH shall indemnify, defend and hold harmless each present and former director, officer, employee and agent of PFC and its subsidiaries ("Indemnified Parties") to the fullest extent permitted by law for all claims, losses, damages, liabilities, costs, judgments and amounts paid in settlement, including advancement of expenses (including attorneys' fees) as incurred in respect of any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, including, without limitation, any action by or on behalf of any or all securityholders of PFC or by or in the right of PFC or CBH, or investigation relating to any action or omission by such party in its capacity as such (including service to any other entity, plan, trust or the like at PFC's request) occurring on or prior to the Effective Date of the Merger which arise out of or related to the transactions contemplated by this Agreement.

                           (c) In the event that CBH or any of its successors or
assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of CBH shall assume its obligations as set forth in this Section 6.8.

                           (d) The provisions of this Section 6.8 are intended
to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives.

                  6.9 PFC shall immediately terminate the PFC Drip, and the issuance of any further shares thereunder shall be immediately suspended.

                  6.10 PFC shall immediately cease the issuance of any further shares of its Common Stock under and/or pursuant to its Retention Plan for Founding Outside Directors and its Employee Savings and Profit Sharing Plan.

                  6.11 PFC shall terminate, (i.e., pay out in full to all PFC employees, officers and/or directors entitled to benefits thereunder), and to the extent necessary to avoid an excess parachute payment under Code Sections 280G and 4999 pay in 1998, all of its obligations under the following plans so that at closing neither PFC and/or CBH shall have any further liability thereunder: employment agreements with Arnold F. Horvath and Robert J. Jablonski; the PFC Director Retirement Plan, the PFC SERP, the PFC SAR Plan, the PFC Retention Plan for Founding Outside Directors and PFC's Employee Savings and Profit Sharing Plan.






         7.       CONDITIONS PRECEDENT TO CBH'S OBLIGATION

                  The obligation of CBH hereunder to close the transactions contemplated by this Agreement and the Merger Agreement is subject to the following conditions precedent (all or any of which may be waived by CBH in its sole discretion):

                  7.1 Each of the representations and warranties herein made by PFC shall be true in all material respects on the Effective Date as if made on, as of, and with respect to the Effective Date, and the agreements to be performed by PFC and its subsidiaries on or before the Effective Date shall have been so performed in all material respects. On the Effective Date, PFC will furnish a certificate to CBH, dated as of the Effective Date, of its President and Secretary to the effect set forth in this Section 7.1.

                  7.2 On or before the Effective Date, CBH and PFC shall have received all required permits, consents and approvals (which permits, consents and approvals shall be unconditional and free of any material restrictions or requirements by reason of the acceptance of any such permit, consent or approval) from all federal and state governmental agencies and boards (including, without limitation, the Department of Banking of the State of New Jersey, the Office of the Comptroller of the Currency and the Federal Reserve Board) and any application waiting period shall have expired.

                  7.3 A ruling shall have been obtained from the Internal Revenue Service or an opinion of counsel satisfactory to CBH shall have been received, to the effect that the transactions contemplated by this Agreement and the Merger Agreement will constitute a tax free reorganization so that no gain or loss will be recognized to CBH or PFC by reason of the Merger or to the shareholders of PFC who exchange their PFC common stock for CBH common stock (other than with respect to cash received in lieu of fractional shares). CBH agrees that it will not unreasonably withhold its approval with respect to the form and/or content of any such ruling or opinion of counsel.

                  7.4 On or before the Effective Date, PFC shall have delivered to CBH certified copies of the minutes of the meetings of the Board of Directors and shareholders of PFC approving this Agreement, the Merger Agreement and the transactions contemplated by this Agreement and the Merger Agreement.

                  7.5 On or before the Effective Date, there shall have been no material adverse change in the business, consolidated earnings or consolidated net worth of PFC and its subsidiaries since December 31, 1997. It is understood, however, that material adverse changes caused by external market conditions affecting banks generally (e.g. changes in banking legislation and changes in interest rates) will not relieve CBH or its subsidiaries of their obligation to close.

                  7.6 The Registration Statement shall have been declared effective by the SEC; no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated, or to the knowledge of CBH or PFC, shall be contemplated or threatened by the SEC.

                  7.7 On or before the Effective Date, PFC shall have delivered to CBH all material consents and authorizations of landlords or others necessary to permit the Merger to be consummated without the violation of any such material lease or other agreement to which PFC or any of its subsidiaries is a party.

                  7.8 Each affiliate (as the term is defined in SEC Rule 145) of PFC shall have delivered to CBH a letter in form and substance satisfactory to counsel for CBH, stating that he will not resell shares of CBH common stock acquired pursuant to this Agreement and the Merger Agreement, except as permitted by SEC Rule 145 which permits regular trading transactions in limited quantities, and by SEC Accounting Series Release No. 135.

                  7.9 No action, proceeding or material claim shall be pending to prevent consummation or seek damages by reason of the transaction contemplated by this Agreement and the Merger Agreement; no governmental authority shall be claiming that the transaction shall constitute a violation of law.

                  7.10 On or before the Effective Date, the shareholders of PFC shall have duly approved the transactions contemplated by this Agreement and the Merger Agreement insofar as they related to PFC and, if necessary, similarly the shareholders of CBH shall have duly approved the transactions contemplated by this Agreement and the Merger Agreement.

                  7.11 No event shall have occurred that shall preclude the Merger from being accounted for as a pooling of interests and, if deemed necessary by CBH, CBH shall have received a letter from its independent public accountants to such effect.

                  7.12 CBH shall have received an opinion of Rothgerber Johnson & Lyons LLP reasonably satisfactory to it, dated the Closing Date.

                  7.13 PFC shall have delivered to CBH the revised complete Schedules on or before the date required by Section 3.22 hereof and the Schedules as so delivered to CBH by PFC in accordance with Section 3.22 hereof do not disclose facts which either individually or in the aggregate, materially adversely affect or are reasonably likely to materially adversely affect the assets, properties, earnings or business of PFC or any of its subsidiaries. This condition to closing shall be deemed to have been met, or waived by CBH, unless CBH notifies PFC to the contrary in a writing specifically referring to this Section 7.13 within twenty business days after PFC delivers to CBH such revised complete Schedules.

                  7.14 All holders of currently outstanding PFC stock options shall have agreed in writing not to exercise any cash election option granted to them thereunder.

                  7.15 The Employment Agreements with Arnold F. Horvath and Robert J. Jablonski shall have been terminated (i.e. paid out in full) without any further liability to PFC and/or CBH, and each of them shall have entered into employment arrangements with CBH in a form reasonably acceptable to CBH.

                  7.16 The PFC Director Retirement Plan, all PFC employment agreements, the PFC SERP and the PFC SAR Plan, shall have been terminated (i.e. paid out in full to all PFC employees, officers and/or directors entitled to benefits thereunder) without any further liability to PFC and/or CBH.

         8.       CONDITIONS PRECEDENT TO PFC'S OBLIGATION

                  The obligation of PFC hereunder to close the transactions contemplated by this Agreement and the Merger Agreement is subject to the following conditions precedent (all or any of which may be waived by PFC in its sole discretion):

                  8.1 Each of the representations and warranties herein made by CBH shall be true in all material respects on the Effective Date as if made on, as of, and with respect to the Effective Date, and the agreements to be performed by CBH on or before the Effective Date shall have been so performed in all material respects. On the Effective Date, CBH shall furnish a certificate to PFC dated the Effective Date, of its President and its Secretary, to the effect set forth in this Section 8.1.

                  8.2 On or before the Effective Date, PFC and CBH shall have received all permits, consents and approvals from all federal and state governmental agencies and boards (including, without limitation, the Department of Banking of the State of New Jersey, the Office of the Comptrollor of the Currency and the Federal Reserve Board) and any applicable waiting period shall have expired.

                  8.3 A ruling shall have been obtained from the Internal Revenue Service or an opinion of counsel satisfactory to PFC shall have been received, to the effect that the transactions contemplated by this Agreement and the Merger Agreement will constitute a tax free reorganization so that no gain or loss will be recognized to CBH or PFC by reason of the Merger or to the shareholders of PFC who exchange their PFC common stock for CBH common stock (other than with respect to cash received in lieu of fractional shares). PFC agrees that it will not unreasonably withhold its approval with respect to the form and/or content of any such ruling or opinion of counsel.

                  8.4 On or before the Effective Date, CBH shall have delivered to PFC certified copies of the minutes of the meetings of the Board of Directors of CBH and, if required, the shareholders of CBH, approving this Agreement and the Merger Agreement, and the transactions contemplated by this Agreement and the Merger Agreement.

                  8.5 On or before the Effective Date, there shall be no material adverse change in the business, consolidated earnings or consolidated net worth of CBH and its subsidiaries since December 31, 1997. It is understood, however, that material adverse changes caused by external market conditions affecting banks generally (e.g. changes in banking legislation and changes in interest rates) will not relieve PFC or its subsidiaries of their obligations to close.

                  8.6 The Registration Statement shall have been declared effective by the SEC; no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of CBH or PFC, shall be contemplated or threatened by the SEC.

                  8.7 CBH shall have sufficient authorized but unissued shares of CBH common stock and cash to meet all of CBH's obligations under this Agreement and the Merger Agreement.

                  8.8 No action, proceeding or material claim shall be pending to prevent consummation or seek damages by reason of the transaction contemplated by this Agreement and the Merger Agreement; no governmental authority shall be claiming that the transaction shall constitute a violation of law. Notwithstanding the foregoing, if CBH provides full indemnification to PFC and its directors and officers (in form and substance and amount reasonably satisfactory to such directors and officers and specifically providing for the advancement of expenses) with respect to an such action, proceeding or material claim brought by a non-governmental party, such action, proceeding or material claim shall not be deemed a condition precedent to PFC's obligation to close.

                  8.9 On or before the Effective Date, the shareholders of PFC shall have duly approved the transactions contemplated by this Agreement and the Merger Agreement.

                  8.10 The shares of CBH Common Stock that will be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  8.11 No event shall have occurred that shall preclude the Merger from being accounted for as a pooling of interests.

                  8.12 PFC shall have received an opinion of Blank Rome Comisky & McCauley LLP, reasonably acceptable to it, dated the Closing Date.

                  8.13 Within ten business days of the date on which the PFC proxy materials are mailed to PFC shareholders to vote on the Merger, PFC's financial advisor shall have issued its written fairness opinion that the Exchange Ratio is fair to the shareholders of PFC from a financial point of view.

                  8.14 Two-year employment agreements (with the option of CBH to extend each for three one-year periods) shall have been offered to Arnold J. Horvath for an annual base salary of $145,000 and to Robert J. Jablonski for an annual base salary of $145,000.

         9.       CLOSING AND POST-CLOSING

                  9.1 Closing shall take place at the office of CBH, 1701 Route 70 East, Cherry Hill, New Jersey, commencing at 10:00 A.M. on the tenth business day immediately following the later of (i) the approval of the Merger by PFC shareholders or (ii) approval of the Merger by all regulatory authorities and the expiration of all applicable waiting periods, or such other date as is mutually agreed to by CBH and PFC provided that all conditions precedent to the obligations of PFC and CBH to close have then been met or waived. Immediately upon completion of the closing, CBH shall be telephone instruct its representative in Trenton, New Jersey to file, or shall otherwise cause the filing of, an executed Certificate of Merger with the New Jersey Secretary of State in accordance with Chapter 10 of the BCA.

                  9.2 At the close of business on the last business day preceding the closing, the stock transfer books of PFC shall be closed.

                  9.3 As part of the closing, but effective immediately following closing, Louis R. DeFalco shall be appointed to the Board of Directors of Commerce Bank/Central, N.A. as a Vice Chairman.

                  9.4 As part of the closing, but effective immediately following closing and subject to Section 8.14 hereof, each of Arnold F. Horvath and Robert J. Jablonski shall be offered employment as a Senior Vice Presidents of Commerce Bank/Central, N.A.

         10.      EXPENSES

                  If the transactions contemplated by this Agreement and the Merger Agreement are consummated, CBH and PFC each shall pay all expenses incurred by it in connection with this Agreement, the Merger Agreement and such consummation. If the transactions contemplated by this Agreement and the Merger Agreement are not consummated each party shall pay its own expenses except that the cost of printing the Registration Statement and related Prospectus heretofore referred to shall be incurred equally by CBH and PFC and if this Agreement is terminated because of the wilful or intentional breach of any term or provision hereof, the non-breaching party shall be entitled to be reimbursed from the breaching party for all of its out-of-pocket expenses incurred in connection with this Agreement to the date of termination, including without limitation, legal, accounting and financial advisor costs and expenses. If the transactions contemplated hereby are not consummated for any reason whatsoever, nothing contained in this Section shall be deemed to preclude either party from seeking to recover damages which it incurs as a result of such non-consummation or to obtain other legal or equitable relief (including specific performance), if such non-consummation results from a wilful or intentional (but not a negligent or unintentional) breach of any term or provision of this Agreement or the Merger Agreement by the party from whom damages are or against whom such other legal or equitable relief is sought.

         11.      BROKERS, FINDERS AND FINANCIAL ADVISORS

                  Each party to this Agreement represents and warrants that such party has not dealt with any broker, finder or other person, firm or corporation performing brokerage, finder or similar services, and does not know of any person, firm or corporation asserting a brokerage, finder's or similar claim, in connection with the making or negotiation of this Agreement, the Merger Agreement or the transactions contemplated thereby. CBH acknowledges that it has received a copy of the retainer agreement between PFC and Endicott Financial Advisors LLC ("EFA") pursuant to which EFA will act as financial advisor to PFC in connection with the Merger.

         12.      TERMINATION

                  (a) This Agreement may be terminated and the Merger abandoned (either before or after approval by the shareholders of PFC contemplated hereby and without seeking further shareholder approval) at any time prior to the Effective Date:

                           (i) by mutual written consent of the parties
authorized by their respective Boards of Directors;

                           (ii) by written notice from PFC to CBH or CBH to PFC,
as the case may be, if the Effective Date shall not have occurred by March 31, 1999;

                           (iii) by written notice from PFC to CBH, or CBH to
PFC, as the case may be, stating that the party giving such notice elects to terminate this Agreement and abandon the Merger, as of a stated date, which shall not be less than ten business days after the date on which such notice is given, because (a) the party receiving such notice will be unable, by March 31, 1999, to meet or satisfy one or more specified conditions precedent to the obligation of the party sending such notice to close under this Agreement and
(b) the party sending such notice does not intend to waive the satisfaction of such conditions precedent;

                           (iv) in the event of termination of the Merger
Agreement pursuant to the terms thereof;

                           (v) by CBH, if the Board of Directors of PFC shall
(i) withdraw, modify or change its recommendation or approval in respect of this Agreement in a manner adverse to CBH or (ii) approve or recommend any proposal other than by CBH in respect of a takeover proposal (as defined in Section 6.5 hereof);

                           (vi) assuming PFC shall not have contravened Section
6.5 hereof, by PFC to allow PFC to enter into a takeover proposal (as defined in Section 6.5 hereof); or

                           (vii) by PFC if the "Average Price" of a share of CBH
Common Stock, as that term is defined in the Merger Agreement, is not $33.00 or above.

         13.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                  The respective representations, warranties and covenants of the parties in this Agreement shall not survive the Effective Date and shall terminate on the Effective Date, except for the covenants contained in Section
4.2 (last sentence only), 6.8 and 16.3 hereof. However, such termination shall not be deemed to deprive any of the parties hereto or their subsidiaries, or any of their directors, officers or controlling persons, of any defense in law or equity which otherwise would be available against the claims of any person, including, but not limited to, any shareholder or former shareholder of the parties hereto. Prior to the Effective Date, each party shall be deemed to have relied upon each and every representation and warranty of the other party, regardless of any investigation heretofore or hereafter made by or on behalf of such party.

         14.      BENEFITS OF THIS AGREEMENT AND MERGER AGREEMENT

                  This Agreement and the Merger Agreement and the rights and obligations of CBH and PFC hereunder shall not be assigned by any party to any third party, except with the written consent of the other. This Agreement and the Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except as provided in Section 6.8 hereof, nothing in this Agreement or the Merger Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement and there are no third party beneficiaries of this Agreement or the Merger Agreement. PFC agrees that to the extent necessary or appropriate to facilitate the transaction contemplated hereby, PFC will agree and consent to any change in the method of accomplishing such transaction requested by CBH so long as such change does not result in a reduction in the Exchange Ratio (as defined in the Merger Agreement) or result in an adverse tax or other effect to PFC's shareholders, or change the covenants set forth in Sections 6.10 and 6.11 hereof or the conditions set forth in Sections 7.15 and 7.16 hereof.

         15.      NOTICES

                  Any notice, request, instruction, legal process, or other instrument to be given or served hereunder by any party to another shall be deemed given or served if in writing and delivered personally or sent by facsimile or overnight express or registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

                  A.       If to CBH:

                           Commerce Atrium
                           1701 Route 70 East
                           Cherry Hill, NJ  08034
                           Attn:  Vernon W. Hill, II

                           With a copy to:

                           Blank Rome Comisky & McCauley LLP
                           One Logan Square
                           Philadelphia, PA  19103
                           Attn:  Lawrence R. Wiseman, Esquire

                  B.       If to PFC:

                           One Royal Road
                           P.O. Box 2480
                           Flemington, NJ   08822
                           Attn: Robert J. Jablonski, Chief Executive Officer

                           With copies to:

                           Rothgerber Johnson & Lyons LLP
                           One Tabor Center
                           1200 17th Street, Suite 3000
                           Denver, Colorado 80202
                           Attn: Herbert H. Davis III, Esquire

and to such other address or addresses as either party may designate to the other by like notice as set forth above.

         16.      MISCELLANEOUS

                  16.1 As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                           (i) "contracts and other agreements" means and
includes all contracts, agreements, indentures, leases, franchises, licenses, commitments or legally binding arrangements, express or implied, written or oral;

                           (ii) "lien or other encumbrance" means and includes
any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement or any other encumbrance whatsoever;

                           (iii) "person' means a natural person, corporation,
partnership, sole proprietorship, joint venture, association, joint-stock company, trust, estate, unincorporated organization, government (and any branch or subdivision thereof), government agency, cooperative or other entity.

                           (iv) "subsidiaries" means when used with respect to a
party to this Agreement any corporation 50% or more of whose outstanding stock is either directly or indirectly (through one or more other subsidiaries) owned by such party.

                           (v) "Rights" means any warrants, options, rights,
convertible securities or other arrangements or commitments which obligates an entity to issue or dispose of its equity securities.

                           (vi) "business day" means any day on which regular
trading of securities occurs on the "NYSE".

                  16.2 PFC and CBH will each cause its respective subsidiaries to abide by its respective obligations under this Agreement.

                  16.3 Subsequent to the Effective Date, the Board of Directors of CBH shall reserve the right to withhold the payment of dividends on its common stock from any former shareholder of PFC who fails to exchange certificates representing the shares of PFC common stock for certificates representing the shares of CBH common stock in accordance with the Merger Agreement within a reasonable period of time after such shareholders have been advised by the Board of Directors of CBH of its determination that the exchange is in the best interests of CBH. Such shareholders shall retain the right to be paid any such withheld dividends, without interest, upon presentation of their PFC certificates for exchange or, in the event such PFC certificates are lost of destroyed, an affidavit of lost certificate acceptable to CBH.

                  16.4 PFC and CBH shall use their best efforts to have all publicity, press releases and other announcements relating to this Agreement, the Merger Agreement or the transactions contemplated thereby reviewed in advance by both CBH and PFC.

                  16.5 This Agreement and the Merger Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

                  16.6 Any party to this Agreement may, at any time prior to the Effective Date, by action taken by its Board of Directors or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement binding on the other party or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement. No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. PFC's Board of Directors may authorize the amendment or supplementation of this Agreement or the Merger Agreement or waiver of any provision hereof or thereof, either before or after the approval of PFC's shareholders provided in Section 5 hereof (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not result in the reduction of the Exchange Ratio (as defined in the Merger Agreement) or result in a materially adverse tax or other effect to PFC's shareholders, or change the covenants set forth in Sections 6.10 and 6.11 hereof or the conditions set forth in Sections 7.15 and 7.16 hereof..

                  16.7 This Agreement has been executed in the State of New Jersey and shall be construed in accordance with the laws of the State of New Jersey. This Agreement may be executed in any number of copies, each of which shall be deemed an original, and all of which together, shall be deemed one and the same instrument.

         IN WITNESS WHEREOF, pursuant to authority duly given by the respective Boards of Directors of CBH and PFC, this Agreement has been signed on behalf of said corporations by their respective Presidents under their respective corporate seals, and attested by their respective Secretaries or Assistant Secretaries, as the case may be, all on the day, month and year first written above. The signature of a Secretary or Assistant Secretary of a corporate entity is intended not only as an execution hereof, but also is a certification that such corporation's board of directors has duly authorized the execution and delivery of this Agreement.

                               COMMERCE BANCORP, INC.


                               By: /s/ Vernon W. Hill, II
                                  -------------------------------------------
                                  Vernon W. Hill, II, President


                               Attest: /s/ Thomas J. Sukay
                                      ---------------------------------------
                                      Thomas J. Sukay, Senior Vice President

                               PRESTIGE FINANCIAL CORP.


                               By: /s/ Robert J. Jablonski
                                  --------------------------------------------
                                  Robert J. Jablonski, Chief Executive Officer


                               Attest: /s/ Susan Berger
                                      ----------------------------------------
                                      Susan Berger, Secretary

                                     ANNEX B

                      AMENDED AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT made this 17 day of September, 1998 by and between PRESTIGE FINANCIAL CORP. ("PFC"), a New Jersey business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Holding Company Act"), and COMMERCE BANCORP, INC. ("CBH"), a New Jersey business corporation registered as a bank holding company under the Holding Company Act (PFC and CBH sometimes collectively referred to as the "Constituent Corporations").

                                   BACKGROUND
                                   ----------

         CBH and PFC have entered into an Agreement and Plan of Reorganization of even date herewith (the "Plan"), which contemplates the merger of PFC with and into CBH (the "Merger") in accordance with the terms and conditions of this Merger Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and subject to the satisfaction of the terms and conditions set forth herein and in the Plan, intending to be legally bound hereby, PFC and CBH do hereby agree as follows:

                                    SECTION 1
                                    ---------

         On the Effective Date of the Merger, as hereinafter defined, PFC shall be merged with and into CBH under and pursuant to Chapter 10 of the New Jersey Business Corporation Act, as amended ("BCA").

                                    SECTION 2
                                    ---------

         CBH shall be the surviving corporation (hereinafter referred to as the "Surviving Corporation"), and the name of the Surviving Corporation shall be "Commerce Bancorp, Inc."

                                    SECTION 3
                                    ---------

         On the Effective Date of the Merger:

         (a) For all purposes the separate existence of PFC shall cease. PFC shall be merged with and into CBH, the Surviving Corporation, and the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges and powers, of a public as well as of a private nature, and all property (real, personal and mixed), and franchises of each of the Constituent Corporations.

         (b) All debts due on whatever account to any of the Constituent Corporations including subscriptions to shares and other chooses in action belonging to any of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.

         (c) The Surviving Corporation thenceforth shall be responsible for all the liabilities and obligations of each of the Constituent Corporations, but the liabilities of the Constituent

Corporations, or of their shareholders, directors, or officers, shall not be affected; nor shall the rights of the creditors thereof, or of any persons dealing with the Constituent Corporations, or any liens upon the property of the Constituent Corporations, be impaired by the Merger; and any claim existing or action or proceeding pending by or against any of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be proceeded against or substituted in its place.

         (d) Any taxes, penalties and public accounts of the State of New Jersey claimed against any of the Constituent Corporations, but not settled, assessed or determined prior to the Merger shall be settled, assessed or determined against the Surviving Corporation and, together with interest thereon, shall be a lien against the franchises and property, both real and personal, of the Surviving Corporation.

         If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurances in law, or any things are necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title of any property or rights of PFC, the last acting officers and directors of PFC, or the corresponding officers and directors of the Surviving Corporation, as the case may be, then shall and will execute and make all such property assignments and assurances, and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Merger Agreement.

                                    SECTION 4
                                    ---------

         (a) On the Effective Date, the Articles of Incorporation and By-laws of CBH, as in effect immediately prior to the Effective Date, shall become the Articles of Incorporation and By-laws of the Surviving Corporation (whose name shall remain Commerce Bancorp, Inc.), until duly amended in accordance with law.

         (b) On the Effective Date, the then Board of Directors of CBH shall serve as the Board of Directors of the Surviving Corporation until such time as their successors have been elected and qualified.

         (c) On the Effective Date, the persons who are executive or other offices of CBH shall serve as officers of the Surviving Corporation until such time as the Board of Directors of the Surviving Corporation shall otherwise determine.

                                    SECTION 5
                                    ---------

         On the Effective Date:

         (a) The shares of CBH Common Stock and Preferred Stock then issued or outstanding (or held in Treasury) shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become the same number of shares of Common Stock and Preferred Stock of the Surviving Corporation. From and after the Effective Date, each certificate which, prior to the Effective Date, represented shares of CBH, shall evidence ownership of shares of the Surviving Corporation on the basis hereinbefore set forth. Each share of Common Stock and Preferred Stock of the Surviving Corporation issued pursuant to this Subsection shall be fully paid and non-assessable.

         (b) Each share of PFC Common Stock then issued and outstanding immediately prior to the Effective Date (except as provided in Subsection (d) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become fully paid and non-assessable shares of the common stock, par value $1.5625 per share, of CBH ("CBH Common Stock") equal to $16.25 divided by the Average Price of CBH Common Stock (as determined pursuant to Subsection (e) hereof), subject to adjustment as set forth in Subsection (f) hereof, (hereinafter the "Exchange Ratio"). From and after the Effective Date, each certificate which, prior to the Effective Date, represented shares of PFC Common Stock, shall evidence ownership of shares of CBH Common Stock on the basis hereinbefore set forth.

         (c) No fractional shares of CBH Common Stock shall be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash adjustments will be paid to the shareholders of PFC in respect of any fraction of a share of CBH Common Stock which would otherwise be issuable under this Merger Agreement. Such cash adjustment shall be equal to an amount determined by multiplying such fraction by the Average Price of CBH Common Stock (as determined pursuant to Subsection (e) hereof).

         (d) Each issued, but not outstanding share of PFC Common Stock held as a treasury share by PFC or owned beneficially by any subsidiary of PFC other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of PFC Common Stock owned by CBH or owned beneficially by any subsidiary of CBH other than in a fiduciary capacity or in connection with a debt previously contracted at the Effective Date of the Merger, if any, shall thereupon and without more be cancelled and retired and cease to exist and no cash, stock or other property shall be delivered in exchange therefor.

         (e) Subject to the next sentence of this Subsection (e) hereof, "Average Price" of CBH Common Stock as used herein shall refer to the mean average of the closing sale prices for CBH Common Stock as quoted in the New York Stock Exchange as reported by The Wall Street Journal, for the five business day period ending on and excluding the second business day next preceding the Effective Date. Notwithstanding anything to the contrary contained in the Plan and this Agreement, if the Average Price of CBH Common Stock would otherwise be more than $43.00, the Average Price shall be deemed to be $43.00 and if the Average Price of CBH Common Stock would otherwise be less than $37.00, the Average Price shall be deemed to be $37.00.

         (f) If prior to the Effective Date, CBH shall issue to holders of CBH Common Stock any shares of CBH Common Stock as a stock dividend, shall subdivide the number of out standing shares of CBH Common Stock into a greater number of shares or shall contract the number of outstanding shares, then, in any such case, the number of shares of CBH Common Stock into which shares of PFC Common Stock are automatically convertible into as set forth in Subsection (b) hereof shall be adjusted equitably. For purposes of this Section of this Merger Agreement, a dividend, subdivision or contraction shall be deemed to have become final at the close of business on the record date fixed for determining stockholders entitled to receive such dividend, or whose shares are to be affected by such subdivision or contraction; provided, however, that in the event that after such record date, but not before payment of such dividend or before such subdivision or contraction became effective, CBH shall legally abandon its plan to pay such dividend, or to effect such subdivision or contraction, the number of shares of CBH Common Stock issuable on the Effective Date of the Merger, if adjusted as herein above provided, shall forthwith be readjusted to the number of shares of CBH Common Stock issuable upon the Effective Date of the Merger which would have been in effect had such dividend, subdivision or contraction never been declared.

         (g) At or prior to the Effective Date, CBH shall designate its Transfer Agent to act as exchange agent to receive from the holders thereof, certificates which immediately prior to the Effective Date represented PFC Common Stock and to exchange such certificates for certificates of CBH Common Stock and cash as hereinbefore provided.

         (h) (i) Promptly, but in no event later than ten business days, after the Effective Date, the exchange agent shall mail to each record holder, as of the Effective Date, of an outstanding certificate or certificates, which prior to the Effective Date represented shares of PFC Common Stock, a letter of transmittal in a form reasonably acceptable to PFC (which shall specify how delivery shall be effected, and that risk of loss and title to such certificate or certificates shall pass only upon proper delivery of such certificate or certificates, together with a properly executed letter of transmittal, to the exchange agent at its address stated therein), and instructions for use in effecting the surrender of such certificate or certificates for exchange therefor. Upon surrender to the exchange agent of such certificate or certificates, together with such letter of transmittal, properly executed, the exchange agent shall exchange such certificate or certificates for shares of CBH Common Stock and pay to such record holder any payment due for a fractional share of CBH Common Stock as heretofore provided. Until so surrendered, each outstanding certificate or certificates, which prior to the Effective Date represented shares of PFC Common Stock shall be deemed for all purposes to evidence ownership of the number of shares of CBH Common Stock, and the right to receive payment for any fractional share of CBH Common Stock into which the shares represented by such certificate or certificates have been changed or converted as aforesaid.

                  (ii) No dividends or other distributions declared or made with respect to shares of CBH Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered certificate or certificates, which prior to the Effective Date represented shares of PFC Common Stock, with respect to shares of CBH Common Stock that such holder would be entitled to receive upon surrender of such certificate or certificates and no cash payment in lieu of fractional shares of CBH Common Stock shall be paid to any such holder pursuant to Subsection (c) hereof until such holder shall surrender such certificate or certificates in accordance with this Subsection
(h) hereof. Subject to the effect of applicable laws, following surrender of any such certificate or certificates, there shall be paid to such holder of shares of CBH Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of CBH Common Stock to which such holder is entitled pursuant to Subsection (c) hereof and the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such whole shares of CBH Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of CBH Common Stock.

                  (iii) If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable merger consideration with respect to the shares of PFC Common Stock formerly represented thereby, any cash in lieu of fractional shares of CBH Common Stock, and unpaid dividends and distributions on shares of CBH Common Stock deliverable in respect thereof, pursuant to this Agreement.

                                    SECTION 6
                                    ---------

         (a) On the Effective Date, PFC's obligations under its stock option plans (collectively, the "Plans") with respect to vested stock options granted thereunder and not therefore exercised shall be cancelled at the Effective Date and CBH shall deliver to the holder of each such option, in respect thereof, the number of shares of CBH Common Stock having an aggregate fair market value on the Effective Date equal to the product of (i) the number of shares of PFC Common Stock subject to such option and (ii) the excess, if any, of the Exchange Ratio multiplied by the fair market value of CBH Common Stock (as defined in Subsection (c) below) over the exercise price of such option. Notwithstanding any other provision hereof, each holder of stock options who would otherwise have been entitled to receive a fraction of a share of CBH Common Stock (after taking into account all shares to be delivered to such holder upon termination of stock options) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of CBH Common Stock multiplied by a number derived by multiplying the Exchange Ratio by the fair market value of CBH Common Stock (as defined in Subsection (c) below). No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

         (b) From and after the Effective Date, all unvested stock options to purchase shares of PFC Common Stock (each, a "PFC Stock Option") under the Plans, which are then outstanding and unexercised, shall be automatically converted into and become options to purchase shares of CBH Common Stock, and CBH shall assume each such PFC Stock Option in accordance with the terms of this Plan and the Agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such PFC Stock Option assumed by CBH may be exercised solely to purchase shares of CBH Common Stock, (ii) the number of shares of CBH Common Stock purchasable upon exercise of such PFC Stock Option shall be equal to the number of shares of PFC Common Stock that were purchasable under such PFC Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interests that otherwise would be purchasable, and (iii) the per share exercise price under each such PFC Stock Option shall be adjusted by dividing the per share exercise price of each such PFC Stock Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each PFC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to CBH Common Stock on or subsequent to the Effective Date. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code", as to any PFC Stock Option that is an "incentive stock option" (as defined in Section 422 of the Code).

         (c) The "fair market value" with respect to share of CBH Common Stock on the Effective Date shall be the average closing price of such Common Stock in the New York Stock Exchange Composite Transactions List (as reported by
The Wall Street Journal or other authoritative source) for the five business day period ending on and excluding the second business day next preceding the Effective Date of the Merger.

                                    SECTION 7
                                    ---------

         (a) The obligations of the parties hereto to effect the Merger shall be subject to all of the terms and conditions contained in the Plan.

         (b) This Merger Agreement may be terminated and the Merger abandoned by the mutual written consent of the Boards of Directors of the parties hereto prior to, or after the approval of the shareholders of the parties. If the Plan is terminated pursuant to the terms thereof, then this Merger Agreement shall terminate simultaneously, and the Merger shall be abandoned without further action by the parties hereto.

                                    SECTION 8
                                    ---------

         The Merger shall become effective (the "Effective Date") at the date and time at which executed Certificate of Merger are duly filed with the New Jersey Secretary of State in accordance with Chapter 10 of the BCA.

                                    SECTION 9
                                    ---------

         (a) Any party to this Merger Agreement may, at any time prior to the Effective Date, by action taken by its Board of Directors or officers thereunto duly authorized, waive any of the terms or conditions of this Merger Agreement, or agree to an amendment or modification to this Merger Agreement by an agreement in writing executed in the same manner (but no necessarily by the same persons) as this Merger Agreement. No amendment, modification or waiver of this Merger Agreement shall be binding unless executed in writing by the party to be bound thereby.

No waiver of any of the provisions of this Merger Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. PFC's Board of Directors may authorize the amendment or supplementation of this Merger Agreement or waiver of any provision hereof, either before or after the approval of PFC's shareholders provided in Section 5 of the Plan (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not result in the reduction of the Exchange Ratio, or result in an adverse tax or other effect to PFC's shareholders, or change the covenants set forth in Sections 6.10 and 6.11 of the Plan or the conditions set forth in Sections 7.15 and 7.16 of the Plan.

         (b) Nothing expressed or implied in this Merger Agreement is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Merger Agreement, and there are no third-party beneficiaries of this Merger Agreement.

         (c) No party hereto shall assign this Merger Agreement, or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         (d) This Merger Agreement and the Plan constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or therein.

         (e) This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (f) This Merger Agreement shall be governed by the laws of the State of New Jersey applicable to contracts executed in and to be performed exclusively within the State of New Jersey, regardless of where it is executed.

         WITNESS the signatures and seals of the Constituent Corporations on the day and year first above written, each hereunto set by its duly authorized officers and attested by its Secretary or Assistant Secretary, pursuant to a resolution of the Board of Directors.

                                           COMMERCE BANCORP, INC.


                                           By: /s/ Vernon W. Hill, II
                                              ---------------------------------
                                              Vernon W. Hill, II, President


                                           Attest: /s/ Thomas J. Sukay
                                                  -----------------------------
                                                  Thomas J. Sukay,
                                                  Senior Vice President

                            PRESTIGE FINANCIAL CORP.


                            By: /s/ Robert J. Jablonski
                               --------------------------------------------
                               Robert J. Jablonski, Chief Executive Officer


                            Attest: /s/ Susan Berger
                                   ----------------------------------------
                                    Susan Berger, Secretary

                                     ANNEX C


November 18, 1998



Board of Directors
Prestige Financial Corp.
1 Royal Road
P.O. Box 2480

Attention:    Mr. Louis R. DeFalco
              Chairman of the Board of Directors

Directors:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the "Prestige Shares"), of Prestige Financial Corp. ("Prestige") of the exchange ratio (as described below, the "Exchange Ratio") pursuant to the Amended Agreement and Plan of Merger, dated as of September 17, 1998 (the "Merger Agreement"), between Prestige and Commerce Bancorp, Inc. ("Commerce").

         Pursuant to the Merger Agreement, Prestige will merge with and into Commerce (the "Merger") and each Prestige Share issued and outstanding immediately prior to the Effective Date (subject to certain exceptions) shall be converted into the number of shares (the "Exchange Ratio") of common stock of Commerce, par value $1.5625 per share ("Commerce Common Stock"), equal to $16.25 subject to adjustment as described in the Merger Agreement. It is our understanding that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

         The investment banking business of Endicott Financial Advisors, L.L.C. ("Endicott") includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.


         In connection with this opinion, we have reviewed and considered, among other things: (a) the Merger Agreement; (b) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of Prestige and Commerce for the three fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997; (c) unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of Prestige and Commerce for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; (d) financial analyses and forecasts for Prestige and Commerce prepared by and/or reviewed with the respective managements of Prestige and Commerce; (e) the views of senior management of Prestige and Commerce of their respective past and current business operations, results thereof, financial condition and future prospects; (f) certain reported price and trading activity for the

Prestige and Commerce common stock, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded; (g) the financial terms of recent business combinations in the banking industry; (h) the pro-forma impact of the transaction on Commerce; (i) the current market environment generally and the banking environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Prestige or Commerce or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant on the analyses and estimates of Prestige and Commerce). With respect to the financial projections reviewed with management, we have assumed that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of Prestige and Commerce and of the combined company, and that such performances will be achieved. We have also assumed that there has been no material change in Prestige's or Commerce's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also assumed without independent verification that the aggregate consolidated allowance for loan losses for Prestige and Commerce were adequate to cover such losses. We have further assumed that the conditions precedent in the Agreement are not waived.

         Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

         We have acted as Prestige's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

         It is understood that this opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale or securities, nor shall this letter be used for any other purposes, without Endicott's prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in this Proxy Statement/Prospectus and the Registration Statement on Form S-4, as amended, of which it comprises a part.


         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Prestige Shares.

                                         Very Truly Yours,



                                         /s/ ENDICOTT FINANCIAL ADVISORS, L.L.C.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.          Indemnification of Directors and Officers

         Section 14A:3-5 of the NJBCA provides, in substance, that New Jersey corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding.

         Article VI of CBH's By-laws provides for indemnification to the fullest extent permitted by Section 14A:3-5. Reference is made to the By-laws of CBH filed as Exhibit 3.3 hereto.

Item 21.     Exhibits

        (a)  Exhibits

    Exhibit
      No.                                      Description
---------------     ------------------------------------------------------------


      2.1(1) Agreement and Plan of Reorganization, dated as of September 17, 1998, by and between Commerce Bancorp, Inc. and Prestige Financial Corp. (attached as Annex "A" to the Proxy Statement-Prospectus). The Schedules to this agreement are not filed as an exhibit hereto pursuant to Regulation S-K,
                    Item 601(b)(2); however, the Registrant will furnish a copy of these Schedules to the SEC upon its request.

      2.2(1) Amended Agreement and Plan of Merger, dated as of September 17, 1998, by and between Commerce Bancorp, Inc. and Prestige Financial Corp. (attached as Annex "B" to the Proxy Statement-Prospectus).

      3.1(2) Restated Certificate of Incorporation of Commerce Bancorp, Inc., as amended.

      3.2(3)        By-laws of Commerce Bancorp, Inc., as amended.

      5.1(1)        Opinion of Blank Rome Comisky & McCauley LLP.

     23.1           Consent of Ernst & Young LLP.

     23.2           Consent of KPMG Peat Marwick LLP.


     23.3(1) Consent of Blank Rome Comisky & McCauley LLP (to be included in Opinion filed as Exhibit 5.1).


     23.4           Consent of Endicott Financial Advisors, L.L.C.

     24.1(1) Powers of Attorney of certain signatories (included on signature page).

    Exhibit
      No.                                  Description
--------------    --------------------------------------------------------------

     99.1(1)      Form of Proxy of Prestige Financial Corp.

------------------------
     (1)      Previously filed.

     (2) Incorporated by reference from CBH's Registration Statement on Form S-2 and Amendments Nos. 1 and 2 thereto (Registration No. 33-62702).

     (3) Incorporated by reference from CBH's Registration Statement on Form S-4 (Registration No. 333-10771).


Item 22.      Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the Registration
         Statement:

                           (i) To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933, as amended;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement.

                           Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities being offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (g)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (g)(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (g)(1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of CBH pursuant to the foregoing provisions, or otherwise, CBH has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CBH of expenses incurred or paid by a director, officer or controlling person of CBH in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CBH will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on this 18th day of November 1998.

                                      COMMERCE BANCORP, INC.


                                      By: /s/ VERNON W. HILL, II
                                          -------------------------------------
                                          VERNON W. HILL, II
                                          Chairman of the Board and President



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                SIGNATURE                                      CAPACITY                                   DATE
-----------------------------------------         -----------------------------------         ----------------------------


/s/  VERNON W. HILL, II
----------------------------------------          Chairman of the Board,                         November 18, 1998
VERNON W. HILL, II                                President and Director
                                                  (Principal Executive Officer)

/s/  C. EDWARD JORDAN, JR.                     .
----------------------------------------          Executive Vice President and                   November 18, 1998
C. EDWARD JORDAN, JR.                             Director (Principal Financial
                                                  and Accounting Officer)

*
----------------------------------------          Secretary and Director                         November 18, 1998
ROBERT C. BECK


----------------------------------------          Director
DAVID BAIRD, IV



                SIGNATURE                                      CAPACITY                                   DATE
-----------------------------------------         -----------------------------------         ----------------------------

*
----------------------------------------          Director                                       November 18, 1998
JACK R BERSHAD


*
----------------------------------------          Director                                       November 18, 1998
MORTON N. KERR


----------------------------------------          Director
STEVEN M. LEWIS


*
----------------------------------------          Director                                       November 18, 1998
DANIEL J. RAGONE


*
----------------------------------------          Director                                       November 18, 1998
WILLIAM A. SCHWARTZ, JR.


----------------------------------------          Director
JOSEPH T. TARQUINI, JR.


----------------------------------------          Director
JOSEPH BUCKELEW


----------------------------------------          Director
FRANK C. VIDEON, SR.

*By: /s/ C. Edward Jordan, Jr.
----------------------------------------
     C. Edward Jordan, Jr.
     Attorney-in-Fact


                                 EXHIBIT INDEX



    Exhibit
      No.                                      Description
---------------     ------------------------------------------------------------

      2.1(1) Agreement and Plan of Reorganization, dated as of September 17, 1998, by and between Commerce Bancorp, Inc. and Prestige Financial Corp. (attached as Annex "A" to the Proxy Statement-Prospectus). The Schedules to this agreement are not filed as an exhibit hereto pursuant to Regulation S-K,
                    Item 601(b)(2); however, the Registrant will furnish a copy of these Schedules to the SEC upon its request.

      2.2(1) Amended Agreement and Plan of Merger, dated as of September 17, 1998, by and between Commerce Bancorp, Inc. and Prestige Financial Corp. (attached as Annex "B" to the Proxy Statement-Prospectus).

      3.1(2) Restated Certificate of Incorporation of Commerce Bancorp, Inc., as amended.

      3.2(3)        By-laws of Commerce Bancorp, Inc., as amended.

      5.1(1)        Opinion of Blank Rome Comisky & McCauley LLP.

     23.1           Consent of Ernst & Young LLP.

     23.2           Consent of KPMG Peat Marwick LLP.


     23.3(1) Consent of Blank Rome Comisky & McCauley LLP (to be included in Opinion filed as Exhibit 5.1).


     23.4           Consent of Endicott Financial Advisors, L.L.C.

     24.1(1) Powers of Attorney of certain signatories (included on signature page).

     99.1(1)      Form of Proxy of Prestige Financial Corp.

------------------------
     (1)      Previously filed.

     (2) Incorporated by reference from CBH's Registration Statement on Form S-2 and Amendments Nos. 1 and 2 thereto (Registration No. 33-62702).

     (3) Incorporated by reference from CBH's Registration Statement on Form S-4 (Registration No. 333-10771).